Exhibit 99.2

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Cinergy Corp.

Cincinnati, Ohio

We have audited the accompanying consolidated balance sheets and statements of capitalization of Cinergy Corp. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in common stock equity, and cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedule included in Item 15 of this Annual Report. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cinergy Corp. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 to the financial statements, in 2005, Cinergy Corp. adopted Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations.” In 2003, Cinergy Corp. adopted Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations;” Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities;” and the fair value recognition provisions of SFAS No. 123 “Accounting for Stock-Based Compensation.”

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 17, 2006 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Cincinnati, Ohio

February 17, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of The Cincinnati Gas & Electric Company

Cincinnati, Ohio

We have audited the accompanying consolidated balance sheets and statements of capitalization of The Cincinnati Gas & Electric Company and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in common stock equity, and cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedule included in Item 15 of this Annual Report. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Cincinnati Gas & Electric Company and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 to the financial statements, in 2005, The Cincinnati Gas & Electric Company adopted Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations.” In 2003, The Cincinnati Gas & Electric Company adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations.”

Cincinnati, Ohio

February 17, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of PSI Energy, Inc.

Plainfield, IN

We have audited the accompanying consolidated balance sheets and statements of capitalization of PSI Energy, Inc. and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in common stock equity, and cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedule included in Item 15 of this Annual Report. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of PSI Energy, Inc. and subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 to the financial statements, in 2005, PSI Energy, Inc. adopted Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations.” In 2003, PSI Energy, Inc. adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations.”

Cincinnati, Ohio

February 17, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of The Union Light, Heat and Power Company

Cincinnati, Ohio

We have audited the accompanying balance sheets and statements of capitalization of The Union Light, Heat and Power Company as of December 31, 2005 and 2004, and the related statements of income, changes in common stock equity, and cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedule included in Item 15 of this Annual Report. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Union Light, Heat and Power Company as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 to the financial statements, in 2005, The Union Light, Heat and Power Company adopted Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations.” In 2003, The Union Light, Heat and Power Company adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations.”

Cincinnati, Ohio

February 17, 2006

CINERGY CORP.

AND SUBSIDIARY COMPANIES

CINERGY CORP.

CONSOLIDATED STATEMENTS OF INCOME

	2005	2004	2003
	(in thousands, except per share amounts)
Operating Revenues (Note 1(f))
Electric	$4,070,972	$3,510,525	$3,297,180
Gas	816,781	783,316	835,507
Other (Note 1(f)(iii))	522,095	333,988	230,926

Total Operating Revenues	5,409,848	4,627,829	4,363,613

Operating Expenses
Fuel, emission allowances, and purchased power	1,535,088	1,233,311	1,127,078
Gas purchased	513,690	428,087	503,834
Costs of fuel resold	443,132	280,891	196,974
Operation and maintenance	1,348,554	1,230,618	1,080,283
Depreciation	510,438	453,765	392,672
Taxes other than income taxes	272,009	253,934	249,746

Total Operating Expenses	4,622,911	3,880,606	3,550,587

Operating Income	786,937	747,223	813,026

Equity in Earnings of Unconsolidated Subsidiaries	33,777	48,249	15,201
Miscellaneous Income (Expense) - Net	51,001	(3,577)	38,811
Interest Expense	283,353	275,000	270,213
Preferred Dividend Requirement of Subsidiary Trust (Note 5(b))	—	—	11,940
Preferred Dividend Requirements of Subsidiaries	2,643	3,432	3,433

Income Before Taxes	585,719	513,463	581,452

Income Taxes (Note 12)	95,597	103,064	144,483

Income Before Discontinued Operations and Cumulative Effect of Changes in Accounting Principles	490,122	410,399	436,969

Discontinued operations, net of tax (Note 16)	2,575	(9,531)	6,341
Cumulative effect of changes in accounting principles, net of tax (Note 1(s)(iv))	(3,044)	—	26,462

Net Income	$489,653	$400,868	$469,772

Average Common Shares Outstanding - Basic	198,199	180,965	176,535

Earnings Per Common Share - Basic (Note 19)
Income before discontinued operations and cumulative effect of changes in accounting principles	$2.47	$2.27	$2.47
Discontinued operations, net of tax (Note 16)	0.01	(0.05)	0.04
Cumulative effect of changes in accounting principles, net of tax (Note 1(s)(iv))	(0.01)	—	0.15

Net Income	$2.47	$2.22	$2.66

Average Common Shares Outstanding - Diluted	199,172	183,531	178,473

Earnings Per Common Share - Diluted (Note 19)
Income before discontinued operations and cumulative effect of changes in accounting principles	$2.46	$2.23	$2.45
Discontinued operations, net of tax (Note 16)	0.01	(0.05)	0.03
Cumulative effect of changes in accounting principles, net of tax (Note 1(s)(iv))	(0.01)	—	0.15

Net Income	$2.46	$2.18	$2.63

Cash Dividends Declared Per Common Share	$1.92	$1.88	$1.84

The accompanying notes as they relate to Cinergy Corp. are an integral part of these consolidated financial statements.

CINERGY CORP.

CONSOLIDATED BALANCE SHEETS

	December 31
	2005	2004
	(dollars in thousands)
ASSETS
Current Assets
Cash and cash equivalents	$146,056	$162,526
Notes receivable, current	287,502	214,513
Accounts receivable less accumulated provision for doubtful accounts of $4,767 at December 31, 2005, and $5,059 at December 31, 2004 (Note 5(c))	1,371,909	1,036,119
Fuel, emission allowances, and supplies (Note 1(i))	589,152	442,951
Energy risk management current assets (Note 1(m)(i))	991,252	381,146
Prepayments and other	408,975	173,203

Total Current Assets	3,794,846	2,410,458

Property, Plant, and Equipment - at Cost
Utility plant in service (Note 21 and 22)	10,714,000	10,076,468
Construction work in progress	501,294	333,687

Total Utility Plant	11,215,294	10,410,155
Non-regulated property, plant, and equipment (Note 22)	4,775,570	4,549,128
Accumulated depreciation (Note 1(j)(i))	5,477,782	5,147,556

Net Property, Plant, and Equipment	10,513,082	9,811,727

Other Assets
Regulatory assets (Note 1(e))	1,069,854	1,030,333
Investments in unconsolidated subsidiaries	479,466	513,675
Energy risk management non-current assets (Note 1(m)(i))	306,959	138,787
Notes receivable, non-current	171,325	193,857
Other investments	128,150	125,367
Goodwill and other intangible assets	169,081	118,619
Restricted funds held in trust	301,800	358,006
Other	185,062	117,870

Total Other Assets	2,811,697	2,596,514

Assets of Discontinued Operations (Note 16)	34,215	163,618

Total Assets	$17,153,840	$14,982,317

The accompanying notes as they relate to Cinergy Corp. are an integral part of these consolidated financial statements.

CINERGY CORP.

CONSOLIDATED BALANCE SHEETS

	December 31
	2005	2004
	(dollars in thousands)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,879,567	$1,344,780
Accrued taxes	219,469	217,106
Accrued interest	64,725	54,473
Notes payable and other short-term obligations (Note 7)	923,600	948,327
Long-term debt due within one year	352,589	219,967
Energy risk management current liabilities (Note 1(m)(i))	1,010,585	310,741
Other	193,323	168,734

Total Current Liabilities	4,643,858	3,264,128

Non-Current Liabilities
Long-term debt (Note 6)	4,393,442	4,227,475
Deferred income taxes (Note 12)	1,523,070	1,587,557
Unamortized investment tax credits	90,852	99,723
Accrued pension and other postretirement benefit costs (Note 11)	729,221	688,277
Regulatory liabilities (Note 1(e))	546,047	557,419
Energy risk management non-current liabilities (Note 1(m)(i))	338,514	127,340
Other	250,822	219,439

Total Non-Current Liabilities	7,871,968	7,507,230

Liabilities of Discontinued Operations (Note 16)	28,876	32,219

Commitments and Contingencies (Note 13)

Total Liabilities	12,544,702	10,803,577

Cumulative Preferred Stock of Subsidiaries
Not subject to mandatory redemption	31,743	62,818

Common Stock Equity (Note 3)
Common stock - $.01 par value; authorized shares - 600,000,000; issued shares – 199,707,338 at December 31, 2005, and 187,653,506 at December 31, 2004; outstanding shares – 199,565,684 at December 31, 2005, and 187,524,229 at December 31, 2004	1,997	1,877
Paid-in capital	2,982,625	2,559,715
Retained earnings	1,721,716	1,613,340
Treasury shares at cost – 141,654 shares at December 31, 2005, and 129,277 shares at December 31, 2004	(4,823)	(4,336)
Accumulated other comprehensive loss (Note 20)	(124,120)	(54,674)

Total Common Stock Equity	4,577,395	4,115,922

Total Liabilities and Shareholders’ Equity	$17,153,840	$14,982,317

The accompanying notes as they relate to Cinergy Corp. are an integral part of these consolidated financial statements.

CINERGY CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCK EQUITY

	Common Stock	Paid-in Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Common Stock Equity
	(dollars in thousands, except per share amounts)
2003
Beginning balance (168,663,115 shares)	$1,687	$1,918,136	$1,403,453	$—	$(29,800)	$3,293,476

Comprehensive income:
Net income			469,772			469,772
Other comprehensive income (loss), net of tax effect of $11,700 (Note 20)
Foreign currency translation adjustment, net of reclassification adjustments (Note 1(t))					10,528	10,528
Minimum pension liability adjustment					(33,846)	(33,846)
Unrealized gain on investment trusts					6,757	6,757
Cash flow hedges					1,526	1,526

Total comprehensive income						454,737

Issuance of common stock - net (9,775,254 shares)	97	269,977				270,074
Treasury shares purchased (101,515 shares – net)				(3,255)		(3,255)
Dividends on common stock ($1.84 per share)			(322,371)			(322,371)
Other		7,872	149			8,021

Ending balance (178,336,854 shares)	$1,784	$2,195,985	$1,551,003	$(3,255)	$(44,835)	$3,700,682

2004
Comprehensive income:
Net income			400,868			400,868
Other comprehensive income (loss), net of tax effect of $8,259 (Note 20)
Foreign currency translation adjustment, net of reclassification adjustments (Note 1(t))					14,953	14,953
Minimum pension liability adjustment					(31,752)	(31,752)
Unrealized gain on investment trusts					2,418	2,418
Cash flow hedges					4,542	4,542

Total comprehensive income						391,029

Issuance of common stock - net (9,215,137 shares)	93	350,433				350,526
Treasury shares purchased (27,762 shares – net)				(1,081)		(1,081)
Dividends on common stock ($1.88 per share)			(338,630)			(338,630)
Other		13,297	99			13,396

Ending balance (187,524,229 shares)	$1,877	$2,559,715	$1,613,340	$(4,336)	$(54,674)	$4,115,922

2005
Comprehensive income:
Net income			489,653			489,653
Other comprehensive income (loss), net of tax effect of $30,941 (Note 20)
Foreign currency translation adjustment, net of reclassification adjustment (Note 1(t))					(38,400)	(38,400)
Minimum pension liability adjustment					(42,238)	(42,238)
Unrealized gain on investment trusts					257	257
Cash flow hedges					10,935	10,935

Total comprehensive income						420,207

Issuance of common stock - net (12,053,832 shares)	120	415,511				415,631
Treasury shares purchased (12,377 shares – net)				(487)		(487)
Dividends on common stock ($1.92 per share)			(378,256)			(378,256)
Other		7,399	(3,021)			4,378

Ending balance (199,565,684 shares)	$1,997	$2,982,625	$1,721,716	$(4,823)	$(124,120)	$4,577,395

The accompanying notes as they relate to Cinergy Corp. are an integral part of these consolidated financial statements.

CINERGY CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	2005	2004	2003
	(dollars in thousands)
Cash Flows from Continuing Operations
Operating Activities
Net income	$489,653	$400,868	$469,772
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	510,438	453,765	392,672
(Income) Loss of discontinued operations, net of tax	(2,575)	9,531	(6,341)
(Income) Loss on impairment or disposal of subsidiaries and investments, net	9,542	48,144	(93)
Cumulative effect of changes in accounting principles, net of tax	3,044	—	(26,462)
Change in net position of energy risk management activities	93,194	(40,443)	(11,723)
Deferred income taxes and investment tax credits - net	(41,088)	(3,783)	85,144
Equity in earnings of unconsolidated subsidiaries	(33,777)	(48,249)	(15,201)
Return on equity investments	42,956	—	—
Allowance for equity funds used during construction	(8,315)	(2,269)	(7,532)
Regulatory asset/liability deferrals	(256,510)	(46,746)	(81,791)
Regulatory asset amortization	180,820	92,422	89,931
Accrued pension and other postretirement benefit costs	46,114	11,275	48,371
Cost of removal	(20,249)	(17,763)	(16,598)
Changes in current assets and current liabilities:
Accounts and notes receivable	(410,658)	(22,524)	110,189
Fuel, emission allowances, and supplies	(145,941)	(86,651)	1,695
Prepayments	(220,206)	(88,484)	9,026
Accounts payable	535,304	111,478	(58,001)
Accrued taxes and interest	11,659	(17,581)	(35,424)
Other assets	(87,583)	(1,826)	6,142
Other liabilities	(27,917)	71,443	(23,216)

• Net cash provided by operating activities	667,905	822,607	930,560

Financing Activities
Change in short-term debt	(74,732)	547,646	(380,910)
Issuance of long-term debt	398,126	39,361	688,166
Redemption of long-term debt	(150,488)	(828,502)	(487,901)
Retirement of preferred stock of subsidiaries	(31,075)	—	—
Issuance of common stock	415,631	350,526	270,074
Dividends on common stock	(378,256)	(338,630)	(322,371)

• Net cash provided by (used in) financing activities	179,206	(229,599)	(232,942)

Investing Activities
Construction expenditures (less allowance for equity funds used during construction)	(1,049,723)	(691,444)	(702,705)
Proceeds from notes receivable	19,996	17,460	9,187
Withdrawal of restricted funds held in trust	164,171	25,273	—
Acquisitions and other investments	(108,551)	(2,975)	(87,873)
Proceeds from distributions by investments and sale of investments and subsidiaries	110,526	54,173	51,252

• Net cash used in investing activities	(863,581)	(597,513)	(730,139)

Net decrease in cash and cash equivalents from continuing operations	(16,470)	(4,505)	(32,521)

Cash and cash equivalents from continuing operations at beginning of period	162,526	167,031	199,552

Cash and cash equivalents from continuing operations at end of period	$146,056	$162,526	$167,031

Cash Flows from Discontinued Operations
Operating activities	$2,022	$3,304	$9,242
Financing activities	(9,866)	2,811	(27,084)
Investing activities	5,829	(6,189)	(1,600)

Net decrease in cash and cash equivalents from discontinued operations	(2,015)	(74)	(19,442)

Cash and cash equivalents from discontinued operations at beginning of period	2,015	2,089	21,531

Cash and cash equivalents from discontinued operations at end of period	$—	$2,015	$2,089

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Interest (net of amount capitalized)	$287,033	$298,142	$263,228
Income taxes	$121,359	$73,197	$92,175
Non-cash financing & investing activities:
Restricted cash proceeds from the issuance of debt securities	$99,725	$302,271	$80,339

The accompanying notes as they relate to Cinergy Corp. are an integral part of these consolidated financial statements.

CINERGY CORP.

CONSOLIDATED STATEMENTS OF CAPITALIZATION

	December 31
	2005	2004
	(dollars in thousands)
Long-term Debt
Cinergy Corp.
Other Long-term Debt:
6.53% Debentures due December 16, 2008	$200,000	$200,000
6.90% Note Payable due February 16, 2007	326,032	326,032

• Total Other Long-term Debt	526,032	526,032
Unamortized Premium and Discount - Net	(1,913)	(3,980)

• Total – Cinergy Corp.	524,119	522,052

Cinergy Global Resources, Inc.
Other Long-term Debt:
6.20% Debentures due November 3, 2008	150,000	150,000
Variable interest rate of Euro Inter-Bank Offered Rate plus 1.2%, maturing November 2016	80,386	89,391

• Total Other Long-term Debt	230,386	239,391
Unamortized Premium and Discount - Net	(94)	(126)

• Total – Cinergy Global Resources, Inc.	230,292	239,265

Cinergy Investments, Inc.
Other Long-term Debt:
9.23% Notes Payable, due November 5, 2016	105,950	107,142
7.81% Notes Payable, due August 2009	76,354	93,041
Other	20,778	18,055

• Total – Cinergy Investments, Inc.	203,082	218,238

Operating Companies
The Cincinnati Gas & Electric Company (CG&E) and subsidiaries
First Mortgage Bonds	94,700	94,700
Other Long-term Debt	1,535,721	1,535,721
Unamortized Premium and Discount - Net	(35,488)	(36,753)

• Total Long-term Debt	1,594,933	1,593,668
PSI Energy, Inc. (PSI)
First Mortgage Bonds	540,720	620,720
Secured Medium-term Notes	77,500	77,500
Other Long-term Debt	1,584,647	1,185,813
Unamortized Premium and Discount - Net	(9,262)	(9,814)

• Total Long-term Debt	2,193,605	1,874,219

Total Consolidated Debt	$4,746,031	$4,447,442
Less: Current Portion	352,589	219,967

Total Long-term Debt	$4,393,442	$4,227,475

Cumulative Preferred Stock of Subsidiaries

CG&E and subsidiaries	$20,485	$20,485
PSI	11,258	42,333

• Total Cumulative Preferred Stock of Subsidiaries	$31,743	$62,818

Common Stock Equity	$4,577,395	$4,115,922

• Total Consolidated Capitalization	$9,002,580	$8,406,215

The accompanying notes as they relate to Cinergy Corp. are an integral part of these consolidated financial statements.

THE CINCINNATI GAS & ELECTRIC COMPANY

AND SUBSIDIARY COMPANIES

THE CINCINNATI GAS & ELECTRIC COMPANY

CONSOLIDATED STATEMENTS OF INCOME

	2005	2004	2003
	(dollars in thousands)
Operating Revenues (Note 1(f))
Electric	$2,042,730	$1,689,683	$1,691,353
Gas	779,616	690,675	627,720
Other (Note 1(f)(iii))	238,819	130,365	62,876

Total Operating Revenues	3,061,165	2,510,723	2,381,949

Operating Expenses
Fuel, emission allowances, and purchased power	700,761	521,959	496,041
Gas purchased	513,690	427,585	382,310
Costs of fuel resold	188,516	98,898	54,661
Operation and maintenance	695,263	594,381	499,556
Depreciation	182,368	179,487	186,819
Taxes other than income taxes	214,119	198,445	199,818

Total Operating Expenses	2,494,717	2,020,755	1,819,205

Operating Income	566,448	489,968	562,744

Miscellaneous Income - Net	18,122	16,228	30,660
Interest Expense	99,355	90,836	115,215

Income Before Taxes	485,215	415,360	478,189

Income Taxes (Note 12)	184,218	158,518	178,077

Income Before Cumulative Effect of Changes in Accounting Principles	300,997	256,842	300,112

Cumulative effect of changes in accounting principles, net of tax (Note 1(s)(iv))	(3,044)	—	30,938

Net Income	$297,953	$256,842	$331,050

Preferred Dividend Requirement	846	845	846

Net Income Applicable to Common Stock	$297,107	$255,997	$330,204

The accompanying notes as they relate to The Cincinnati Gas & Electric Company are an integral part of these consolidated financial statements.

THE CINCINNATI GAS & ELECTRIC COMPANY

CONSOLIDATED BALANCE SHEETS

	December 31
	2005	2004
	(dollars in thousands)
ASSETS
Current Assets
Cash and cash equivalents	$9,674	$4,154
Notes receivable from affiliated companies	177,256	121,559
Accounts receivable less accumulated provision for doubtful accounts of $3,518 at December 31, 2005, and $722 at December 31, 2004 (Note 5(c))	207,188	145,105
Accounts receivable from affiliated companies	37,718	30,916
Fuel, emission allowances, and supplies (Note 1(i))	225,982	199,769
Energy risk management current assets (Note 1(m)(i))	543,787	148,866
Prepayments and other	177,417	54,650

Total Current Assets	1,379,022	705,019

Property, Plant, and Equipment - at Cost
Utility plant in service (Note 22)
Electric	2,320,546	2,249,352
Gas	1,270,075	1,179,764
Common	265,412	249,576

Total Utility Plant In Service	3,856,033	3,678,692
Construction work in progress	69,269	45,762

Total Utility Plant	3,925,302	3,724,454
Non-regulated property, plant, and equipment (Note 22)	3,850,463	3,660,226
Accumulated depreciation (Note 1(j)(i))	2,815,852	2,694,708

Net Property, Plant, and Equipment	4,959,913	4,689,972

Other Assets
Regulatory assets (Note 1(e))	555,798	609,550
Energy risk management non-current assets (Note 1(m)(i))	180,197	47,276
Restricted funds held in trust	58,189	93,671
Other	100,724	86,871

Total Other Assets	894,908	837,368

Total Assets	$7,233,843	$6,232,359

The accompanying notes as they relate to The Cincinnati Gas & Electric Company are an integral part of these consolidated financial statements.

THE CINCINNATI GAS & ELECTRIC COMPANY

CONSOLIDATED BALANCE SHEETS

	December 31
	2005	2004
	(dollars in thousands)
LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities
Accounts payable	$562,887	$332,316
Accounts payable to affiliated companies	243,793	85,127
Accrued taxes	177,551	149,010
Accrued interest	24,438	19,408
Notes payable and other short-term obligations (Note 7)	112,100	112,100
Notes payable to affiliated companies (Note 7)	114,252	180,116
Long-term debt due within one year	—	150,000
Energy risk management current liabilities (Note 1(m)(i))	552,105	120,204
Other	40,837	33,712

Total Current Liabilities	1,827,963	1,181,993

Non-Current Liabilities
Long-term debt (Note 6)	1,594,933	1,443,668
Deferred income taxes (Note 12)	1,055,093	1,090,897
Unamortized investment tax credits	67,229	73,120
Accrued pension and other postretirement benefit costs (Note 11)	245,950	228,058
Regulatory liabilities (Note 1(e))	151,670	164,846
Energy risk management non-current liabilities (Note 1(m)(i))	183,678	40,184
Other	111,410	70,395

Total Non-Current Liabilities	3,409,963	3,111,168

Commitments and Contingencies (Note 13)

Total Liabilities	5,237,926	4,293,161

Cumulative Preferred Stock
Not subject to mandatory redemption	20,485	20,485

Common Stock Equity (Note 3)
Common stock - $8.50 par value; authorized shares - 120,000,000; outstanding shares – 89,663,086 at December 31, 2005 and December 31, 2004	762,136	762,136
Paid-in capital	603,249	584,176
Retained earnings	657,254	610,232
Accumulated other comprehensive loss (Note 20)	(47,207)	(37,831)

Total Common Stock Equity	1,975,432	1,918,713

Total Liabilities and Shareholder’s Equity	$7,233,843	$6,232,359

The accompanying notes as they relate to The Cincinnati Gas & Electric Company are an integral part of these consolidated financial statements.

THE CINCINNATI GAS & ELECTRIC COMPANY

CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCK EQUITY

	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Common Stock Equity
	(dollars in thousands)
2003
Beginning balance	$762,136	$586,292	$487,652	$(25,746)	$1,810,334

Comprehensive income:
Net income			331,050		331,050
Other comprehensive income (loss), net of tax effect of $4,321 (Note 20)
Minimum pension liability adjustment				(8,017)	(8,017)
Unrealized gain on investment trusts				1	1
Cash flow hedges				1,298	1,298

Total comprehensive income					324,332

Dividends on preferred stock			(846)		(846)
Dividends on common stock			(227,863)		(227,863)
Contribution from parent company for reallocation of taxes		236			236

Ending balance	$762,136	$586,528	$589,993	$(32,464)	$1,906,193

2004
Comprehensive income:
Net income			256,842		256,842
Other comprehensive income (loss), net of tax effect of $3,453 (Note 20)
Minimum pension liability adjustment				(9,666)	(9,666)
Cash flow hedges				4,299	4,299

Total comprehensive income					251,475

Dividends on preferred stock			(845)		(845)
Dividends on common stock			(235,758)		(235,758)
Contribution from parent company for reallocation of taxes		(2,352)			(2,352)

Ending balance	$762,136	$584,176	$610,232	$(37,831)	$1,918,713

2005
Comprehensive income:
Net income			297,953		297,953
Other comprehensive income (loss), net of tax effect of $1,050 (Note 20)
Minimum pension liability adjustment				(13,426)	(13,426)
Cash flow hedges				4,050	4,050

Total comprehensive income					288,577

Dividends on preferred stock			(845)		(845)
Dividends on common stock			(250,086)		(250,086)
Contribution from parent company for reallocation of taxes		19,073			19,073

Ending balance	$762,136	$603,249	$657,254	$(47,207)	$1,975,432

The accompanying notes as they relate to The Cincinnati Gas & Electric Company are an integral part of these consolidated financial statements.

THE CINCINNATI GAS & ELECTRIC COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	2005	2004	2003
	(dollars in thousands)
Operating Activities
Net income	$297,953	$256,842	$331,050
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	182,368	179,487	186,819
Deferred income taxes and investment tax credits - net	(43,661)	53,519	82,228
Cumulative effect of changes in accounting principles, net of tax	3,044	—	(30,938)
Change in net position of energy risk management activities	47,554	(15,797)	(20,593)
Allowance for equity funds used during construction	(1,042)	(458)	(2,749)
Regulatory asset/liability deferrals	(31,482)	(24,227)	(40,510)
Regulatory asset amortization	96,501	48,649	36,824
Accrued pension and other postretirement benefit costs	21,685	(447)	21,694
Cost of removal	(7,023)	(7,875)	—
Changes in current assets and current liabilities:
Accounts and notes receivable	(124,582)	(25,348)	23,453
Fuel, emission allowances, and supplies	(26,213)	(63,835)	(14,061)
Prepayments	(122,760)	(39,586)	(6,393)
Accounts payable	389,237	63,928	9,608
Accrued taxes and interest	33,571	938	(14,283)
Other assets	(5,535)	4,323	16,729
Other liabilities	9,439	15,508	(21,117)

Net cash provided by operating activities	719,054	445,621	557,761

Financing Activities
Change in short-term debt, including net affiliate notes	(65,864)	134,460	104,114
Issuance of long-term debt	—	39,361	256,198
Redemption of long-term debt	—	(110,000)	(394,899)
Dividends on preferred stock	(845)	(845)	(846)
Dividends on common stock	(250,086)	(235,758)	(227,863)

Net cash used in financing activities	(316,795)	(172,782)	(263,296)

Investing Activities
Construction expenditures (less allowance for equity funds used during construction)	(434,034)	(299,751)	(323,959)
Withdrawal of restricted funds held in trust	37,630	—	—
Other investments	(335)	59	—
Proceeds from disposition of subsidiaries and investments	—	15,165	—

Net cash used in investing activities	(396,739)	(284,527)	(323,959)

Net increase (decrease) in cash and cash equivalents	5,520	(11,688)	(29,494)

Cash and cash equivalents at beginning of period	4,154	15,842	45,336

Cash and cash equivalents at end of period	$9,674	$4,154	$15,842

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Interest (net of amount capitalized)	$98,183	$92,542	$103,339
Income taxes	$204,209	$102,502	$45,937
Non-cash financing & investing activities:
Restricted cash proceeds from the issuance of debt securities	$—	$93,671	$—

The accompanying notes as they relate to The Cincinnati Gas & Electric Company are an integral part of these consolidated financial statements.

THE CINCINNATI GAS & ELECTRIC COMPANY

CONSOLIDATED STATEMENTS OF CAPITALIZATION

	December 31
	2005	2004
	(dollars in thousands)
Long-term Debt
CG&E
First Mortgage Bonds:
5.45% Series due January 1, 2024 (Pollution Control)	$46,700	$46,700
5 1/2 % Series due January 1, 2024 (Pollution Control)	48,000	48,000

• Total First Mortgage Bonds	94,700	94,700
Other Long-term Debt:
Liquid Asset Notes with Coupon Exchange due October 1, 2007 (Executed interest rate swap to fix the rate at 6.87% through maturity)	100,000	100,000
6.40 % Debentures due April 1, 2008	100,000	100,000
6.90 % Debentures due June 1, 2025	150,000	150,000
5.70 % Debentures due September 15, 2012, effective interest rate of 6.42%	500,000	500,000
5.40 % Debentures due June 15, 2033, effective interest rate of 6.90%	200,000	200,000
5 3/8 % Debentures due June 15, 2033	200,000	200,000
Series 2002A, Ohio Air Quality Development Revenue Refunding Bonds, due September 1, 2037 (Pollution Control)	42,000	42,000
Series 2002B, Ohio Air Quality Development Revenue Refunding Bonds, due September 1, 2037 (Pollution Control)	42,000	42,000
Series 2004A, Ohio Air Quality Development Revenue Bonds, due November 1, 2039 (Pollution Control) (Note 6)	47,000	47,000
Series 2004B, Ohio Air Quality Development Revenue Bonds, due November 1, 2039 (Pollution Control) (Note 6)	47,000	47,000
Series 1992A, 6.50% Collateralized Pollution Control Revenue Refunding Bonds, due November 15, 2022	12,721	12,721

• Total Other Long-term Debt	1,440,721	1,440,721

Unamortized Premium and Discount - Net	(34,897)	(36,093)

Total Long-term Debt	1,500,524	1,499,328
The Union Light, Heat and Power Company
Other Long-term Debt	95,000	95,000
Unamortized Premium and Discount - Net	(591)	(660)

Total Long-term Debt	94,409	94,340

Total Consolidated Debt	$1,594,933	$1,593,668
Less: Current Portion	—	150,000

Total Long-term Debt	$1,594,933	$1,443,668

Cumulative Preferred Stock
Par/Stated Value	Authorized Shares	Shares Outstanding at December 31, 2005	Series	Mandatory Redemption
$100	6,000,000	204,849	4% - 4 3/4%	No	$20,485	$20,485

Common Stock Equity					$1,975,432	$1,918,713

• Total Consolidated Capitalization					$3,590,850	$3,382,866

The accompanying notes as they relate to The Cincinnati Gas & Electric Company are an integral part of these consolidated financial statements.

PSI ENERGY, INC.

AND SUBSIDIARY COMPANY

PSI ENERGY, INC.

CONSOLIDATED STATEMENTS OF INCOME

	2005	2004	2003
	(dollars in thousands)
Operating Revenues (Note 1(f))
Electric	$1,974,963	$1,753,699	$1,603,019

Operating Expenses
Fuel, emission allowances, and purchased power	765,917	651,086	630,216
Operation and maintenance	480,111	474,517	448,668
Depreciation	266,230	221,596	163,938
Taxes other than income taxes	50,013	47,152	46,200

Total Operating Expenses	1,562,271	1,394,351	1,289,022

Operating Income	412,692	359,348	313,997

Miscellaneous Income - Net	21,877	9,348	6,288
Interest Expense	109,557	91,481	85,843

Income Before Taxes	325,012	277,215	234,442

Income Taxes (Note 12)	127,217	112,213	100,567

Income Before Cumulative Effect of a Change in Accounting Principle	197,795	165,002	133,875

Cumulative effect of a change in accounting principle, net of tax (Note 1(s)(iv))	—	—	(494)

Net Income	$197,795	$165,002	$133,381

Preferred Dividend Requirement	1,797	2,587	2,587

Net Income Applicable to Common Stock	$195,998	$162,415	$130,794

The accompanying notes as they relate to PSI Energy, Inc. are an integral part of these consolidated financial statements.

PSI ENERGY, INC.

CONSOLIDATED BALANCE SHEETS

	December 31
	2005	2004
	(dollars in thousands)
ASSETS
Current Assets
Cash and cash equivalents	$31,860	$10,794
Restricted deposits	32,649	22,063
Notes receivable from affiliated companies	87,714	72,958
Accounts receivable less accumulated provision for doubtful accounts of $137 at December 31, 2005, and $171 at December 31, 2004 (Note 5(c))	54,566	31,177
Accounts receivable from affiliated companies	75,698	437
Fuel, emission allowances, and supplies (Note 1(i))	170,345	108,793
Prepayments and other	42,415	11,804

Total Current Assets	495,247	258,026

Property, Plant, and Equipment - at Cost
Utility plant in service (Note 21)	6,857,968	6,397,776
Construction work in progress	431,584	287,925

Total Utility Plant	7,289,552	6,685,701
Accumulated depreciation (Note 1(j)(i))	2,456,183	2,284,932

Net Property, Plant, and Equipment (Note 21)	4,833,369	4,400,769

Other Assets
Regulatory assets (Note 1(e))	514,056	420,783
Other investments	75,615	73,396
Restricted funds held in trust	243,612	264,335
Other	80,283	32,587

Total Other Assets	913,566	791,101

Total Assets	$6,242,182	$5,449,896

The accompanying notes as they relate to PSI Energy, Inc. are an integral part of these consolidated financial statements.

PSI ENERGY, INC.

CONSOLIDATED BALANCE SHEETS

	December 31
	2005	2004
	(dollars in thousands)
LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities
Accounts payable	$116,996	$65,151
Accounts payable to affiliated companies	53,455	38,292
Accrued taxes	33,713	65,871
Accrued interest	34,530	27,532
Notes payable and other short-term obligations (Note 7)	185,500	135,500
Notes payable to affiliated companies (Note 7)	249,712	130,580
Long-term debt due within one year	325,050	50,000
Other	59,368	33,326

Total Current Liabilities	1,058,324	546,252

Non-Current Liabilities
Long-term debt (Note 6)	1,868,555	1,824,219
Deferred income taxes (Note 12)	609,569	638,061
Unamortized investment tax credits	23,624	26,603
Accrued pension and other postretirement benefit costs (Note 11)	227,435	209,992
Regulatory liabilities (Note 1(e))	394,377	392,573
Other	87,077	88,665

Total Non-Current Liabilities	3,210,637	3,180,113

Commitments and Contingencies (Note 13)

Total Liabilities	4,268,961	3,726,365

Cumulative Preferred Stock
Not subject to mandatory redemption	11,258	42,333

Common Stock Equity (Note 3)
Common stock – without par value; $.01 stated value; authorized shares – 60,000,000; outstanding shares – 53,913,701 at December 31, 2005 and December 31, 2004	539	539
Paid-in capital	840,692	626,019
Retained earnings	1,148,192	1,078,617
Accumulated other comprehensive loss (Note 20)	(27,460)	(23,977)

Total Common Stock Equity	1,961,963	1,681,198

Total Liabilities and Shareholder’s Equity	$6,242,182	$5,449,896

The accompanying notes as they relate to PSI Energy, Inc. are an integral part of these consolidated financial statements.

PSI ENERGY, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCK EQUITY

	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Common Stock Equity
	(dollars in thousands)
2003
Beginning balance	$539	$426,931	$981,946	$(8,119)	$1,401,297

Comprehensive income:
Net income			133,381		133,381
Other comprehensive income (loss), net of tax effect of $3,645 (Note 20)
Minimum pension liability adjustment				(11,534)	(11,534)
Unrealized gain on investment trusts				6,232	6,232

Total comprehensive income					128,079

Dividends on preferred stock			(2,587)		(2,587)
Dividends on common stock			(93,950)		(93,950)
Contribution from parent company - equity infusion		200,000			200,000
Contribution from parent company for reallocation of taxes		343			343

Ending balance	$539	$627,274	$1,018,790	$(13,421)	$1,633,182

2004
Comprehensive income:
Net income			165,002		165,002
Other comprehensive income (loss), net of tax effect of $7,350 (Note 20)
Minimum pension liability adjustment				(12,597)	(12,597)
Unrealized gain on investment trusts				2,041	2,041

Total comprehensive income					154,446

Dividends on preferred stock			(2,587)		(2,587)
Dividends on common stock			(102,588)		(102,588)
Contribution from parent company for reallocation of taxes		(1,255)			(1,255)

Ending balance	$539	$626,019	$1,078,617	$(23,977)	$1,681,198

2005
Comprehensive income:
Net income			197,795		197,795
Other comprehensive income (loss), net of tax effect of $2,196 (Note 20)
Minimum pension liability adjustment				(10,204)	(10,204)
Unrealized gain on investment trusts				205	205
Cash flow hedges				6,516	6,516

Total comprehensive income					194,312

Dividends on preferred stock			(1,975)		(1,975)
Dividends on common stock			(126,245)		(126,245)
Contribution from parent – equity infusion		200,000			200,000
Contribution from parent company for reallocation of taxes		14,673			14,673

Ending balance	$539	$840,692	$1,148,192	$(27,460)	$1,961,963

The accompanying notes as they relate to PSI Energy, Inc. are an integral part of these consolidated financial statements.

PSI ENERGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	2005	2004	2003
	(dollars in thousands)
Operating Activities
Net income	$197,795	$165,002	$133,381
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	266,230	221,596	163,938
Cumulative effect of a change in accounting principle, net of tax	—	—	494
Deferred income taxes and investment tax credits-net	(23,638)	49,085	38,424
Allowance for equity funds used during construction	(7,273)	(1,811)	(4,783)
Regulatory asset/liability deferrals	(225,028)	(22,519)	(41,282)
Regulatory asset amortization	84,319	43,723	53,107
Accrued pension and other postretirement benefit costs	18,699	18,735	13,048
Cost of removal	(13,226)	(9,887)	(16,598)
Changes in current assets and current liabilities:
Accounts and notes receivable	(113,406)	(1,204)	35,643
Fuel, emission allowances, and supplies	(61,014)	40,599	27,330
Prepayments	(21,566)	297	686
Accounts payable	67,007	(24,589)	(104,515)
Accrued taxes and interest	(26,119)	(2,631)	(33,004)
Other assets	(58,633)	11,219	(29,308)
Other liabilities	21,341	(4,152)	10,174

Net cash provided by operating activities	105,488	483,463	246,735

Financing Activities
Change in short-term debt, including net affiliate notes	119,132	(57,866)	15,542
Issuance of long-term debt	393,962	—	431,968
Redemption of long-term debt	(131,166)	(1,100)	(460,903)
Contribution from parent	200,000	—	200,000
Retirement of preferred stock	(31,075)	—	—
Dividends on preferred stock	(1,974)	(2,587)	(2,587)
Dividends on common stock	(126,245)	(102,588)	(93,950)

Net cash provided by (used in) financing activities	422,634	(164,141)	90,070

Investing Activities
Construction expenditures (less allowance for equity funds used during construction)	(532,520)	(337,208)	(330,362)
Withdrawal of restricted funds held in trust	126,541	25,273	—
Other investments	(101,077)	(3,158)	(1,885)

Net cash used in investing activities	(507,056)	(315,093)	(332,247)

Net increase in cash and cash equivalents	21,066	4,229	4,558

Cash and cash equivalents at beginning of period	10,794	6,565	2,007

Cash and cash equivalents at end of period	$31,860	$10,794	$6,565

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Interest (net of amount capitalized)	$112,774	$101,275	$95,733
Income taxes	$183,127	$60,353	$65,564
Non-cash financing & investing activities:
Restricted cash proceeds from the issuance of debt securities	$99,725	$208,600	$80,339

The accompanying notes as they relate to PSI Energy, Inc. are an integral part of these consolidated financial statements.

PSI ENERGY, INC.

CONSOLIDATED STATEMENTS OF CAPITALIZATION

	December 31
	2005	2004
	(dollars in thousands)
Long-term Debt
First Mortgage Bonds:
Series ZZ, 5 3/4 % due February 15, 2028 (Pollution Control)	$—	$50,000
Series AAA, 7 1/8 % due February 1, 2024	—	30,000
Series BBB, 8.0 % due July 15, 2009	124,665	124,665
Series CCC, 8.85 % due January 15, 2022	53,055	53,055
Series DDD, 8.31 % due September 1, 2032	38,000	38,000
Series EEE, 6.65 % due June 15, 2006	325,000	325,000

Total First Mortgage Bonds	540,720	620,720

Secured Medium-term Notes:
Series A, 8.55% to 8.57% as of December 31, 2005 and 2004, respectively. Due December 27, 2011.	7,500	7,500
Series B, 6.37% to 8.24%, due August 15, 2008 to August 22, 2022
(Series A and B, 7.255% weighted average interest rate as of December 31, 2005 and 2004. 8.1 and 9.1 year weighted average remaining life at December 31, 2005 and 2004, respectively)	70,000	70,000

Total Secured Medium-term Notes	77,500	77,500

Other Long-term Debt:
Indiana Development Finance Authority (IDFA) Environmental Refunding Revenue Bonds, due May 1, 2035	44,025	44,025
IDFA Environmental Refunding Revenue Bonds, due April 1, 2022	10,000	10,000
6.35 % Debentures due November 15, 2006	50	50
6.50 % Synthetic Putable Yield Securities due August 1, 2026	—	50,000
7.25 % Junior Maturing Principal Securities due March 15, 2028	2,658	2,658
6.00 % Rural Utilities Service Obligation payable in annual installments	78,722	79,888
6.52 % Senior Notes due March 15, 2009	97,342	97,342
7.85 % Debentures due October 15, 2007	265,000	265,000
5.00 % Debentures due September 15, 2013	400,000	400,000
6.12 % Debentures due October 15, 2035	350,000	—
Series 2002A, IDFA Environmental Refunding Revenue Bonds, due March 1, 2031	23,000	23,000
Series 2002B, IDFA Environmental Refunding Revenue Bonds, due March 1, 2019	24,600	24,600
Series 2003, IDFA Environmental Refunding Revenue Bonds, due April 1, 2022	35,000	35,000
Series 2004B, IDFA Environmental Revenue Bonds, due December 1, 2039 (Note 6)	77,125	77,125
Series 2004C, IDFA Environmental Revenue Bonds, due December 1, 2039 (Note 6)	77,125	77,125
Series 2005A, Indiana Finance Authority (IFA), Environmental Revenue Refunding Bonds, 4.50% fixed rate, due July 1, 2035	50,000	—
Series 2005C, IFA, Environmental Revenue Bonds, variable rate, due October 1, 2040	50,000	—

Total Other Long-term Debt	1,584,647	1,185,813

Unamortized Premium and Discount - Net	(9,262)	(9,814)

Total Consolidated Long-term Debt	$2,193,605	$1,874,219
Less: Current Portion	325,050	50,000

Total Long-term Debt	$1,868,555	$1,824,219

Cumulative Preferred Stock

Par/Stated Value	Authorized Shares	Shares Outstanding at December 31, 2005	Series	Mandatory Redemption
$100 (Note 4)	5,000,000	36,695	3 1/2%	No	$3,669	$34,744
$ 25	5,000,000	303,544	4.16% - 4.32%	No	7,589	7,589

Total Preferred Stock					$11,258	$42,333

Common Stock Equity					$1,961,963	$1,681,198

Total Consolidated Capitalization					$3,841,776	$3,547,750

The accompanying notes as they relate to PSI Energy, Inc. are an integral part of these consolidated financial statements.

THE UNION LIGHT, HEAT AND POWER COMPANY

THE UNION LIGHT, HEAT AND POWER COMPANY

STATEMENTS OF INCOME

	2005	2004	2003
	(dollars in thousands)
Operating Revenues (Note 1(f))
Electric	$239,801	$230,068	$222,081
Gas	148,326	124,475	110,072

Total Operating Revenues	388,127	354,543	332,153

Operating Expenses
Electricity purchased from parent company for resale (Note 1(u)(ii))	168,158	162,497	154,572
Gas purchased	100,663	79,278	69,774
Operation and maintenance	67,292	55,810	53,704
Depreciation	20,625	20,034	18,315
Taxes other than income taxes	4,955	3,544	4,412

Total Operating Expenses	361,693	321,163	300,777

Operating Income	26,434	33,380	31,376

Miscellaneous Income - Net	2,947	813	3,561
Interest Expense	6,903	5,179	6,127

Income Before Taxes	22,478	29,014	28,810

Income Taxes (Note 12)	7,833	10,376	9,781

Net Income	$14,645	$18,638	$19,029

The accompanying notes as they relate to The Union Light, Heat and Power Company are an integral part of these financial statements.

THE UNION LIGHT, HEAT AND POWER COMPANY

BALANCE SHEETS

	December 31
	2005	2004
	(dollars in thousands)
ASSETS
Current Assets
Cash and cash equivalents	$9,876	$4,197
Notes receivable from affiliated companies	29,267	20,675
Accounts receivable less accumulated provision for doubtful accounts of $162 at December 31, 2005, and $13 at December 31, 2004 (Note 5(c))	1,618	1,451
Accounts receivable from affiliated companies	6,567	5,671
Inventory and supplies	10,767	8,500
Prepayments and other	4,500	285

Total Current Assets	62,595	40,779

Property, Plant, and Equipment - at Cost
Utility plant in service (Note 22)
Electric	299,012	285,828
Gas	276,908	256,667
Common	45,319	42,176

Total Utility Plant In Service	621,239	584,671
Construction work in progress	12,840	6,070

Total Utility Plant	634,079	590,741
Accumulated depreciation (Note 1(j)(i))	188,614	176,726

Net Property, Plant, and Equipment (Note 22)	445,465	414,015

Other Assets
Regulatory assets (Note 1(e))	7,529	10,070
Other	2,625	2,801

Total Other Assets	10,154	12,871

Total Assets	$518,214	$467,665

The accompanying notes as they relate to The Union Light, Heat and Power Company are an integral part of these financial statements.

THE UNION LIGHT, HEAT AND POWER COMPANY

BALANCE SHEETS

	December 31
	2005	2004
	(dollars in thousands)
LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities
Accounts payable	$26,206	$16,028
Accounts payable to affiliated companies	26,815	22,236
Accrued interest	1,374	1,370
Notes payable to affiliated companies (Note 7)	29,777	11,246
Other	16,967	7,009

Total Current Liabilities	101,139	57,889

Non-Current Liabilities
Long-term debt (Note 6)	94,409	94,340
Deferred income taxes (Note 12)	52,800	58,422
Unamortized investment tax credits	2,373	2,626
Accrued pension and other postretirement benefit costs (Note 11)	19,354	17,762
Regulatory liabilities (Note 1(e))	29,038	29,979
Other	22,642	14,136

Total Non-Current Liabilities	220,616	217,265

Commitments and Contingencies (Note 13)

Total Liabilities	321,755	275,154

Common Stock Equity (Note 3)
Common stock - $15.00 par value; authorized shares - 1,000,000; outstanding shares – 585,333 at December 31, 2005 and December 31, 2004	8,780	8,780
Paid-in capital	23,760	23,455
Retained earnings	166,242	161,562
Accumulated other comprehensive loss	(2,323)	(1,286)

Total Common Stock Equity	196,459	192,511

Total Liabilities and Shareholder’s Equity	$518,214	$467,665

The accompanying notes as they relate to The Union Light, Heat and Power Company are an integral part of these financial statements.

THE UNION LIGHT, HEAT AND POWER COMPANY

STATEMENTS OF CHANGES IN COMMON STOCK EQUITY

	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Common Stock Equity
	(dollars in thousands)
2003
Beginning balance	$8,780	$23,644	$144,800	$(60)	$177,164

Comprehensive income:
Net income			19,029		19,029
Other comprehensive loss, net of tax effect of $291
Minimum pension liability adjustment				(429)	(429)

Total comprehensive income					18,600

Dividends on common stock			(6,305)		(6,305)
Contribution from parent company for reallocation of taxes		(103)			(103)

Ending balance	$8,780	$23,541	$157,524	$(489)	$189,356

2004
Comprehensive income:
Net income			18,638		18,638
Other comprehensive loss, net of tax effect of $539
Minimum pension liability adjustment				(797)	(797)

Total comprehensive income					17,841

Dividends on common stock			(14,600)		(14,600)
Contribution from parent company for reallocation of taxes		(86)			(86)

Ending balance	$8,780	$23,455	$161,562	$(1,286)	$192,511

2005
Comprehensive income:
Net income			14,645		14,645
Other comprehensive loss, net of tax effect of $608
Minimum pension liability adjustment				(1,037)	(1,037)

Total comprehensive income					13,608

Dividends on common stock			(9,965)		(9,965)
Contribution from parent company for reallocation of taxes		305			305

Ending balance	$8,780	$23,760	$166,242	$(2,323)	$196,459

The accompanying notes as they relate to The Union Light, Heat and Power Company are an integral part of these financial statements.

THE UNION LIGHT, HEAT AND POWER COMPANY

STATEMENTS OF CASH FLOWS

	2005	2004	2003
	(dollars in thousands)
Operating Activities
Net income	$14,645	$18,638	$19,029
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	20,625	20,034	18,315
Deferred income taxes and investment tax credits - net	2,161	7,601	7,808
Allowance for equity funds used during construction	(642)	18	(183)
Regulatory asset/liability deferrals	(5,459)	(2,337)	(8,138)
Regulatory asset amortization	3,847	1,613	1,843
Accrued pension and other postretirement benefit costs	2,005	(371)	1,520
Cost of removal	(1,188)	(1,588)	—
Changes in current assets and current liabilities:
Accounts and notes receivable	(9,655)	(3,026)	(9,060)
Inventory and supplies	(2,267)	(564)	246
Prepayments	(4,215)	(6)	37
Accounts payable	14,757	3,702	3,449
Accrued taxes and interest	7,344	(729)	(1,185)
Other assets	2,237	2,995	(3,708)
Other liabilities	62	(599)	3,088

Net cash provided by operating activities	44,257	45,381	33,061

Financing Activities
Change in short-term debt, including net affiliate notes	18,531	(33,987)	31,157
Issuance of long-term debt	—	39,361	—
Redemption of long-term debt	—	—	(20,000)
Dividends on common stock	(9,965)	(14,600)	(6,305)

Net cash provided by (used in) financing activities	8,566	(9,226)	4,852

Investing Activities
Construction expenditures (less allowance for equity funds used during construction)	(47,144)	(33,857)	(39,940)

Net cash used in investing activities	(47,144)	(33,857)	(39,940)

Net increase (decrease) in cash and cash equivalents	5,679	2,298	(2,027)

Cash and cash equivalents at beginning of period	4,197	1,899	3,926

Cash and cash equivalents at end of period	$9,876	$4,197	$1,899

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Interest (net of amount capitalized)	$6,581	$4,796	$5,842
Income taxes	$(2,689)	$2,827	$3,001

The accompanying notes as they relate to The Union Light, Heat and Power Company are an integral part of these financial statements.

THE UNION LIGHT, HEAT AND POWER COMPANY

STATEMENTS OF CAPITALIZATION

	December 31
	2005	2004
	(dollars in thousands)
Long-term Debt

Other Long-term Debt:
6.50 % Debentures due April 30, 2008	$20,000	$20,000
7.65 % Debentures due July 15, 2025	15,000	15,000
7.875 % Debentures due September 15, 2009	20,000	20,000
5.00 % Debentures due December 15, 2014	40,000	40,000

Total Other Long-term Debt	95,000	95,000

Unamortized Premium and Discount - Net	(591)	(660)

Total Long-term Debt	$94,409	$94,340

Common Stock Equity	$196,459	$192,511
• Total Capitalization	$290,868	$286,851

The accompanying notes as they relate to The Union Light, Heat and Power Company are an integral part of these financial statements.

INDEX

NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTES TO FINANCIAL STATEMENTS

NOTES TO FINANCIAL STATEMENTS

In this report Cinergy (which includes Cinergy Corp. and all of our regulated and non-regulated subsidiaries) is, at times, referred to in the first person as “we,” “our,” or “us.” In addition, when discussing Cinergy’s financial information, it necessarily includes the results of The Cincinnati Gas & Electric Company (CG&E), PSI Energy, Inc. (PSI), The Union Light, Heat and Power Company (ULH&P) and all of Cinergy’s other consolidated subsidiaries. When discussing CG&E’s financial information, it necessarily includes the results of ULH&P and all of CG&E’s other consolidated subsidiaries.

1. Organization and Summary of Significant Accounting Policies

(a)	Pending Merger

On May 8, 2005, Cinergy Corp. entered into an agreement and plan of merger with Duke Energy Corporation (Duke), a North Carolina corporation, whereby Cinergy Corp. will be merged with Duke. Under the merger agreement, each share of Cinergy Corp. common stock will be converted into 1.56 shares of common stock of the newly formed company, Duke Energy Holding Corp. (Duke Energy Holding).

The merger agreement has been approved by both companies’ Boards of Directors. Consummation of the merger is subject to customary conditions, including, among others, the approval of the shareholders of both companies and the approvals of various regulatory authorities. See Note 2 for further information regarding the pending merger.

(b)	Nature of Operations

Cinergy Corp., a Delaware corporation organized in 1993, owns all outstanding common stock of CG&E and PSI, both of which are public utilities, as well as Cinergy Investments, Inc. (Investments), its non-regulated investment holding company.

CG&E, an Ohio corporation organized in 1837, is a combination electric and gas public utility company that provides service in the southwestern portion of Ohio and, through ULH&P, in nearby areas of Kentucky. CG&E is responsible for the majority of our power marketing and trading activity. CG&E’s principal subsidiary, ULH&P, a Kentucky corporation organized in 1901, provides electric and gas service in northern Kentucky.

PSI, an Indiana corporation organized in 1942, is a vertically integrated and regulated electric utility that provides service in north central, central, and southern Indiana.

The following table presents further information related to the operations of our domestic utility companies CG&E, PSI, and ULH&P (our utility operating companies):

Principal Line(s) of Business
CG&E and subsidiaries	• Generation, transmission, and distribution of electricity • Sale and/or transportation of natural gas • Electric commodity marketing and trading operations

PSI	• Generation, transmission, and distribution of electricity

ULH&P(1)	• Transmission and distribution of electricity • Sale and transportation of natural gas

(1)	See Note 22 for further discussion of the transfer of certain generation assets in January 2006. Following the transfer, ULH&P has generation as a principal line of business.

NOTES TO FINANCIAL STATEMENTS

The following table presents further information related to the operations of our other principal subsidiaries, Cinergy Services, Inc. (Services) and Investments:

Principal Services and Line(s) of Business
Services(1)	• Administrative services
• Management services
• Support services

Investments	• Cogeneration and energy efficiency investments
• Natural gas marketing and trading operations(2)

(1)	Services provides the noted services to our subsidiaries.
(2)	Natural gas marketing and trading operations are primarily conducted through Cinergy Marketing & Trading, LP (Marketing & Trading), one of its subsidiaries.

We conduct operations through our subsidiaries and manage our businesses through the following three reportable segments:

•	Regulated Business Unit (Regulated);

•	Commercial Business Unit (Commercial); and

•	Power Technology and Infrastructure Services Business Unit (Power Technology and Infrastructure).

See Note 18 for further discussion of our reportable segments.

(c)	Repeal of the Public Utility Holding Company Act of 1935 (PUHCA 1935) and Establishment of the Federal Energy Regulatory Commission (FERC) Public Utility Holding Company Act of 2005 (PUHCA 2005)

Because Cinergy is a utility holding company, we are registered with the Securities and Exchange Commission (SEC) and were subject to regulation under the PUHCA 1935. The Energy Policy Act of 2005, among other provisions, repealed the PUHCA 1935 and replaced it with the PUHCA 2005, under the jurisdiction of the FERC, effective February 8, 2006. The net effect of these legislative changes was to abolish the regulatory regime imposed under the PUHCA 1935, while at the same time, enhancing the FERC’s authority over books and records of holding companies, in order to assist the FERC and state utility regulators in protecting customers of regulated utilities. In December 2005, the FERC adopted final rules further implementing the provisions of the PUHCA 2005. Among other things, these rules impose certain limited filing and reporting obligations on holding companies such as Cinergy. At this time, it is too early to predict the overall impact that the Energy Policy Act of 2005 will have on our financial position or results of operations.

(d)	Presentation

Management makes estimates and assumptions when preparing financial statements under generally accepted accounting principles (GAAP). Actual results could differ, as these estimates and assumptions involve judgment about future events or performance. These estimates and assumptions affect various matters, including:

•	the reported amounts of assets and liabilities in our Balance Sheets at the dates of the financial statements;

•	the disclosure of contingent assets and liabilities at the dates of the financial statements; and

•	the reported amounts of revenues and expenses in our Statements of Income during the reporting periods.

We have restated certain prior-year amounts in Cinergy’s financial statements, including cash flows to reflect the impact of discontinued operations in 2005. For a further discussion of discontinued operations, see Note 16. Additionally, we have reclassified certain prior-year amounts in the financial statements of Cinergy, CG&E, PSI, and ULH&P to conform to current presentation.

NOTES TO FINANCIAL STATEMENTS

We use three different methods to report investments in subsidiaries or other companies: the consolidation method; the equity method; and the cost method.

(i)	Consolidation Method

For traditional operating entities, we use the consolidation method when we own a majority of the voting stock of or have the ability to control a subsidiary. For variable interest entities (VIE) (discussed further in Note 5), we use the consolidation method when we anticipate absorbing a majority of the losses or receiving a majority of the returns of an entity, should they occur. We eliminate all significant intercompany transactions when we consolidate these accounts. Our consolidated financial statements include the accounts of Cinergy, CG&E, and PSI, and their wholly-owned subsidiaries.

(ii)	Equity Method

We use the equity method to report investments, joint ventures, partnerships, subsidiaries, and affiliated companies in which we do not have control, but have the ability to exercise influence over operating and financial policies (generally, 20 percent to 50 percent ownership). Under the equity method we report:

•	our investment in the entity as Investments in unconsolidated subsidiaries in our Balance Sheets; and

•	our percentage share of the earnings from the entity as Equity in earnings of unconsolidated subsidiaries in our Statements of Income.

(iii)	Cost Method

We use the cost method to report investments, joint ventures, partnerships, subsidiaries, and affiliated companies in which we do not have control and are unable to exercise significant influence over operating and financial policies (generally, up to 20 percent ownership). Under the cost method, we report our investments in the entity as Other investments in our Balance Sheets.

(e)	Regulation

Our utility operating companies and certain of our non-utility subsidiaries must comply with the rules prescribed by the SEC under the PUHCA 1935, through February 8, 2006. The PUHCA 1935 was replaced with the PUHCA 2005, under the FERC’s jurisdiction, as previously discussed in (c). Our utility operating companies must also comply with the other rules prescribed by the FERC and the applicable state utility commissions of Ohio, Indiana, and Kentucky.

Our utility operating companies use the same accounting policies and practices for financial reporting purposes as non-regulated companies under GAAP. However, sometimes actions by the FERC and the state utility commissions result in accounting treatment different from that used by non-regulated companies. When this occurs, we apply the provisions of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 71, Accounting for the Effects of Certain Types of Regulation (Statement 71). In accordance with Statement 71, we record regulatory assets and liabilities (expenses deferred for future recovery from customers or amounts provided in current rates to cover costs to be incurred in the future, respectively) on our Balance Sheets.

The state of Ohio passed comprehensive electric deregulation legislation in 1999, and in 2000, the Public Utilities Commission of Ohio (PUCO) approved a stipulation agreement relating to CG&E’s transition plan creating a Regulatory Transition Charge (RTC) designed to recover CG&E’s generation-related regulatory assets and transition costs over a ten-year period beginning January 1, 2001. Accordingly, application of Statement 71 was discontinued for the generation portion of CG&E’s business.

NOTES TO FINANCIAL STATEMENTS

In November 2004, the PUCO approved CG&E’s Electric Rate Stabilization Plan (RSP) which expires December 31, 2008. The features of the RSP were applied to non-residential customers beginning January 1, 2005 and January 1, 2006 for residential customers. The major features of the RSP are:

•	A Provider of Last Resort (POLR) charge which consists of:

•	An Annually Adjusted Component intended to provide cost recovery primarily for environmental compliance expenditures;

•	An Infrastructure Maintenance Fund charge intended to compensate CG&E for committing its physical capacity; and

•	A System Reliability Tracker intended to provide actual cost recovery for capacity purchases, purchased power, reserve capacity, and related market costs for purchases to meet capacity needs.

•	Generation rates and fuel recovery which consists of the establishment of market rates for generation service and a fuel cost recovery mechanism. See Note 13(b)(iii) for more information; and

•	Transmission cost recovery which permits CG&E to recover Midwest Independent Transmission System Operator, Inc. (Midwest ISO) charges, all FERC approved transmission costs, and all congestion costs allocable to retail ratepayers that receive services from CG&E.

Excluding CG&E’s deregulated generation-related assets and liabilities, as of December 31, 2005, CG&E, PSI, and ULH&P continue to meet the criteria to apply Statement 71. If Indiana or Kentucky were to implement deregulation legislation, the application of Statement 71 would need to be reviewed. Based on our utility operating companies’ current regulatory orders and the regulatory environment in which they currently operate, the recovery of regulatory assets recognized in the accompanying Balance Sheets, as of December 31, 2005, is probable. For a further discussion of CG&E’s regulatory developments, see Note 13(b)(iii). For a further discussion of PSI’s regulatory developments, see Notes 13(b)(i) and 13(b)(ii).

NOTES TO FINANCIAL STATEMENTS

Our regulatory assets, liabilities, and amounts authorized for recovery through regulatory orders at December 31, 2005 and 2004, were as follows:

	2005			2004
	CG&E(1)	PSI	Cinergy	CG&E(1)	PSI	Cinergy
	(in millions)
Regulatory assets
Amounts due from customers - income taxes(2)	$80	$18	$98	$74	$22	$96
Gasification services agreement buyout costs(3)(4)	—	217	217	—	227	227
Post-in-service carrying costs and deferred operating expenses(4)(5)	4	83	87	3	80	83
Deferred merger costs	2	26	28	—	38	38
Unamortized costs of reacquiring debt	13	32	45	15	25	40
RTC recoverable assets(4)(6)	414	—	414	494	—	494
Capital-related distribution costs(7)	35	—	35	11	—	11
Deferred fuel costs(8)	—	68	68	—	—	—
Deferred Midwest ISO costs(8)	—	30	30	—	—	—
Other	8	40	48	12	29	41

Total Regulatory assets	$556	$514	$1,070	$609	$421	$1,030
Total Regulatory assets authorized for recovery(9)	$554	$465	$1,019	$602	$378	$980

Regulatory liabilities
Accrued cost of removal(10)	$(149)	$(394)	$(543)	$(164)	$(367)	$(531)
Deferred fuel costs	(3)	—	(3)	(1)	(25)	(26)

Total Regulatory liabilities	$(152)	$(394)	$(546)	$(165)	$(392)	$(557)

(1)	Includes $8 million at December 31, 2005, and $10 million at December 31, 2004, related to ULH&P’s regulatory assets. Of these amounts, $6 million at December 31, 2005, and $9 million at December 31, 2004, have been authorized for recovery. Includes $(29) million and $(30) million of regulatory liabilities at December 31, 2005 and 2004, respectively, related to ULH&P.
(2)	The various regulatory commissions overseeing the regulated business operations of our utility operating companies regulate income tax provisions reflected in customer rates. In accordance with the provisions of Statement 71, we have recorded net regulatory assets for CG&E, PSI, and ULH&P.
(3)	PSI reached an agreement with Dynegy, Inc. to purchase the remainder of its 25-year contract for coal gasification services. In accordance with an order from the Indiana Utility Regulatory Commission (IURC), PSI began recovering this asset over an 18-year period that commenced upon the termination of the gas services agreement in 2000.
(4)	Regulatory assets earning a return at December 31, 2005.
(5)	For PSI, this amount includes $35 million that is authorized for recovery but is not earning a return and $42 million that is not yet authorized for recovery and is not earning a return at December 31, 2005.
(6)	In August 2000, CG&E’s deregulation transition plan was approved. Effective January 1, 2001, a RTC went into effect and provides for recovery of all then existing generation-related regulatory assets and various transition costs over a ten-year period. Because a separate charge provides for recovery, these assets were aggregated and are included as a single amount in this presentation. The classification of all transmission and distribution related regulatory assets has remained the same.
(7)	In November 2004, CG&E’s RSP was approved by the PUCO. CG&E had the ability to defer certain capital-related distribution costs from July 1, 2004 through December 31, 2005 with recovery from non-residential customers to be provided through a rider from January 1, 2006 through December 31, 2010.
(8)	Represents authorized recoverable expenses and/or returnable revenues that will be billed and collected or returned at a future date, in connection with PSI’s fuel cost recovery mechanism and Midwest ISO cost recovery mechanism.
(9)	At December 31, 2005, these amounts were being recovered through rates charged to customers over remaining periods ranging from 1 to 60 years for CG&E, 1 to 36 years for PSI, and 1 to 15 years for ULH&P.
(10)	Represents amounts received for anticipated future removal and retirement costs of regulated property, plant, and equipment that do not represent legal obligations pursuant to SFAS No. 143, Accounting for Asset Retirement Obligations (Statement 143). See Note 1(l) for a further discussion of Statement 143.

(f)	Revenue Recognition

(i)	Utility Revenues

Our utility operating companies record Operating Revenues for electric and gas service when delivered to customers. Customers are billed throughout the month as both gas and electric meters are read. We recognize revenues for retail energy sales that have not yet been billed, but where gas or electricity has been consumed. This is termed “unbilled revenues” and is a widely recognized and accepted practice for utilities. In making our estimates of unbilled revenues, we use systems that consider various factors, including weather, in our calculation of retail customer consumption at the end of each month. Given the use of these systems and the fact that customers are billed monthly, we believe it is unlikely that materially different results will occur in future periods when these amounts are subsequently billed.

NOTES TO FINANCIAL STATEMENTS

Unbilled revenues for Cinergy, CG&E, PSI, and ULH&P as of December 31, 2005, 2004, and 2003 were as follows:

	2005	2004	2003
	(in millions)
Cinergy	$227	$203	$176
CG&E and subsidiaries	150	129	112
PSI	77	74	64
ULH&P	27	23	20

(ii)	Energy Marketing and Trading Revenues

We market and trade electricity, natural gas, and other energy-related products. Many of the contracts associated with these products qualify as derivatives in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (Statement 133), further discussed in (m)(i). We designate derivative transactions as either trading or non-trading at the time they are originated in accordance with Emerging Issues Task Force (EITF) Issue 02-3, Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities (EITF 02-3).

1.	Net Reporting

Net reporting requires presentation of realized and unrealized gains and losses on trading derivatives on a net basis in Operating Revenues pursuant to the requirements of EITF 02-3, regardless of whether the transactions were settled physically. Energy derivatives involving frequent buying and selling with the objective of generating profits from differences in price are classified as trading and reported net.

2.	Gross Reporting

Gross reporting requires presentation of sales contracts in Operating Revenues and purchase contracts in Fuel, emission allowances, and purchased power expense or Gas purchased expense. Non-trading derivatives typically involve physical delivery of the underlying commodity and are therefore generally presented on a gross basis.

Derivatives are classified as non-trading only when (a) the contracts involve the purchase of gas or electricity to serve our native load requirements (end-use customers within our utility operating companies’ franchise service territories), or (b) the contracts involve the sale of gas or electricity and we have the intent and projected ability to fulfill the majority of the obligations from company-owned assets, which generally is limited to the sale of generation to third parties when it is not required to meet native load requirements.

(iii)	Other Operating Revenues

Cinergy and CG&E recognize revenue from coal origination, which represents marketing of physical coal. These revenues are included in Other Operating Revenues on the Statements of Income. Other Operating Revenues for Cinergy also includes sales of synthetic fuel.

(g)	Energy Purchases and Fuel Costs

The expenses associated with electric and gas services include:

•	fuel used to generate electricity and the associated transportation costs;

•	costs of emission allowances;

•	electricity purchased from others; and

•	natural gas purchased from others and the associated transportation costs.

NOTES TO FINANCIAL STATEMENTS

These expenses are shown in the Statements of Income of Cinergy, CG&E, and PSI as Fuel, emission allowances, and purchased power expense and Gas purchased expense. These expenses are shown in ULH&P’s Statements of Income as Electricity purchased from parent company for resale expense and Gas purchased expense.

PSI utilizes a cost tracking recovery mechanism (commonly referred to as a fuel adjustment clause) that recovers retail and a portion of its wholesale fuel costs from customers. Indiana law limits the amount of fuel costs that PSI can recover to an amount that will not result in earning a return in excess of that allowed by the IURC. The fuel adjustment clause is calculated based on the estimated cost of fuel in the next three-month period, and is trued up after actual costs are known. PSI records any under-recovery or over-recovery resulting from the differences between estimated and actual costs as a regulatory asset or liability until it is billed or refunded to its customers, at which point it is adjusted through fuel expense.

In addition to the fuel adjustment clause, PSI utilizes a purchased power tracking mechanism approved by the IURC for the recovery of costs related to certain specified purchases of power necessary to meet native load peak demand requirements to the extent such costs are not recovered through the existing fuel adjustment clause.

As part of the PUCO’s November 2004 approval of CG&E’s RSP, a cost tracking recovery mechanism was established to recover costs of retail fuel and emission allowances that exceed the amount originally included in the rates frozen in the CG&E transition plan. This mechanism was effective January 1, 2005 for non-residential customers and January 1, 2006 for residential customers. CG&E began utilizing a tracking mechanism approved by the PUCO for the recovery of system reliability capacity costs related to certain specified purchases of power. This mechanism was effective January 1, 2005 for non-residential customers and January 1, 2006 for residential customers. Because CG&E does not apply Statement 71 to its generation operations, differences between fuel costs billed and costs incurred are not recorded as regulatory assets or liabilities.

(h)	Cash and Cash Equivalents

We define Cash and cash equivalents on our Balance Sheets and Statements of Cash Flows as investments with maturities of three months or less when acquired.

(i)	Fuel, Emission Allowances, and Supplies

We maintain coal inventories for use in the production of electricity, emission allowances inventories for regulatory compliance purposes due to the production of electricity, and gas inventories both as part of Investments’ trading business as well as for CG&E’s gas distribution business. These inventories are accounted for at the lower of cost or market, with cost being determined using the weighted-average method.

Materials and supplies inventory is accounted for on a weighted-average cost basis.

(j)	Property, Plant, and Equipment

Property, Plant, and Equipment includes the utility and non-regulated business property and equipment that is in use, being held for future use, or under construction. We report our Property, Plant, and Equipment at its original cost, which includes:

•	materials;

•	contractor fees;

•	salaries;

•	payroll taxes;

•	fringe benefits;

•	financing costs of funds used during construction (described in (ii) and (iii)); and

•	other miscellaneous amounts.

We capitalize costs for regulated property, plant, and equipment that are associated with the replacement or the addition of equipment that is considered a property unit. Property units are intended to describe an item or group of

NOTES TO FINANCIAL STATEMENTS

items. The cost of normal repairs and maintenance is expensed as incurred. On an annual basis, we perform major pre-planned maintenance activities on our generating units. These pre-planned activities are expensed when incurred. When regulated property, plant, and equipment is retired, Cinergy charges the original cost, less salvage, to Accumulated depreciation and the cost of removal to Regulatory liabilities, which is consistent with the composite method of depreciation. See (l) for further information on accrued cost of removal. A gain or loss is recorded on the sale of regulated property, plant, and equipment if an entire operating unit, as defined by the FERC, is sold. A gain or loss is recorded on non-regulated property, plant, and equipment whenever there is a related sale or retirement.

(i)	Depreciation

We determine the provisions for depreciation expense using the straight-line method. The depreciation rates are based on periodic studies of the estimated useful lives and the net cost to remove the properties. Inclusion of cost of removal in depreciation rates was discontinued for all non-regulated property beginning in 2003, as a result of adopting Statement 143. Our utility operating companies use composite depreciation rates. These rates are approved by the respective state utility commissions with respect to regulated property. The average depreciation rates for Property, Plant, and Equipment are presented in the following table.

	2005	2004	2003
Cinergy(1)	3.2%	3.2%	2.8%
CG&E and subsidiaries	2.4	2.6	2.6
PSI	4.1	3.7	3.1
ULH&P	3.4	3.5	3.2

(1)	The results of Cinergy also include amounts related to non-registrants.

In June 2004, PSI implemented new depreciation rates, as a result of changes in useful lives of production assets and an increased rate for cost of removal, that were approved in PSI’s latest retail rate case. The impact of this change in accounting estimate was an increase of approximately $30 million and $18 million in Cinergy’s and PSI’s Depreciation expense for 2005 and 2004, respectively.

(ii)	Allowance for Funds Used During Construction (AFUDC)

Our utility operating companies finance construction projects with borrowed funds and equity funds. Regulatory authorities allow us to record the costs of these funds as part of the cost of construction projects. AFUDC is calculated using a methodology authorized by the regulatory authorities.

The equity component of AFUDC, which is credited to Miscellaneous Income (Expense) – Net, for the years ended December 31, 2005, 2004, and 2003, was as follows:

	2005	2004	2003
	(in millions)
Cinergy	$7.1	$1.6	$7.5
CG&E and subsidiaries	1.0	0.5	2.7
PSI	6.1	1.1	4.8
ULH&P	0.6	—	0.2

NOTES TO FINANCIAL STATEMENTS

The borrowed funds component of AFUDC, which is recorded on a pre-tax basis and is credited to Interest Expense, for the years ended December 31, 2005, 2004, and 2003, was as follows:

	2005	2004	2003
	(in millions)
Cinergy	$9.5	$2.7	$5.7
CG&E and subsidiaries	1.3	0.4	1.0
PSI	8.2	2.3	4.7
ULH&P	0.2	0.1	0.1

With the deregulation of CG&E’s generation assets, the AFUDC method is no longer used to capitalize the cost of funds used during generation-related construction at CG&E. See (iii) for a discussion of capitalized interest. The majority of PSI’s projects are being recovered through a construction work in progress (CWIP) tracker. Once CWIP projects are approved and included in the CWIP tracking mechanism, the costs of funds are no longer accrued on the project.

(iii)	Capitalized Interest

Cinergy capitalizes interest costs for non-regulated construction projects in accordance with SFAS No. 34, Capitalization of Interest Cost (Statement 34). The primary differences from AFUDC are that the Statement 34 methodology does not include a component for equity funds and does not emphasize short-term borrowings over long-term borrowings. Capitalized interest costs, which are recorded on a pre-tax basis, for the years ended December 31, 2005, 2004, and 2003, were as follows:

	2005	2004	2003
	(in millions)
Cinergy(1)	$6.1	$4.5	$7.9
CG&E and subsidiaries	5.4	4.1	7.7

(1)	The results of Cinergy also include amounts related to non-registrants.

(k)	Impairments

(i)	Long-Lived Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we evaluate long-lived assets for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. So long as an asset or group of assets is not held for sale, the determination of whether an impairment has occurred is based on an estimate of undiscounted future cash flows (including related tax effects) attributable to the assets, as compared with the carrying value of the assets. If an impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value of the assets and recording a provision for an impairment loss if the carrying value is greater than the fair value. Once assets are classified as held for sale, the comparison of undiscounted cash flows to carrying value is disregarded and an impairment loss is recognized for any amount by which the carrying value exceeds the fair value of the assets less cost to sell.

At December 31, 2005, the carrying value of gas-fired peaking plants that are not subject to cost-of-service-based ratemaking is approximately $400 million. GAAP does not require us to estimate the fair value of these assets since they are recoverable on a nominal basis. However, we believe the fair value of these plants to be substantially below their carrying value.

(ii)	Unconsolidated Investments

We evaluate the recoverability of investments in unconsolidated subsidiaries when events or changes in circumstances indicate that the carrying amount of the asset is other than temporarily impaired. An investment is

NOTES TO FINANCIAL STATEMENTS

considered impaired if the fair value of the investment is less than its carrying value. We only recognize an impairment loss when an impairment is considered to be other than temporary. We consider an impairment to be other than temporary when a forecasted recovery up to the investment’s carrying value is not expected for a reasonable period of time. We evaluate several factors, including, but not limited to, our intent and ability to hold the investment, the severity of the impairment, the duration of the impairment and the entity’s historical and projected financial performance, when determining whether or not an impairment is other than temporary. Once an investment is considered other than temporarily impaired and an impairment loss is recognized (as Miscellaneous Income (Expense) – Net), the carrying value of the investment is not adjusted for any subsequent recoveries in fair value. As of December 31, 2005 and 2004, we do not have any material unrealized losses that are deemed to be temporary in nature. We have not incurred any material impairment charges on unconsolidated investments during 2005. See Note 17(a) for the amount of impairment charges recorded during 2004.

(l)	Asset Retirement Obligations and Accrued Cost of Removal

In accordance with Statement 143, we recognize the fair value of legal obligations associated with the retirement or removal of long-lived assets at the time the obligations are incurred and can be reasonably estimated. The initial recognition of this liability is accompanied by a corresponding increase in property, plant, and equipment. Subsequent to the initial recognition, the liability is adjusted for any revisions to the expected value of the retirement obligation (with corresponding adjustments to property, plant, and equipment), and for accretion of the liability due to the passage of time (recognized as Operation and maintenance expense). Additional depreciation expense is recorded prospectively for any property, plant, and equipment increases.

See (s)(iv) for a summary of cumulative effect adjustments, which includes our adoption of Statement 143, and (s)(i) for a discussion of our December 31, 2005 adoption of FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (Interpretation 47), an interpretation of Statement 143.

CG&E’s transmission and distribution business, PSI, and ULH&P ratably accrue the estimated retirement and removal cost of rate regulated property, plant, and equipment when removal of the asset is considered likely, in accordance with established regulatory practices. The accrued, but not incurred, balance for these costs is classified as Regulatory liabilities, under Statement 71. We do not accrue the estimated cost of removal when no legal obligation associated with retirement or removal exists for any of our non-regulated assets (including CG&E’s generation assets).

Approximately $2 million of asset retirement obligations were transferred to ULH&P from CG&E in January 2006 in conjunction with the transfer of generating assets. See (s)(i) for additional information.

(m)	Derivatives

We account for derivatives under Statement 133, which requires all derivatives, subject to certain exemptions, to be accounted for at fair value. Changes in a derivative’s fair value must be recognized currently in earnings unless specific hedge accounting criteria are met. Gains and losses on derivatives that qualify as hedges can (a) offset related fair value changes on the hedged item in the Statements of Income for fair value hedges; or (b) be recorded in other comprehensive income for cash flow hedges. To qualify for hedge accounting, derivatives must be designated as a hedge (for example, an offset of interest rate risks) and must be effective at reducing the risk associated with the hedged item. Accordingly, changes in the fair values or cash flows of instruments designated as hedges must be highly correlated with changes in the fair values or cash flows of the related hedged items.

(i)	Energy Marketing and Trading

We account for all energy trading derivatives at fair value. These derivatives are shown in our Balance Sheets as Energy risk management assets and Energy risk management liabilities. Changes in a derivative’s fair value represent unrealized gains and losses and are recognized as revenues in our Statements of Income unless specific hedge accounting criteria are met.

NOTES TO FINANCIAL STATEMENTS

Non-derivatives involve the physical delivery of energy and are accounted for as accrual contracts. Accrual contracts are not adjusted for changes in fair value.

Although we intend to settle accrual contracts with company-owned assets, occasionally we settle these contracts with purchases on the open trading markets. The cost of these purchases could be in excess of the associated revenues. We recognize the gains or losses on these transactions as delivery occurs. Open market purchases may occur for the following reasons:

•	generating station outages;

•	least-cost alternative;

•	native load requirements; and

•	extreme weather.

We value derivatives using end-of-the-period fair values, utilizing the following factors (as applicable):

•	closing exchange prices (that is, closing prices for standardized electricity and natural gas products traded on an organized exchange, such as the New York Mercantile Exchange);

•	broker-dealer and over-the-counter price quotations; and

•	model pricing (which considers time value and historical volatility factors of electricity and natural gas).

In October 2002, the EITF reached a consensus in EITF 02-3 to rescind EITF Issue 98-10, Accounting for Contracts Involved in Energy Trading and Risk Management Activities (EITF 98-10). EITF 98-10 permitted non-derivative contracts to be accounted for at fair value if certain criteria were met. Effective with the adoption of EITF 02-3 on January 1, 2003, non-derivative contracts and natural gas held in storage that were previously accounted for at fair value were required to be accounted for on an accrual basis, with gains and losses on the transactions being recognized at the time the contract was settled. See (s)(iv) for a summary of cumulative effect adjustments.

Cinergy designates derivatives as fair value hedges for certain volumes of our natural gas held in storage. Under this accounting election, changes in the fair value of both the derivative as well as the hedged item (the specified gas held in storage) are included in Gas Operating Revenues in Cinergy’s Statements of Income. We assess the effectiveness of the derivatives in offsetting the change in fair value of the gas held in storage on a quarterly basis. Selected information on Cinergy’s hedge accounting activities was as follows:

	2005	2004
	(in millions)
Portion of gain (loss) on hedging instruments determined to be ineffective	$—	$(2)
Portion of gain (loss) on hedging instruments related to changes in time value excluded from assessment of ineffectiveness	(5)	28

Total included in Gas Operating Revenues	$(5)	$26

(ii)	Financial

In addition to energy derivatives, we use derivative financial instruments to manage exposure to fluctuations in interest rates. We use interest rate swaps (an agreement by two parties to exchange fixed-interest rate cash flows for variable-interest rate cash flows) and treasury locks (an agreement that fixes the yield or price on a specific treasury security for a specific period, which we sometimes use in connection with the issuance of fixed rate debt). We account for such derivatives at fair value and assess the effectiveness of any such derivative used in hedging activities.

At December 31, 2005, the ineffectiveness of instruments that we have classified as cash flow hedges of variable-rate debt instruments was not material. Reclassification of unrealized gains or losses on cash flow hedges of debt instruments from Accumulated other comprehensive income (loss) occurs as interest is accrued on the hedged debt instrument. The unrealized losses that will be reclassified as a charge to Interest Expense during the twelve-month period ending December 31, 2006 are not expected to be material.

NOTES TO FINANCIAL STATEMENTS

(n)	Intangible Assets

Under the provisions of SFAS No. 142, Goodwill and Other Intangible Assets (Statement 142), goodwill and other intangible assets with indefinite lives are not amortized. Statement 142 requires that goodwill is assessed annually, or when circumstances indicate that the fair value of a reporting unit has declined significantly, by applying a fair-value-based test. This test is applied at the reporting unit level, which is not broader than the current business segments discussed in Note 18. Acquired intangible assets are separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of intent to do so.

(o)	Income Taxes

Cinergy and its subsidiaries file a consolidated federal income tax return and combined/consolidated state and local tax returns in certain jurisdictions. Cinergy and its subsidiaries have an income tax allocation agreement; the corporate taxable income method is used to allocate tax benefits to the subsidiaries whose investments or results of operations provide those tax benefits. Any tax liability not directly attributable to a specific subsidiary is allocated proportionately among the subsidiaries as required by the agreement.

SFAS No. 109, Accounting for Income Taxes, requires an asset and liability approach for financial accounting and reporting of income taxes. The tax effects of differences between the financial reporting and tax basis of accounting are reported as Deferred income tax assets or liabilities in our Balance Sheets and are based on currently enacted income tax rates. We evaluate quarterly the realizability of our deferred tax assets by assessing our valuation allowance and adjusting the amount of such allowance, if necessary.

Investment tax credits, which have been used to reduce our federal income taxes payable, have been deferred for financial reporting purposes. These deferred investment tax credits are being amortized over the useful lives of the property to which they are related. For a further discussion of income taxes, see Note 12.

(p)	Contingencies

In the normal course of business, Cinergy, CG&E, PSI, and ULH&P are subject to various regulatory actions, proceedings, and lawsuits related to environmental, tax, or other legal matters. We reserve for these potential contingencies when they are deemed probable and reasonably estimable liabilities. However, these amounts are estimates based upon assumptions involving judgment and therefore actual results could differ. For further discussion of contingencies, see Note 13.

(q)	Pension and Other Postretirement Benefits

Cinergy provides benefits to retirees in the form of pension and other postretirement benefits. Our reported costs of providing these pension and other postretirement benefits are developed by actuarial valuations and are dependent upon numerous factors resulting from actual plan experience and assumptions of future experience. Changes made to the provisions of the plans may impact current and future pension costs. Pension costs associated with Cinergy’s defined benefit plans are impacted by employee demographics, the level of contributions we make to the plan, and earnings on plan assets. These pension costs may also be significantly affected by changes in key actuarial assumptions, including anticipated rates of return on plan assets and the discount rates used in determining the projected benefit obligation. Changes in pension obligations associated with the previously discussed factors are not immediately recognized as pension costs on the Statements of Income but are deferred and amortized in the future over the average remaining service period of active plan participants to the extent they exceed certain thresholds prescribed by SFAS No. 87, Employers’ Accounting for Pensions (Statement 87).

Other postretirement benefit costs are impacted by employee demographics, per capita claims costs, and health care cost trend rates and may also be affected by changes in key actuarial assumptions, including the discount rate used in determining the accumulated postretirement benefit obligation (APBO). Changes in postretirement benefit

NOTES TO FINANCIAL STATEMENTS

obligations associated with these factors are not immediately recognized as postretirement benefit costs but are deferred and amortized in the future over the average remaining service period of active plan participants to the extent they exceed certain thresholds prescribed by SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions (Statement 106).

Cinergy reviews and updates its actuarial assumptions for its pension and postretirement benefit plans on an annual basis, unless plan amendments or other significant events require earlier remeasurement at an interim period. For additional information on pension and other postretirement benefits, see Note 11.

(r)	Stock-Based Compensation

In 2003, we prospectively adopted accounting for our stock-based compensation plans using the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation (Statement 123), as amended by SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure (Statement 148), for all employee awards granted or with terms modified on or after January 1, 2003. Prior to 2003, we had accounted for our stock-based compensation plans using the intrinsic value method under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. See Note 3(c) for further information on our stock-based compensation plans. The impact on our Net Income and earnings per common share (EPS) if the fair-value based method had been applied to all outstanding and unvested awards in each period was not material. In December 2004, the FASB issued a revision of Statement 123 entitled Share-Based Payment. See (s)(ii) for further information.

(s)	Accounting Changes

(i)	Asset Retirement Obligations

In March 2005, the FASB issued Interpretation No. 47, an interpretation of Statement 143. Statement 143 requires recognition of legal obligations associated with the retirement or removal of long-lived assets at the time the obligations are incurred. Interpretation 47 clarifies that a conditional asset retirement obligation (which occurs when the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity) is a legal obligation within the scope of Statement 143. As such, the fair value of a conditional asset retirement obligation must be recognized as a liability when incurred if the liability’s fair value can be reasonably estimated. Interpretation 47 also clarifies when sufficient information exists to reasonably estimate the fair value of an asset retirement obligation.

We adopted Interpretation 47 on December 31, 2005 and recorded multiple asset retirement obligations as a result. These asset retirement obligations primarily related to obligations associated with retiring gas mains, recorded by Cinergy, CG&E, and ULH&P, and future asbestos abatement at certain generating stations, recorded by Cinergy, CG&E, and PSI.

Cinergy and CG&E recognized a loss of approximately $3 million (net of tax) for the cumulative effect of this change in accounting principle. The cumulative effect resulted from asset retirement obligations primarily associated with our non-regulated generating assets. See (s)(iv) for a summary of cumulative effect adjustments. The effect of adoption for Cinergy, CG&E, PSI, and ULH&P included balance sheet reclassifications of approximately $35 million, $27 million, $8 million, and $5 million, respectively, from Regulatory liabilities. See discussion of Regulatory liabilities previously disclosed in (e). The increases in asset retirement obligations from adopting Interpretation 47 were $51 million, $39 million, $12 million and $6 million for Cinergy, CG&E, PSI, and ULH&P, respectively.

Pro-forma results as if Interpretation 47 was applied retroactively for the years ended December 31, 2005, 2004, and 2003 are not materially different from reported results. The December 31, 2004 and December 31, 2003 pro-forma liabilities for asset retirement obligations recorded as a result of the adoption of Interpretation 47 are not materially different than the December 31, 2005 balances.

NOTES TO FINANCIAL STATEMENTS

(ii)	Share-Based Payment

In December 2004, the FASB issued a replacement of Statement 123, SFAS No. 123 (revised 2004), Share-Based Payment (Statement 123R). This standard will require, among other things, accounting for all stock-based compensation arrangements under the fair value method. The standard also requires compensation awards that involve the achievement of a certain company stock price (or similar measure) to have the likelihood of reaching those targets incorporated into the fair value of the award. The number of awards paid out under Cinergy’s performance-based share awards under the Cinergy Corp. 1996 Long-Term Incentive Compensation Plan (LTIP) is based on Cinergy’s expected total shareholder return (TSR) as measured against a pre-defined peer group. Therefore, these awards are required to be re-valued at fair value upon adoption.

We adopted Statement 123R on January 1, 2006 using the modified prospective application. Cinergy recognized an immaterial loss for the cumulative effect of this change in accounting principle. The cumulative effect is due to the use of a new model that incorporates the expected TSR into the fair value of Cinergy’s performance-based share awards under the LTIP. This model is used to value all grants of future performance-based share awards under the LTIP, beginning January 1, 2006.

In 2003, we prospectively adopted accounting for our stock-based compensation plans using the fair value recognition provisions of Statement 123, as amended by Statement 148, for all employee awards granted or with terms modified on or after January 1, 2003. Therefore, the impact of implementation of Statement 123R on stock options and remaining awards, other than the aforementioned performance-based share awards, within our stock-based compensation plans was not material. See additional detail regarding Cinergy’s stock-based compensation plans in Note 3(c).

(iii)	Income Taxes

In October 2004, the American Jobs Creation Act (AJCA) was signed into law. The AJCA includes a one-time deduction of 85 percent of certain foreign earnings that are repatriated, as defined in the AJCA. The repatriation of foreign earnings pursuant to this provision did not have a material impact on our financial position or results of operations.

NOTES TO FINANCIAL STATEMENTS

(iv)	Cumulative Effect of Changes in Accounting Principles, Net of Tax

In 2005, Cinergy recognized a Cumulative effect of a change in accounting principle, net of tax as a result of the recognition of conditional asset retirement obligations in conjunction with the adoption of Interpretation 47. In 2003, Cinergy, CG&E, and PSI recognized Cumulative effect of changes in accounting principles, net of tax as a result of the reversal of accrued cost of removal for non-regulated generating assets in conjunction with the adoption of Statement 143 and the change in accounting for certain energy related contracts from fair value to accrual in accordance with the rescission of EITF 98-10. There were no cumulative effect adjustments in 2004. The following table summarizes these cumulative effect adjustments and their related tax effects.

	Year to Date December 31
	2005			2003
	Before- tax Amount	Tax (Expense) Benefit	Net-of-tax Amount	Before- tax Amount	Tax (Expense) Benefit	Net-of-tax Amount
	(in millions)
Cinergy(1)
Asset retirement obligation (Interpretation 47 adoption)	$(5)	$2	$(3)	$—	$—	$—
Rescission of EITF 98-10 (EITF 02-3 adoption)	—	—	—	(21)	8	(13)
Asset retirement obligation (Statement 143 adoption)	—	—	—	64	(25)	39

	$(5)	$2	$(3)	$43	$(17)	$26

CG&E
Asset retirement obligation (Interpretation 47 adoption)	$(5)	$2	$(3)	$—	$—	$—
Rescission of EITF 98-10 (EITF 02-3 adoption)	—	—	—	(13)	5	(8)
Asset retirement obligation (Statement 143 adoption)	—	—	—	64	(25)	39

	$(5)	$2	$(3)	$51	$(20)	$31
PSI	—	—	—	—	—	—
Asset retirement obligation (Interpretation 47 adoption)	$—	$—	$—	$—	$—	$—
Rescission of EITF 98-10 (EITF 02-3 adoption)	—	—	—	(1)	0.5	(0.5)

	$—	$—	$—	$(1)	$0.5	$(0.5)

(1)	The results of Cinergy also include amounts related to non-registrants.

(t)	Translation of Foreign Currency

We translate the assets and liabilities of foreign subsidiaries, whose functional currency (generally, the local currency of the country in which the subsidiary is located) is not the United States dollar, using the appropriate exchange rate as of the end of the year. We translate income and expense items using the average exchange rate prevailing during the month the respective transaction occurs. We record translation gains and losses in Accumulated other comprehensive income (loss), which is a component of common stock equity. When a foreign subsidiary is sold, the cumulative translation gain or loss as of the date of sale is removed from Accumulated other comprehensive income (loss) and is recognized as a component of the gain or loss on the sale of the subsidiary in our Statements of Income.

(u)	Related Party Transactions

CG&E, PSI, and ULH&P engage in related party transactions. These transactions, which are eliminated upon consolidation, are generally performed at cost and in accordance with the SEC regulations under the PUHCA 1935 and the applicable state and federal commission regulations. See (c) for a further discussion of the repeal of the PUHCA 1935 and the implementation of the FERC’s PUHCA 2005. The Balance Sheets of our utility operating companies reflect amounts payable to and/or receivable from related parties as Accounts payable to affiliated companies and Accounts receivable from affiliated companies. The significant related party transactions are disclosed below.

(i)	Services

Services provides our regulated and non-regulated subsidiaries with a variety of centralized administrative, management, and support services in accordance with agreements approved by the SEC under the PUHCA 1935.

NOTES TO FINANCIAL STATEMENTS

The costs of these services are charged to our companies on a direct basis, or for general costs which cannot be directly attributed, based on predetermined allocation factors, including the following ratios:

•	sales;

•	electric peak load;

•	number of employees;

•	number of customers; and

•	construction expenditures.

These costs were as follows for the years ended December 31, 2005, 2004, and 2003:

	2005	2004	2003
	(in millions)
CG&E and subsidiaries	$370	$286	$219
PSI	259	230	193
ULH&P	31	21	22

During 2003, Cinergy Power Generation Services, LLC (Generation Services) supplied electric production-related construction, operation and maintenance services to certain of our subsidiaries pursuant to agreements approved by the SEC under the PUHCA 1935. CG&E and its subsidiaries received services from Generation Services in the amount of $96 million for the year ended December 31, 2003. PSI received services in the amount of $55 million for the year ended December 31, 2003. Effective January 1, 2004, these services are now provided by Services and/or directly by CG&E and PSI as all Generation Services employees were transferred to other affiliated corporations.

(ii)	Purchased Energy

Through December 31, 2005, ULH&P purchased energy from CG&E pursuant to a contract effective January 1, 2002, which was approved by the FERC and the Kentucky Public Service Commission (KPSC). This five-year agreement is a negotiated fixed rate contract with CG&E. ULH&P purchased energy from CG&E for resale in the amounts of $168 million, $162 million, and $155 million for the years ended December 31, 2005, 2004, and 2003, respectively. These amounts are reflected in the Statements of Income for ULH&P as Electricity purchased from parent company for resale. This contract was terminated effective December 31, 2005, in connection with the transfer of generating assets from CG&E to ULH&P. For information on the transfer of generating assets to ULH&P on January 1, 2006, see Note 22.

PSI and CG&E purchased energy from each other under a federal and state approved joint operating agreement. These sales and purchases are reflected in the Statements of Income of PSI and CG&E as Electric operating revenues and Fuel, emission allowances, and purchased power expense and were as follows for the years ended December 31, 2005, 2004, and 2003:

	2005	2004	2003
	(in millions)
CG&E
Electric operating revenues	$32	$48	$63
Purchased power(1)	14	80	74

PSI
Electric operating revenues	14	80	74
Purchased power(1)	32	48	63

(1)	Includes intercompany purchases that are presented net in accordance with EITF 02-3.

Effective January 1, 2006, the joint operating agreement was terminated. With the implementation of Midwest ISO’s structured Day-Ahead and Real-Time Energy Market, Midwest ISO took over the responsibility of dispatching generation units in its footprint, including PSI and CG&E generation units, and it was no longer necessary to have a joint operating agreement between PSI and CG&E.

NOTES TO FINANCIAL STATEMENTS

CG&E and PSI had an agreement with Marketing & Trading to purchase gas for certain gas-fired peaking plants. Purchases under this agreement were approximately $26 million, $4 million, and $6 million for CG&E and $130 million, $37 million, and $20 million for PSI for the years ended December 31, 2005, 2004, and 2003, respectively. The amounts are reflected in the Statements of Income of CG&E and PSI as Fuel, emission allowances, and purchased power expense.

During 2005, PSI terminated the agreement with Marketing & Trading to purchase gas, and on December 29, 2005, PSI and ULH&P entered into separate agreements with an unrelated third party to supply all of the natural gas to be used as fuel for certain gas-fired peaking plants.

(iii)	Other

CG&E and ULH&P enter into various agreements with Marketing & Trading to manage their interstate pipeline transportation, storage capacity, and gas supply contracts. Under the terms of these agreements, Marketing & Trading is obligated to deliver natural gas to meet CG&E’s and ULH&P’s requirements. Payments under these agreements for the years ended December 31, 2005, 2004, and 2003 were approximately $726 million, $480 million, and $413 million for CG&E and its subsidiaries and $102 million, $79 million, and $78 million for ULH&P. These amounts are recorded in the Statements of Income for CG&E and ULH&P as Gas purchased expense. Certain of these amounts for CG&E and ULH&P have been deferred for future recovery. In addition, certain of these amounts for CG&E are presented net in Gas operating revenues in accordance with EITF 02-3.

ULH&P terminated its agreement with Marketing & Trading, and on December 29, 2005, entered into an agreement with an unrelated third party to manage their interstate pipeline transportation, storage capacity, and gas supply contracts.

During 2004 and 2005, CG&E served as the purchase and sales agent for PSI with respect to emission allowances. As of December 31, 2005, CG&E’s affiliated receivables and PSI’s affiliated payables totaled approximately $3 million. All other amounts were immaterial. There were no emission allowance transactions between CG&E and PSI in 2003.

Cinergy Corp., Services, and our utility operating companies participate in a money pool arrangement to better manage cash and working capital requirements. These amounts are reflected in Notes payable to affiliated companies and Notes receivable from affiliated companies on the Balance Sheets of our utility operating companies. For a further discussion of the money pool agreement, see Note 7.

2. Pending Merger

On May 8, 2005, Cinergy Corp. entered into an agreement and plan of merger with Duke, a North Carolina corporation, whereby Cinergy Corp. will be merged with Duke. Under the merger agreement, each share of Cinergy Corp. common stock will be converted into 1.56 shares of the newly formed company, Duke Energy Holding.

The merger agreement has been approved by both companies’ Boards of Directors. Consummation of the merger is subject to customary conditions, including, among others, the approval of the shareholders of both companies and the approvals of various regulatory authorities.

Immediately following consummation of the merger, former Cinergy shareholders will own approximately 24 percent of Duke Energy Holding’s common stock. Paul Anderson, Duke’s CEO and Chairman of the Board will remain Chairman of the combined company and Jim Rogers, Cinergy’s CEO and Chairman of the Board, will become the President and CEO of the combined company. The new Duke Energy Holding board will be comprised of 10 members appointed by Duke and five members appointed by Cinergy.

The merger will be recorded using the purchase method of accounting whereby the total purchase price of approximately $9 billion will be allocated to Cinergy’s identifiable tangible and intangible assets acquired and liabilities assumed based on their fair values as of the closing of the merger.

The merger is expected to close in the first half of 2006. However, the actual timing is contingent on the receipt of several approvals including: FERC, Federal Communications Commission (FCC), Nuclear Regulatory Commission (NRC), state regulatory commissions of Ohio, Indiana, Kentucky, North Carolina, and South Carolina, and shareholders of each company. The status of these matters is as follows:

Completed:

•	On August 11, 2005, the United States Department of Justice and the Federal Trade Commission granted early termination of the waiting period imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

•	In November 2005, the KPSC approved Duke’s and Cinergy’s application seeking approval of a transfer and acquisition of control of ULH&P.

•	In November 2005, the state utility regulatory agency in South Carolina approved Duke’s application requesting authorization to enter into a business combination.

•	In December 2005, the PUCO approved Cinergy’s application of a change in control with respect to CG&E. The PUCO affirmed the approval in February 2006.

•	In December 2005, the FERC approved Duke’s and Cinergy’s application requesting approval of the merger and the subsequent internal restructuring and consolidation of the merged company.

•	In February 2006, the NRC approved Duke’s application requesting approval of the merger.

•	The FCC has approved assignment of all eight Cinergy wireless telecommunications licenses.

•	In light of the repeal of the PUHCA 1935, as amended, effective February 2006, the merger will no longer require SEC authorization under the PUHCA 1935.

Pending:

•	In June 2005, PSI filed a petition with the IURC concerning, among other things, certain merger-related affiliate agreements, the sharing of merger-related benefits with customers, and deferred accounting of certain merger-related costs. On December 15, 2005, PSI filed with the IURC a settlement agreement reached with the staff of the IURC, the Indiana Office of Utilities Consumer Counsel and the PSI Industrial Group. Settlement hearings were held in January 2006 and a final order is expected in March 2006.

•	In July 2005, Duke filed an application with the state utility regulatory agency in North Carolina. The application requests both the authorization to enter into a business combination transaction and the approval of various affiliate agreements. Hearings were held in January 2006 and a final order is expected in March 2006.

•	Special meetings of shareholders of both companies for the purpose of voting on the merger will be held on March 10, 2006.

The merger agreement also provides that Duke and Cinergy will use their reasonable best efforts to transfer five generating stations located in the midwest from Duke to CG&E. This transfer will require regulatory approval by the FERC and, with respect to one plant located in Indiana the IURC. The FERC approved this transaction in December 2005. CG&E and the Duke affiliate that owns the interest in the Indiana plant filed an application with the IURC requesting approval for the transfer (as well as the declination by the IURC of jurisdiction over CG&E following the transfer) in October 2005. A final order approving the transfer and the IURC’s declination of jurisdiction over CG&E was received in February 2006. Duke and Cinergy intend to effectuate the transfer as an equity infusion into CG&E at book value. In conjunction with the transfer, Duke Capital LLC, a subsidiary of Duke, and CG&E intend to enter into a financial arrangement covering a multi-year period, to eliminate any potential cash shortfalls that may result from CG&E owning and operating the five stations. At this time, we cannot predict the outcome of this matter.

The merger agreement contains certain termination rights for both Duke and Cinergy, and further provides that, upon termination of the merger agreement under specified circumstances, a party would be required to pay the other party’s fees and expenses in an amount not to exceed $35 million and/or a termination fee of $300 million in the case of a fee payable by Cinergy to Duke or a termination fee of $500 million in the case of a fee payable by Duke to Cinergy. Any termination fee would be reduced by the amount of any fees and expenses previously reimbursed by the party required to pay the termination fee.

In May 2005, a purported shareholder class action was filed in the Court of Common Pleas in Hamilton County, Ohio against Cinergy and each of the members of the Board of Directors. The lawsuit alleged that the defendants breached their duties of due care and loyalty to shareholders by agreeing to the merger agreement between Duke and Cinergy and was seeking to either enjoin or amend the terms of the merger. Cinergy and the individual defendants filed a motion to dismiss this lawsuit in July 2005, which was granted in November of 2005. An appeal was not filed by the plaintiffs and the case is closed.

Although Management believes that the merger should close in the first half of 2006, the actual timing of the transaction could be delayed or the merger could be abandoned by the parties in the event of the inability to obtain one or more of the required regulatory approvals on acceptable terms.

1. Common Stock

(a)	Changes In Common Stock Outstanding

The following table reflects information related to shares of Cinergy Corp. common stock issued for stock-based plans.

	Shares Authorized for Issuance under Plan		Number of Shares Available for Future Issuance(2)	Shares Used to Grant or Settle Awards

				2005	2004	2003
Cinergy Corp. 1996 LTIP	14,500,000		2,012,161	770,518	1,729,679	1,742,046
Cinergy Corp. Stock Option Plan (SOP)	5,000,000		1,318,500	33,900	393,523	421,611
Cinergy Corp. Employee Stock Purchase and Savings Plan	2,000,000		1,482,664	—	—	168,756
Cinergy Corp. UK Sharesave Scheme	75,000		62,047	589	7,313	3,364
Cinergy Corp. Retirement Plan for Directors	175,000	(1)	—	6,203	5,909	5,602
Cinergy Corp. Directors’ Equity Compensation Plan	75,000		35,805	423	1,095	3,824
Cinergy Corp. Directors’ Deferred Compensation Plan	200,000		92,415	5,655	5,388	25,826
Cinergy Corp. 401(k) Plans	6,469,373	(1)	1,169,358	1,615,900	1,174,600	1,544,900
Cinergy Corp. Direct Stock Purchase and Dividend Reinvestment Plan	3,000,000	(1)	497,388	538,163	627,205	679,301
Cinergy Corp. 401(k) Excess Plan	100,000	(1)	—	—	—	—

(1)	Plan does not contain an authorization limit. The number of shares presented reflects amounts registered with the SEC as of December 31, 2005.
(2)	Shares available exclude the number of shares to be issued upon exercise of outstanding options, warrants, and rights.

We retired 111,544 shares of common stock in 2005, 829,575 shares in 2004, and 519,976 shares in 2003, mainly representing shares tendered as payment for the exercise of previously granted stock options.

Cinergy issues new Cinergy Corp. common stock shares to satisfy obligations under certain of its employee stock plans and the Cinergy Corp. Direct Stock Purchase and Dividend Reinvestment Plan. Cinergy Corp. issued approximately 3.0 million shares in 2005 and approximately 3.9 million shares in 2004 to satisfy its obligations under these plans.

In December 2004, Cinergy Corp. issued 6.1 million shares of common stock under its January 2003 $750 million registration statement with the SEC. The net proceeds of $247 million were used to reduce short-term indebtedness.

In January and February 2005, Cinergy Corp. issued a total of 9.2 million shares of common stock pursuant to certain stock purchase contracts that were issued as a component of combined securities in December 2001. Net proceeds from the transaction of $316 million were used to reduce short-term debt. See Note 5(b) for further discussion of the securities.

In June 2005, Cinergy Corp. contributed $200 million in capital to PSI. The capital contribution was used to repay short-term indebtedness and is consistent with supporting PSI’s current credit ratings.

In January 2006, CG&E contributed approximately $140 million in capital to ULH&P in conjunction with the transfer of certain generating assets to ULH&P. See Note 22 for additional information.

Cinergy Corp. owns all of the common stock of CG&E and PSI. All of ULH&P’s common stock is held by CG&E.

(b)	Dividend Restrictions

Cinergy Corp.’s ability to pay dividends to holders of its common stock is principally dependent on the ability of CG&E and PSI to pay Cinergy Corp. dividends on their common stock. Cinergy Corp., CG&E, and PSI cannot pay dividends on their common stock if their respective preferred stock dividends or preferred trust dividends are in arrears. The amount of common stock dividends that each company can pay is also limited by certain capitalization and earnings requirements under CG&E’s and PSI’s credit instruments. Currently, these requirements do not impact the ability of either company to pay dividends on its common stock. In addition, until consummation or termination of the merger with Duke, Cinergy is prohibited from paying dividends in excess of its historical levels without prior consent of Duke.

(c)	Stock-based Compensation Plans

We currently have the following stock-based compensation plans:

•	LTIP;

•	SOP;

•	Employee Stock Purchase and Savings Plan;

•	UK Sharesave Scheme;

•	Retirement Plan for Directors;

•	Directors’ Equity Compensation Plan;

•	Directors’ Deferred Compensation Plan;

•	401(k) Plans; and

•	401(k) Excess Plan.

The LTIP, the SOP, the Employee Stock Purchase and Savings Plan, 401(k) Plans, and the 401(k) Excess Plan are discussed below. The activity in 2005, 2004, and 2003 for the remaining stock-based compensation plans was not significant.

In 2003, we prospectively adopted accounting for our stock-based compensation plans using the fair value recognition provisions of Statement 123, as amended by Statement 148, for all employee awards granted or with terms modified on or after January 1, 2003. See Note 1(s)(ii) for additional information on costs we recognized related to stock-based compensation plans. Effective January 1, 2006, Cinergy adopted Statement 123R. See Note 1(r) for additional information regarding this new accounting standard.

(i)	LTIP

Under this plan, certain key employees may be granted incentive and non-qualified stock options, stock appreciation rights (SARs), restricted stock, dividend equivalents, phantom stock, the opportunity to earn performance-based shares and certain other stock-based awards. Stock options are granted to participants with an option price equal to or greater than the fair market value on the grant date, and generally with a vesting period of three years. The vesting period begins on the grant date and all options expire within 10 years from that date.

From 2003 through 2005, performance-based share awards were paid with 50 percent in common stock and 50 percent in cash. As of December 31, 2005, all performance shares were classified as liabilities as management intends to pay all outstanding awards in cash. As a result, the expected cash payout portion of the performance shares were reported in Current Liabilities - Other and Non-Current Liabilities - Other.

Entitlement to performance-based shares is based on Cinergy’s TSR over designated Cycles as measured against a pre-defined peer group. Target grants of performance-based shares were made for the following Cycles:

Cycle	Grant Date	Performance Period	Target Grant of Shares
			(in thousands)
VIII	1/2004	2004-2006	362
IX	1/2005	2005-2007	340
X	1/2006	2006-2008	351

Participants may earn more or less performance shares if Cinergy’s TSR ranks above or below the 55th percentile of the TSR of its peer group. For the three-year performance period ended December 31, 2005 (Cycle VII), approximately 109,000 shares (including dividend equivalent shares) were earned, based on our relative TSR.

(ii)	SOP

The SOP was designed to align executive compensation with shareholder interests. Under the SOP, incentive and non-qualified stock options, SARs, and SARs in tandem with stock options could have been granted to key employees, officers, and outside directors. The activity under this plan predominantly consisted of the grant of stock options. Options were granted with an option price equal to the fair market value of the shares on the grant date. Options generally vested over five years at a rate of 20 percent per year, beginning on the grant date, and expiring 10 years from the grant date. As of October 2004, no additional incentive stock options may be granted under the plan.

(iii)	Employee Stock Purchase and Savings Plan

The Employee Stock Purchase and Savings Plan allowed essentially all full-time, regular employees to purchase shares of common stock pursuant to a stock option feature. The last offering period began May 1, 2001, and ended June 30, 2003, with 168,101 shares purchased and the remaining cash distributed to the respective participants. The purchase price for all shares under this offering was $32.78.

Stock option activity for 2005, 2004, and 2003 for the LTIP, SOP, and Employee Stock Purchase and Savings Plan is summarized as follows:

	LTIP and SOP		Employee Stock Purchase and Savings Plan(1)
	Shares Subject to Option	Weighted Average Exercise Price	Shares Subject to Option	Weighted Average Exercise Price
Balance at December 31, 2002	7,361,700	$29.06	218,170	$32.78
Options granted(2)	897,100	34.30	—	—
Options exercised	(1,630,046)	24.89	(168,101)	32.78
Options forfeited	(59,300)	30.51	(50,069)	32.78

Balance at December 31, 2003	6,569,454	30.79	—	—

Options granted(2)	739,200	38.79
Options exercised	(1,950,570)	26.41
Options forfeited	(32,700)	35.95

Balance at December 31, 2004	5,325,384	33.35
Options granted(2)	766,100	41.78
Options exercised	(490,263)	30.27
Options forfeited	(116,572)	39.66

Balance at December 31, 2005	5,484,649	$34.72

Options Exercisable:
At December 31, 2003	3,700,346	$29.52
At December 31, 2004	2,706,876	$32.01
At December 31, 2005	3,310,549	$32.86

(1)	Shares were not offered after June 30, 2003.
(2)	Options were not granted under the SOP during 2005, 2004, or 2003.

The weighted average fair value of options granted under the LTIP was $5.64 in 2005, $5.65 in 2004, and $4.96 in 2003. The fair values of options granted were estimated as of the grant date using the Black-Scholes option-pricing model and the following assumptions:

	LTIP
	2005		2004		2003
Risk-free interest rate	3.63%		3.35%		3.02%
Expected dividend yield	4.52%		4.97%		5.34%
Expected life	4.99	yrs.	5.33	yrs.	5.35	yrs.
Expected volatility	21.24%		24.47%		26.15%

Price ranges, along with certain other information, for options outstanding under the combined LTIP and SOP plans at December 31, 2005, were as follows:

	Outstanding			Exercisable
Exercise Price Range	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Number of Shares	Weighted Average Exercise Price
$23.66 - $33.64	1,896,158	$29.77	5.04 yrs.	1,712,158	$29.66
$33.88 - $36.88	1,979,691	$35.11	4.91 yrs.	1,266,291	$35.52
$37.82 - $43.70	1,608,800	$40.08	7.63 yrs.	332,100	$39.16

(iv)	401(k) Plans

We sponsor 401(k) employee retirement plans that cover substantially all United States employees. Employees can contribute up to 50 percent of pre-tax base salary (subject to Internal Revenue Service (IRS) limits) and up to 15 percent of after-tax base salary. We make matching contributions to these plans in the form of Cinergy Corp. common stock, contributing 100 percent of the first three percent of an employee’s pre-tax contributions plus 50 percent of the next two percent of an employee’s pre-tax contributions, and we have the discretion to make incentive matching contributions based on Cinergy’s net income. Employees are immediately vested in both their contributions and our matching contributions.

Cinergy’s, CG&E’s, and PSI’s matching contributions for the years ended December 31, 2005, 2004, and 2003 were as follows:

	2005	2004	2003
	(in millions)
Cinergy(1)	$18	$20	$18
CG&E and subsidiaries	4	5	3
PSI	4	4	4

(1)	The results of Cinergy also include amounts related to non-registrants.

Effective January 1, 2003, each Cinergy employee whose pension benefit is determined using a cash balance formula is also eligible to receive an annual deferred profit sharing contribution, calculated as a percentage of that employee’s total pension eligible earnings. The deferred profit sharing contribution made by Cinergy is based on the corporate net income performance level for the year, and is made to the 401(k) plans in the form of Cinergy Corp. common stock. Employees vest in their benefit upon reaching three years of service, or immediately upon reaching age 65 while employed. Cinergy has recorded approximately $4.7 million and $2.4 million, respectively, of profit sharing contribution costs for the years ended December 31, 2005 and December 31, 2004.

(v)	401(k) Excess Plan

The 401(k) Excess Plan is a non-qualified deferred compensation plan for a select group of Cinergy management and other highly compensated employees. It is a means by which these employees can defer additional compensation, and receive company matching contributions, provided they have already contributed the maximum amount (pursuant to the anti-discrimination rules for highly compensated employees) under the qualified 401(k) Plans. All funds deferred are held in a rabbi trust administered by an independent trustee.

(vi)	Merger-Related Obligations

Several of the company’s benefit plans contain “change-in-control” clauses that provide enhanced, and/or accelerate the payment of, benefits to management level employees in the event of a qualifying transaction such as would occur upon the consummation of the proposed merger with Duke as discussed in Note 2. These include benefits paid pursuant to the LTIP and certain payments under Cinergy’s Annual Incentive Plan. Certain employees will also be entitled to additional severance and benefits in the event they are involuntarily terminated without “cause” or voluntarily terminate for “good reason” (as such terms are defined in their employment agreements) in connection with or following the merger.

On December 30, 2005, Cinergy entered into agreements with 28 employees to accelerate the payment of a portion of the amounts discussed above, otherwise expected to be paid after December 31, 2005, in order to mitigate the Company’s taxes and related expenses. Payments totaling $70 million were made in December pursuant to these agreements. The agreements amend the employees’ employment agreements, and benefit plans in which they participate, to accelerate into 2005 the payment of certain amounts that they have previously earned or are expected to earn after December 31, 2005. Among other things, the Company prepaid performance shares under the LTIP and severance payments for certain individuals. In the event an employee who received such amounts voluntarily terminates his employment prior to the closing of the merger, the employee is obligated to repay all of the payments, and if the merger does not close on or prior to December 15, 2006, the employee is obligated to repay half of the payments, to reflect his or her estimated tax liability upon receipt of the accelerated payments; in each case, less any amounts that the employee has already earned through such date. By accelerating these payments, the Company will mitigate taxes and related expenses that it would otherwise incur if it had waited until after 2005 to make these payments.

The majority of these payments have been recorded as prepaid compensation in Prepayments and other. Approximately half of these payments are being accounted for as a retention bonus and will be expensed over the period between January 1, 2006 and the estimated closing of the pending merger with Duke. The remainder, representing the half that executives must repay if the merger is never consummated, will remain in Prepayments and other until the merger closes.

In addition to payments made in December, based on certain assumptions and using our current best estimates, the Company’s remaining contractual obligations that will be triggered upon merger consummation, and due shortly thereafter, including severance payments for those executives that have indicated their intention to terminate for “good reason”, is expected to be approximately $73 million. These amounts will be accounted for when the merger closes. This estimate only includes amounts payable pursuant to existing benefit arrangements and employment contracts and does not include the value of accelerated stock options, retirement benefits earned prior to the merger, and amounts payable under severance plans that Duke and Cinergy are considering to reduce redundant positions after the merger closes.

2. Cumulative Preferred Stock

In August 2005, PSI redeemed all of its $31.075 million notional amount 6.875% Cumulative Preferred Stock.

In February 2006, CG&E notified holders of its $16.98 million notional amount 4% Cumulative Preferred Stock, and holders of its $3.5 million notional amount 4.75% Cumulative Preferred Stock that it intends to redeem all outstanding shares on March 10 at a price of $108 per share and $101 per share, respectively, plus accrued and unpaid dividends.

3. Variable Interest Entities

(a)	Power Sale Special Purpose Entities (SPEs)

In accordance with FASB Interpretation No. 46, Consolidation of Variable Interest Entities, we consolidate two SPEs that have individual power sale agreements with Central Maine Power Company (CMP) for approximately 45 megawatts (MW) of capacity, ending in 2009, and 35 MW of capacity, ending in 2016. In addition, these SPEs have individual power purchase agreements with Cinergy Capital & Trading, Inc. (Capital & Trading) to supply the power. Capital & Trading also provides various services, including certain credit support facilities. Upon the initial consolidation of these two SPEs on July 1, 2003, approximately $239 million of notes receivable, $225 million of non-recourse debt, and miscellaneous other assets and liabilities were included on Cinergy’s Balance Sheets. The debt was incurred by the SPEs to finance the buyout of the existing power contracts that CMP held with the former suppliers. The cash flows from the notes receivable are designed to repay the debt. Note 10 provides additional information regarding the debt and the notes receivable, respectively.

(b)	Preferred Trust Securities

In December 2001, Cinergy Corp. issued approximately $316 million notional amount of combined securities consisting of (a) 6.9 percent preferred trust securities, due February 2007, and (b) stock purchase contracts obligating the holders to purchase between 9.2 and 10.8 million shares of Cinergy Corp. common stock by February 2005. A $50 preferred trust security and stock purchase contract were sold together as a single security unit (Unit). The preferred trust securities were issued through a trust whose common stock was 100 percent owned by Cinergy Corp. The stock purchase contracts were issued directly by Cinergy Corp. The trust loaned the proceeds from the issuance of the securities to Cinergy Corp. in exchange for a note payable to the trust that was eliminated in consolidation. The proceeds of $306 million, which was net of approximately $10 million of issuance costs, were used to pay down Cinergy Corp.’s short-term indebtedness. In January and February 2005, certain holders settled the stock purchase contracts early and elected to remove the units from the remarketing. In February 2005, the remaining preferred trust securities were successfully remarketed and the dividend rate was reset at 6.9 percent. The preferred trust securities will mature in February 2007. To settle the stock purchase contracts, Cinergy Corp. issued 9.2 million shares of common stock at the ceiling price of $34.40 per share as the market price of the stock exceeded the ceiling price of the contract. Net proceeds of approximately $316 million were used to repay short-term indebtedness.

Each Unit continues to receive quarterly cash payments of 6.9 percent per annum of the notional amount, which represents a preferred trust security dividend. The trust’s ability to pay dividends on the preferred trust securities is solely dependent on its receipt of interest payments from Cinergy Corp. on the note payable. However, Cinergy Corp. has fully and unconditionally guaranteed the preferred trust securities.

As of July 1, 2003, we no longer consolidate the trust that was established to issue the preferred trust securities. The preferred trust securities are no longer included in Cinergy Corp.’s Balance Sheets. In addition, the note payable owed to the trust, which has a current carrying value of $324 million, is included in Long-term debt.

(c)	Sales of Accounts Receivable

In February 2002, CG&E, PSI, and ULH&P entered into an agreement to sell certain of their accounts receivable and related collections. Cinergy Corp. formed Cinergy Receivables Company, LLC (Cinergy Receivables) to purchase, on a revolving basis, nearly all of the retail accounts receivable and related collections of CG&E, PSI, and ULH&P. Cinergy Corp. does not consolidate Cinergy Receivables since it meets the requirements to be accounted for as a qualifying SPE. The transfers of receivables are accounted for as sales, pursuant to Statement 140.

The proceeds obtained from the sales of receivables are largely cash but do include a subordinated note from Cinergy Receivables for a portion of the purchase price (typically approximates 25 percent of the total proceeds). The note is subordinate to senior loans that Cinergy Receivables obtains from commercial paper conduits controlled by unrelated financial institutions. Cinergy Receivables provides credit enhancement related to senior loans in the form of over-collateralization of the purchased receivables. However, the over-collateralization is calculated monthly and does not extend to the entire pool of receivables held by Cinergy Receivables at any point in time. As such, these senior loans do not have recourse to all assets of Cinergy Receivables. These loans provide the cash portion of the proceeds paid to CG&E, PSI, and ULH&P.

This subordinated note is a retained interest (right to receive a specified portion of cash flows from the sold assets) under SFAS No. 140, Accounting for Transfer and Servicing of Financial Assets and Extinguishments of Liabilities – a replacement of FASB Statement No. 125 (Statement 140) and is classified within Notes receivable from affiliated companies in the accompanying Balance Sheets of CG&E, PSI, and ULH&P and is classified within Notes receivable on Cinergy Corp.’s Balance Sheets. In addition, Cinergy Corp.’s investment in Cinergy Receivables constitutes a purchased beneficial interest (purchased right to receive specified cash flows, in our case residual cash flows), which is subordinate to the retained interests held by CG&E, PSI, and ULH&P. The carrying values of the retained interests are determined by allocating the carrying value of the receivables between the assets sold and the interests retained based on relative fair value. The key assumptions in estimating fair value are credit losses and selection of discount rates. Because (a) the receivables generally turn in less than two months, (b) credit losses are reasonably predictable due to each company’s broad customer base and lack of significant concentration, and (c) the purchased beneficial interest is subordinate to all retained interests and thus would absorb losses first, the allocated bases of the subordinated notes are not materially different than their face value. Interest accrues to CG&E, PSI, and ULH&P on the retained interests using the accretable yield method, which generally approximates the stated rate on the notes since the allocated basis and the face value are nearly equivalent. Cinergy Corp. records income from Cinergy Receivables in a similar manner. We record an impairment charge against the carrying value of both the retained interests and purchased beneficial interest whenever we determine that an other-than-temporary impairment has occurred (which is unlikely unless credit losses on the receivables far exceed the anticipated level).

The key assumptions used in measuring the retained interests are as follows (all amounts are averages of the assumptions used in sales during the period):

	Cinergy		CG&E and subsidiaries		PSI		ULH&P
	2005	2004	2005	2004	2005	2004	2005	2004
Anticipated credit loss rate	0.7%	0.7%	0.8%	0.9%	0.5%	0.5%	1.1%	1.2%
Discount rate on expected cash flows	5.7%	3.8%	5.7%	3.8%	5.7%	3.8%	5.7%	3.8%
Receivables turnover rate(1)	12.3%	12.6%	13.0%	13.4%	11.2%	11.5%	12.3%	12.9%

(1)	Receivables at each month-end divided by annualized sales for the month.

The hypothetical effect on the fair value of the retained interests assuming both a 10 percent and 20 percent unfavorable variation in credit losses or discount rates is not material due to the short turnover of receivables and historically low credit loss history.

CG&E retains servicing responsibilities for its role as a collection agent on the amounts due on the sold receivables. However, Cinergy Receivables assumes the risk of collection on the purchased receivables without recourse to CG&E, PSI, and ULH&P in the event of a loss. While no direct recourse to CG&E, PSI, and ULH&P exists, these entities risk loss in the event collections are not sufficient to allow for full recovery of their retained interests. No servicing asset or liability is recorded since the servicing fee paid to CG&E approximates a market rate.

The following table shows the gross and net receivables sold, retained interests, purchased beneficial interest, sales, and cash flows during the periods ending December 31, 2005 and 2004.

	2005
	Cinergy	CG&E and subsidiaries	PSI	ULH&P
	(in millions)
Receivables sold as of period end	$670	$453	$217	$71
Less: Retained interests	264	177	87	29

Net receivables sold as of period end	$406	$276	$130	$42

Purchased beneficial interest	$22	$—	$—	$—

Sales during period
Receivables sold	$4,419	$2,636	$1,783	$406
Loss recognized on sale	53	35	18	6

Cash flows during period
Cash proceeds from sold receivables	$4,296	$2,546	$1,750	$392
Collection fees received	2	2	—	—
Return received on retained interests	24	14	10	2

	2004
	Cinergy	CG&E and subsidiaries	PSI	ULH&P
	(in millions)
Receivables sold as of period end	$538	$339	$199	$54
Less: Retained interests	194	121	73	21

Net receivables sold as of period end	$344	$218	$126	$33

Purchased beneficial interest	$18	$—	$—	$—

Sales during period
Receivables sold	$3,895	$2,253	$1,642	$367
Loss recognized on sale	38	25	13	4

Cash flows during period
Cash proceeds from sold receivables	$3,835	$2,213	$1,622	$360
Collection fees received	2	2	—	—
Return received on retained interests	17	10	7	2

(d)	Other

Cinergy also holds interests in several joint ventures, primarily engaged in cogeneration and energy efficiency operations, that are considered VIEs which do not require consolidation. Our exposure to loss from our involvement with these entities is not material.

4. Long-Term Debt

Refer to the Statements of Capitalization for detailed information for Cinergy’s, CG&E’s, PSI’s, and ULH&P’s long-term debt.

In February 2004, CG&E repaid at maturity $110 million of its 6.45% First Mortgage Bonds.

In April 2004, Cinergy Corp. repaid at maturity $200 million of its 6.125% Debentures.

In September 2004, Cinergy Corp. repaid at maturity $500 million of its 6.25% Debentures.

In November 2004, CG&E borrowed the proceeds from the Ohio Air Quality Development Authority’s issuance of $47 million principal amount of its State of Ohio Air Quality Development Revenue Bonds 2004 Series A and $47 million principal amount of its State of Ohio Air Quality Development Revenue Bonds 2004 Series B (for loans totaling $94 million), both due November 1, 2039. Payment of principal and interest on the Bonds when due is insured by separate bond insurance policies issued by XL Capital Assurance. The initial interest rate for both Series A and Series B was 1.92%. The interest rates on Series A and Series B were initially reset on January 5, 2005 and January 12, 2005, respectively, and then every 35 days by auction thereafter. Because the holders cannot tender the Bonds for purchase by the issuer while the Bonds are in the auction rate mode, these debt obligations are classified as Long-term debt. CG&E is using the proceeds from these borrowings to assist in financing its portion of the costs of acquiring, constructing and installing certain solid waste disposal facilities comprising air quality facilities at Units 7 and 8 at CG&E’s majority-owned Miami Fort Generating Station (Miami Fort Station).

In December 2004, PSI borrowed the proceeds from the Indiana Development Finance Authority’s issuance of $77 million principal amount of its Environmental Revenue Bonds, Series 2004B and $77 million principal amount of its Environmental Revenue Bonds, Series 2004C, both due December 1, 2039 (for loans totaling $154 million). Payment of principal and interest on the Bonds when due is insured by separate bond insurance policies issued by XL Capital Assurance. The initial interest rate for Series 2004B was 1.80% and for Series 2004C was 1.85%. The interest rates on both Series 2004B and Series 2004C were initially reset on January 11, 2005 and then every 35 days by auction thereafter. Because the holders cannot tender the Bonds for purchase by the issuer while the Bonds are in the auction rate mode, these debt obligations are classified as Long-term debt. PSI is using the proceeds from these borrowings to assist in the acquisition and construction of solid waste disposal facilities located at various generating stations in Indiana.

Also, in December 2004, ULH&P issued $40 million principal amount of its 5.00% Debentures due December 15, 2014 (effective interest rate of 5.26%). Proceeds from this issuance were used for general corporate purposes and the repayment of outstanding indebtedness.

In August 2005, PSI redeemed all of its $50 million 6.50% Synthetic Putable Yield Securities due August 1, 2026 through the exercise of call provisions within the securities.

Also in August 2005, PSI redeemed all of its $50 million principal amount Series ZZ First Mortgage secured 5 3/4% Series 1993B Environmental Revenue Refunding Bonds, due February 15, 2028. PSI redeemed these bonds with the proceeds from the issuance by the Indiana Finance Authority of $50 million principal amount of its Environmental Revenue Refunding Bonds, Series 2005A, due July 1, 2035. The bonds bear a fixed rate of interest through 2035 of 4.50 percent.

In September 2005, PSI redeemed all of its $30 million principal amount 7.125% Series AAA First Mortgage Bonds, due 2024.

In October 2005, PSI borrowed the proceeds from the Indiana Finance Authority’s issuance of $50 million principal amount of its Environmental Revenue Bonds, Series 2005C, due October 1, 2040. The initial interest rate for Series 2005C Bonds was 2.75%. This rate initially reset on December 2, 2005 and then every 35 days by auction thereafter. Because the holders cannot tender the Series 2005C Bonds for purchase by the issuer while the Series 2005C Bonds are in the auction rate mode, these debt obligations are classified as Long-term debt. PSI is using the proceeds from these borrowings to assist in the acquisition and construction of solid waste disposal facilities located at various generating stations in Indiana.

Also in October 2005, PSI issued $350 million principal amount of its 6.12% Debentures due October 15, 2035. Proceeds from this issuance were used for general corporate purposes and the repayment of outstanding short-term indebtedness.

In January 2006, ULH&P assumed responsibility for principal and interest payments on $61 million of CG&E’s long-term pollution control bonds in conjunction with the transfer of certain generating assets to ULH&P. The bonds will still remain on CG&E’s balance sheet and ULH&P’s obligation will be reflected as an intercompany note payable from ULH&P to CG&E. See Note 22 for additional information.

The following table reflects the long-term debt maturities excluding any redemptions due to the exercise of call provisions or capital lease obligations. Callable means we have the right to buy back a given security from the holder at a specified price before maturity.

	Long-term Debt Maturities
	Cinergy(1)	CG&E and subsidiaries	PSI	ULH&P
	(in millions)
2006	$353	$—	$325	$—
2007	728	100	268	—
2008	550	120	43	20
2009	272	20	223	20
2010	18	—	2	—
Thereafter	2,872	1,390	1,342	55

Total	$4,793	$1,630	$2,203	$95

(1)	The results of Cinergy also include amounts related to non-registrants.

Maintenance and replacement fund provisions contained in PSI’s first mortgage bond indenture require: (1) cash payments, (2) bond retirements, or (3) pledges of unfunded property additions each year based on an amount related to PSI’s net revenues.

CG&E’s transmission and distribution assets of approximately $2.9 billion are subject to the lien of its first mortgage bond indenture. The utility property of PSI is also subject to the lien of its first mortgage bond indenture.

As discussed previously, CG&E and PSI periodically borrowed proceeds from the issuance of tax-exempt bonds for the purpose of funding the acquisition and construction of solid waste disposal facilities located at various generating stations in Indiana and Ohio. Because some of these facilities have not commenced construction and others are not yet complete, proceeds from the borrowings have been placed in escrow with a trustee and may be drawn upon only as facilities are built and qualified costs incurred. In the event any of the proceeds are not drawn, CG&E and PSI would eventually be required to return the unused proceeds to bondholders. CG&E and PSI expect to draw down all of the proceeds over the next two years.

5. Notes Payable and Other Short-term Obligations

Short-term obligations may include:

•	short-term notes;

•	variable rate pollution control notes;

•	commercial paper; and

•	money pool.

Cinergy Corp.’s short-term borrowings consist primarily of unsecured revolving lines of credit and the sale of commercial paper. Cinergy Corp.’s revolving credit facility and commercial paper program also support the short-term borrowing needs of CG&E, PSI, and ULH&P. In addition, Cinergy Corp., CG&E, and PSI maintain uncommitted lines of credit. These facilities are not firm sources of capital but rather informal agreements to lend money, subject to availability, with pricing determined at the time of advance. The following table summarizes our Notes payable and other short-term obligations and Notes payable to affiliated companies:

	December 31, 2005			December 31, 2004
	Established Lines	Outstanding	Weighted Average Rate	Established Lines	Outstanding	Weighted Average Rate
	(in millions)
Cinergy
Cinergy Corp.
Revolving line(1)	$2,000	$—	—%	$2,000	$—	—%
Uncommitted lines	40	—	—	40	—	—
Commercial paper(2)		515	4.43		675	2.45

Utility operating companies
Uncommitted lines	75	—	—	75	—	—
Pollution control notes		298	4.00		248	2.43

Non-regulated subsidiaries
Revolving lines(3)	162	77	4.95	158	—	—
Short-term debt		9	9.96		—	—
Pollution control notes		25	3.90		25	2.30

Cinergy Total		$924	4.37%		$948	2.44%

CG&E and subsidiaries
Uncommitted lines	$15	$—	—%	$15	$—	—%
Pollution control notes		112	3.86		112	2.34
Money pool		114	4.41		180	2.38

CG&E Total		$226	4.14%		$292	2.36%

PSI
Uncommitted lines	$60	$—	—%	$60	$—	—%
Pollution control notes		186	4.07		136	2.49
Money pool		250	4.41		130	2.38

PSI Total		$436	4.27%		$266	2.44%

ULH&P
Money pool		$30	4.41%		$11	2.38%

ULH&P Total		$30	4.41%		$11	2.38%

(1)	Consists of a five-year facility which was entered into in September 2005, matures in September 2010, and contains $500 million sublimits each for CG&E and PSI, and a $100 million sublimit for ULH&P (which was increased from $65 million in conjunction with its transaction with CG&E in which ULH&P acquired interests in three of CG&E’s electric generating stations. See Note 22 for further information regarding this transaction.)
(2)	Cinergy Corp.’s commercial paper program limit is $1.5 billion. The commercial paper program is supported by Cinergy Corp.’s revolving line of credit.
(3)	Of the $162 million and $158 million, in 2005 and 2004, respectively, $150 million relates to a three-year senior revolving credit facility that Cinergy Canada, Inc. entered into in December 2004 that matures in December 2007.

(a)	Short-term Notes

Short-term borrowings mature within one year from the date of issuance. We primarily use an unsecured revolving line of credit and the sale of commercial paper for short-term borrowings. A portion of Cinergy Corp.’s revolving line is used to provide credit support for commercial paper and letters of credit. When the revolving line is reserved for commercial paper or backing letters of credit, it is not available for additional borrowings. The fees paid to secure short-term borrowings were immaterial during each of the years ended December 31, 2005, 2004, and 2003.

In September 2005, Cinergy Corp., CG&E, PSI, and ULH&P entered into a five-year revolving credit facility with a termination date of September 2010, which can be extended twice, each extension for an additional one-year period. The new credit agreement replaces two existing credit agreements, one dated April 2004 and one dated December 2004.

The new credit agreement provides that the pending merger between Duke and Cinergy Corp. will not be considered a fundamental change or a “Change of Control” for purposes of the credit agreement.

For purposes of making borrowings the new credit agreement does not require certain environmental, legal or material adverse change representations and warranties that were in the credit agreements it replaced.

At December 31, 2005, Cinergy Corp. had $1.1 billion remaining unused and available capacity relating to its $2 billion revolving credit facility. This revolving credit facility includes the following:

Credit Facility	Expiration	Established Lines	Outstanding and Committed	Unused and Available
		(in millions)
Five-year senior revolving	September 2010
Commercial paper support			$515
Letter of credit support			358

Total five-year facility(1)		$2,000	873	$1,127

(1)	In September 2005, Cinergy Corp. successfully placed a $2 billion senior unsecured revolving credit facility which replaced the $1 billion three-year facility, set to expire in April 2007, and the $1 billion five-year facility, set to expire in December 2009. CG&E and PSI each have $500 million borrowing sublimits on this facility, and ULH&P has a $100 million borrowing sublimit on this facility (which was increased from $65 million in conjunction with its transaction with CG&E in which ULH&P acquired interests in three of CG&E’s electric generating stations. See Note 22 for further information regarding this transaction.)

In addition to the revolving credit facility, Cinergy Corp., CG&E, and PSI also maintain uncommitted lines of credit. These facilities are not guaranteed sources of capital and represent an informal agreement to lend money, subject to availability, with pricing to be determined at the time of advance. Cinergy Corp., CG&E, and PSI have established uncommitted lines of $40 million, $15 million, and $60 million, respectively, all of which remained unused as of December 31, 2005.

In our credit facility, Cinergy Corp. has covenanted to maintain:

•	a consolidated net worth of $2 billion; and

•	a ratio of consolidated indebtedness to consolidated total capitalization not in excess of 65 percent.

As part of CG&E’s $500 million sublimit under the $2 billion five-year credit facility, CG&E has covenanted to maintain:

•	a consolidated net worth of $1 billion; and

•	a ratio of consolidated indebtedness to consolidated total capitalization not in excess of 65 percent.

As part of PSI’s $500 million sublimit under the $2 billion five-year credit facility, PSI has covenanted to maintain:

•	a consolidated net worth of $900 million; and

•	a ratio of consolidated indebtedness to consolidated total capitalization not in excess of 65 percent.

As part of ULH&P’s $100 million sublimit under the $2 billion five-year credit facility, ULH&P has covenanted to maintain:

•	a consolidated net worth of $200 million; and

•	a ratio of consolidated indebtedness to consolidated total capitalization not in excess of 65 percent.

A breach of these covenants could result in the termination of the credit facility and the acceleration of the related indebtedness. In addition to breaches of covenants, certain other events that could result in the termination of the available credit and acceleration of the related indebtedness include:

•	bankruptcy;

•	defaults in the payment of other indebtedness; and

•	judgments against the company that are not paid or insured.

The latter two events, however, are subject to dollar-based materiality thresholds. In no event shall a default on the part of CG&E, PSI, or ULH&P result solely from a default on the part of any other borrower, including Cinergy. As of December 31, 2005, Cinergy, CG&E, PSI, and ULH&P are in compliance with all of their debt covenants.

(b)	Variable Rate Pollution Control Notes

CG&E and PSI have issued certain variable rate pollution control notes (tax-exempt notes obtained to finance equipment or land development for pollution control purposes). Because the holders of these notes have the right to have their notes redeemed on a daily, weekly, or monthly basis, they are reflected in Notes payable and other short-term obligations on the Balance Sheets of Cinergy, CG&E, and PSI. At December 31, 2005, Cinergy, CG&E and PSI had $323 million, $112 million and $186 million, respectively, outstanding in variable rate pollution control notes, classified as short-term debt. ULH&P had no outstanding short-term pollution control notes. Any short-term pollution control note borrowings outstanding do not reduce the unused and available short-term debt regulatory authority of CG&E, PSI, and ULH&P.

In August 2004, PSI borrowed the proceeds from the issuance by the Indiana Development Finance Authority of $55 million principal amount of its Environmental Revenue Bonds, Series 2004A, due August 2039. The initial interest rate for the bonds was 1.13% and is reset weekly. Proceeds from the borrowing will be used for the acquisition and construction of various solid waste disposal facilities located at various generating stations in Indiana. The funds are being held in escrow by an independent trustee and will be drawn upon as facilities are built. Holders of these notes are entitled to credit enhancement in the form of a standby letter of credit which, if drawn upon, provides for the payment of both interest and principal on the notes. Because the holders of these notes have the right to have their notes redeemed on a weekly basis, they are reflected in Notes payable and other short-term obligations on Cinergy’s and PSI’s Balance Sheets.

In October 2005, PSI borrowed the proceeds from the Indiana Finance Authority’s issuance of $50 million principal amount of its Environmental Revenue Bonds, Series 2005B, due October 1, 2040. Holders of the Series 2005B Bonds are entitled to credit enhancement in the form of a standby letter of credit, which if drawn upon, provides for the payment of both interest and principal on the Series 2005B Bonds. The initial interest rate for the Series 2005B Bonds was 2.75% and is reset weekly. Because the holders have the right to have their Bonds redeemed on a weekly basis, they are classified as Notes payable and other short-term obligations on Cinergy’s and PSI’s Balance Sheets. PSI is using the proceeds from these borrowings to assist in the acquisition and construction of solid waste disposal facilities located at various generating stations in Indiana.

In January 2006, ULH&P assumed responsibility for principal and interest payments on $16 million of CG&E’s redeemable variable rate pollution control bonds in conjunction with the transfer of certain generating assets to ULH&P. The bonds will still remain on CG&E’s balance sheet and ULH&P’s obligation will be reflected as an intercompany note payable from ULH&P to CG&E. See Note 22 for additional information.

(c)	Commercial Paper

Cinergy Corp.’s commercial paper program is supported by Cinergy Corp.’s $2 billion revolving credit facility. The commercial paper program supports, in part, the short-term borrowing needs of CG&E and PSI and eliminates their need for separate commercial paper programs. In September 2004, Cinergy Corp. expanded its commercial paper program from $800 million to a maximum outstanding principal amount of $1.5 billion. As of December 31, 2005, Cinergy Corp. had $515 million in commercial paper outstanding.

(d)	Money Pool

Cinergy Corp., Services, and our utility operating companies participate in a money pool arrangement to better manage cash and working capital requirements. Under this arrangement, those companies with surplus short-term funds provide short-term loans to affiliates (other than Cinergy Corp.) participating under this arrangement. This surplus cash may be from internal or external sources. The amounts outstanding under this money pool arrangement are shown as a component of Notes receivable from affiliated companies and/or Notes payable to affiliated companies on the Balance Sheets of CG&E, PSI, and ULH&P. Any money pool borrowings outstanding reduce the unused and available short-term debt regulatory authority of CG&E, PSI, and ULH&P.

6. Leases

(a)	Operating Leases

We have entered into operating lease agreements for various facilities and properties such as computer, communication and transportation equipment, and office space. Total rental payments on operating leases for each of the past three years are detailed in the following table. This table also shows future minimum lease payments required for operating leases with remaining non-cancelable lease terms in excess of one year as of December 31, 2005:

	Lease Expense			Estimated Minimum Lease Payments
	2003	2004	2005	2006	2007	2008	2009	2010	Thereafter	Total
	(in millions)
Cinergy(1)	$72	$85	$66	$44	$36	$26	$18	$14	$25	$163
CG&E and subsidiaries	34	36	30	9	7	6	4	3	4	33
PSI	31	32	27	11	10	9	7	6	10	53
ULH&P	4	4	2	—	—	—	—	—	—	—

(1)	The results of Cinergy also include amounts related to non-registrants.

(b)	Capital Leases

In each of the years 1999 through 2005, CG&E, PSI, and ULH&P entered into capital lease agreements to fund the purchase of gas and electric meters, and associated equipment. The lease terms are for 120 months commencing with the date of purchase and contain buyout options ranging from 105 to 108 months. The first buyout will occur in December 2008 and each year thereafter. It is our objective to own the meters and associated equipment indefinitely and the operating companies plan to exercise the buyout option at month 105. As of December 31, 2005, Cinergy’s effective interest rate on capital lease obligations outstanding was 5.5 percent. The meters and associated equipment are depreciated at the same rate as if owned by the operating companies. CG&E, PSI, and ULH&P each recorded a capital lease obligation, included in Non-Current Liabilities-Other.

The total minimum lease payments and the present values for these capital lease items are shown below:

	Total Minimum Lease Payments
	Cinergy	CG&E and subsidiaries	PSI	ULH&P
	(in millions)
Total minimum lease payments(1)	$91	$60	$32	$16
Less: amount representing interest	17	12	6	4

Present value of minimum lease payments	$74	$48	$26	$12

(1)	Annual minimum lease payments are immaterial.

7. Financial Instruments

(a)	Financial Derivatives

We have entered into financial derivative contracts for the purpose of managing financial instrument risk.

Our current policy of managing exposure to fluctuations in interest rates is to maintain approximately 30 percent of the total amount of outstanding debt in variable interest rate debt instruments. In maintaining this level of exposure, we use interest rate swaps. Under the swaps, we agree with other parties to exchange, at specified intervals, the difference between fixed rate and variable rate interest amounts calculated on an agreed notional amount.

CG&E has an outstanding interest rate swap agreement that decreased the percentage of variable rate debt. Under the provisions of the swap, which has a notional amount of $100 million, CG&E pays a fixed rate and receives a variable rate through October 2007. This swap qualifies as a cash flow hedge under the provisions of Statement 133. As the terms of the swap agreement mirror the terms of the debt agreement that it is hedging, we anticipate that this swap will continue to be effective as a hedge. Changes in fair value of this swap are recorded in Accumulated other comprehensive income (loss).

In June 2005, PSI executed two forward starting swaps with a combined notional amount of $325 million. The forward starting swaps effectively fix the benchmark interest rate of an anticipated issuance of fixed rate debt from June 2005 through June 2006, the expected date of issuance of the debt securities. Both forward starting swaps have been designated as cash flow hedges under the provisions of Statement 133. As the terms of these swap agreements mirror the terms of the forecasted debt issuance, we anticipate that they will be highly effective hedges. Changes in the fair value of these swaps are recorded in Accumulated other comprehensive income (loss).

See Note 1(m)(ii) for additional information on financial derivatives. In the future, we will continually monitor market conditions to evaluate whether to modify our use of financial derivative contracts to manage financial instrument risk.

(b)	Fair Value of Other Financial Instruments

The estimated fair values of other financial instruments were as follows (this information does not claim to be a valuation of the companies as a whole):

	December 31, 2005		December 31, 2004
Financial Instruments	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in millions)
Cinergy(1)
First mortgage bonds and other long-term debt(2)	$4,746	$4,831	$4,447	$4,710

CG&E and subsidiaries
First mortgage bonds and other long-term debt(2)	$1,595	$1,609	$1,594	$1,641

PSI
First mortgage bonds and other long-term debt(2)	$2,194	$2,215	$1,874	$1,999

ULH&P
Other long-term debt	$94	$96	$94	$99

(1)	The results of Cinergy also include amounts related to non-registrants.
(2)	Includes amounts reflected as Long-term debt due within one year.

The following methods and assumptions were used to estimate the fair values of each major class of instruments:

(i)	Cash and cash equivalents, Restricted deposits, and Notes payable and other short-term obligations

Due to the short period to maturity, the carrying amounts reflected on the Balance Sheets approximate fair values.

(ii)	Long-term debt

The fair values of long-term debt issues were estimated based on the latest quoted market prices or, if not listed on the New York Stock Exchange, on the present value of future cash flows. The discount rates used approximate the incremental borrowing costs for similar instruments.

(c)	Credit Risk

Credit risk is the exposure to economic loss that would occur as a result of nonperformance by counterparties, pursuant to the terms of their contractual obligations. Specific components of credit risk include counterparty default risk, collateral risk, concentration risk, and settlement risk.

(i)	Trade Receivables and Physical Power Portfolio

Our concentration of credit risk with respect to trade accounts receivable from electric and gas retail customers is limited. The large number of customers and diversified customer base of residential, commercial, and industrial customers significantly reduces our credit risk. Contracts within the physical portfolio of power marketing and trading operations are primarily with traditional electric cooperatives and municipalities and other investor-owned utilities. At December 31, 2005, we believe the likelihood of significant losses associated with credit risk in our trade accounts receivable or physical power portfolio is remote.

(ii)	Energy Trading Credit Risk

Cinergy’s extension of credit for energy marketing and trading is governed by a Corporate Credit Policy. Written guidelines approved by Cinergy’s Risk Policy Committee document the management approval levels for credit limits, evaluation of creditworthiness, and credit risk mitigation procedures. Exposures to credit risks are monitored daily by the Corporate Credit Risk function, which is independent of all trading operations. As of December 31, 2005, 95 percent of Cinergy’s credit exposure and 89 percent of CG&E’s credit exposure, net of credit collateral, related to energy trading and marketing activity was with counterparties rated investment grade or the counterparties’ obligations were guaranteed or secured by an investment grade entity. The majority of these investment grade counterparties are externally rated. If a counterparty has an external rating, the lower of Standard & Poor’s or Moody’s Investors Service is used; otherwise, Cinergy’s internal rating of the counterparty is used. Cinergy’s remaining five percent represents credit exposure of $74 million and CG&E’s remaining 11 percent represents credit exposure of $38 million with counterparties rated non-investment grade.

As of December 31, 2005, CG&E had a concentration of trading credit exposure of $62 million with one counterparty accounting for greater than 10 percent of CG&E’s total trading credit exposure. This counterparty is rated investment grade.

Energy commodity prices can be extremely volatile and the market can, at times, lack liquidity. Because of these issues, credit risk for energy commodities is generally greater than with other commodity trading.

We continually review and monitor our credit exposure to all counterparties and secondary counterparties. If appropriate, we adjust our credit reserves to attempt to compensate for increased credit risk within the industry. Counterparty credit limits may be adjusted on a daily basis in response to changes in a counterparty’s financial status or public debt ratings.

(iii)	Financial Derivatives

Potential exposure to credit risk also exists from our use of financial derivatives such as interest rate swaps and treasury locks. Because these financial instruments are transacted with highly rated financial institutions, we do not anticipate nonperformance by any of the counterparties.

8. Notes Receivable

Cinergy has approximately $194 million and $214 million of notes receivable as of December 31, 2005 and 2004, respectively, comprised of two separate notes with one counterparty. The credit rating of the counterparty is BBB.

The first note, with a December 31, 2005 balance of $82 million and a December 31, 2004 balance of $101 million, bears an effective interest rate of 7.81 percent and matures in August 2009. The second note, with a balance of $112 million as of December 31, 2005 and $113 million as of December 31, 2004, bears an effective interest rate of 9.23 percent and matures in December 2016.

The following table reflects the maturities of these notes as of December 31, 2005.

Notes Receivable Maturities
(in millions)
2006	$23
2007	25
2008	29
2009	24
2010	8
Thereafter	85

Total	$194

9. Pension and Other Postretirement Benefits

Cinergy Corp. sponsors both pension and other postretirement benefit plans.

Our qualified defined benefit pension plans cover substantially all United States employees meeting certain minimum age and service requirements. During 2002, eligible Cinergy employees were offered the opportunity to make a one-time election, effective January 1, 2003, to either continue to have their pension benefit determined by the traditional defined benefit pension formula or to have their benefit determined using a cash balance formula. A similar election was provided to certain union employees at a later time.

The traditional defined benefit program utilizes a final average pay formula to determine pension benefits. These benefits are based on:

•	years of participation;

•	age at retirement; and

•	the applicable average Social Security wage base.

Benefits are accrued under the cash balance formula based upon a percentage of pension eligible earnings plus interest. In addition, participants with the cash balance formula may request a lump-sum cash payment upon termination of their employment, which may result in increased cash requirements from pension plan assets. At the effective time of the election, benefits ceased accruing under the traditional defined benefit pension formula for employees who elected the cash balance formula. There was no change to retirement benefits earned prior to the effective time of the election. The pension benefits of all non-union and certain union employees hired after December 31, 2002 are calculated using the cash balance formula. At December 31, 2005, approximately 81 percent of Cinergy’s employees remain in the traditional defined benefit program.

The introduction of the cash balance features to our defined benefit plans did not have a material effect on our financial position or results of operations.

Funding for the qualified defined benefit pension plans is based on actuarially determined contributions, the maximum of which is generally the amount deductible for tax purposes and the minimum being that required by the Employee Retirement Income Security Act of 1974, as amended. The pension plans’ assets consist of investments in equity and debt securities.

Cinergy’s investment strategy with respect to pension assets is designed to achieve a moderate level of overall portfolio risk in keeping with our desired risk objective, which is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. The portfolio’s target asset allocation is 60 percent equity and 40 percent debt with specified allowable ranges around these targets. Within the equity segment, we are broadly diversified across domestic, developed international and emerging market equities, with the largest concentration being domestic. Further diversification is achieved through allocations to growth/value and small-, mid-, and large-cap equities. Within the debt segment, we principally maintain separate “core plus” and “core” portfolios. The “core plus” portfolio makes tactical use of the “plus” sectors (e.g., high yield, developed international, emerging markets, etc.) while the “core” portfolio is a domestic, investment grade portfolio. In late 2004, Cinergy commenced the implementation of alternative investment strategies in its investment program. The initial allocation incorporated an investment in a hedge fund of funds in conjunction with an S&P 500 swaps and futures overlay program and is classified as part of our large-cap United States equity allocation. In 2005, a commitment was made to a private equity fund of funds with funding expected to occur over an approximate three-year period. Fund of funds are limited partnership vehicles that allocate invested capital to underlying funds (e.g. hedge funds or private equity) that pursue various investment strategies. Other than the hedge fund of funds strategy, the use of derivatives is currently limited to collateralized mortgage obligations and asset-backed securities. Investment risk is measured and monitored on an ongoing basis through quarterly investment portfolio reviews, annual liability measurements, and periodic asset/liability studies.

Cinergy uses a September 30 measurement date for its defined benefit pension plans. The asset allocation at September 30, 2005 and 2004 by asset category was as follows:

	Percentage of Fair Value of Plan Assets at September 30
Asset Category	2005	2004
Equity securities(1)	62%	62%
Debt securities(2)	37%	38%
Cash	1%	—%

(1)	The portfolio’s target asset allocation is 60 percent equity with an allowable range of 50 percent to 70 percent.
(2)	The portfolio’s target asset allocation is 40 percent debt with an allowable range of 30 percent to 50 percent.

In addition, Cinergy Corp. sponsors non-qualified pension plans (plans that do not meet the criteria for certain tax benefits) that cover officers, certain other key employees, and non-employee directors. We began funding certain of these non-qualified plans through a rabbi trust in 1999. This trust, which consists of equity (64 percent) and debt (36 percent) securities at December 31, 2005, is not restricted to the payment of plan benefits and therefore, not considered plan assets under Statement 87. Trust assets were approximately $10 million, for both the years ended December 31, 2005 and 2004, and are reflected in Cinergy’s Balance Sheets as Other investments.

Cinergy Corp. provides certain health care and life insurance benefits to retired United States employees and their eligible dependents. These benefits are subject to minimum age and service requirements. The health care benefits include medical coverage, dental coverage, and prescription drugs and are subject to certain limitations, such as deductibles and co-payments. Neither CG&E nor ULH&P pre-fund their obligations for these postretirement benefits. In 1999, PSI began pre-funding its obligations through a grantor trust as authorized by the IURC. This trust, which consists of equity (65 percent) and debt (35 percent) securities at December 31, 2005, is not restricted to the payment of plan benefits and therefore, not considered plan assets under Statement 106. At December 31, 2005 and 2004, trust assets were approximately $74 million and $71 million, respectively, and are reflected in Cinergy’s Balance Sheets as Other investments.

Qualified pension benefit contributions for 2005 were $102 million. Based on preliminary estimates, we expect 2006 contributions of approximately $120 million for qualified pension benefits. As discussed previously, we do not hold “plan assets” as defined by Statement 87 and Statement 106 for our non-qualified pension plans and other postretirement benefit costs, and therefore contributions are equal to the benefit payments presented in the following table.

The following estimated benefits payments, which reflect future service, are expected to be paid:

	Qualified Pension Benefits	Non-Qualified Pension Benefits	Other Postretirement Benefits
	(in millions)
2006	$79	$10	$25
2007	79	10	26
2008	81	10	27
2009	83	14	28
2010	86	10	29
Five years thereafter	508	56	166

Our benefit plans’ costs for the past three years included the following components:

	Qualified Pension Benefits			Non-Qualified Pension Benefits			Other Postretirement Benefits
	2005	2004	2003	2005	2004	2003	2005	2004	2003
	(in millions)
Service cost	$38	$35	$31	$6	$5	$3	$6	$5	$4
Interest cost	96	89	86	7	7	7	23	22	23
Expected return on plans’ assets	(88)	(81)	(81)	—	—	—	—	—	—
Amortization of transition (asset) obligation	—	(1)	(1)	—	—	—	1	1	3
Amortization of prior service cost	5	5	5	2	2	1	(1)	—	—
Recognized actuarial gain	8	2	—	2	2	2	11	8	5
Voluntary early retirement costs (Statement 88)(1)	—	—	9	—	—	—	—	—	—

Net periodic benefit cost	$59	$49	$49	$17	$16	$13	$40	$36	$35

(1)	SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits (Statement 88).

The net periodic benefit cost by registrant was as follows:

	Qualified Pension Benefits			Non-Qualified Pension Benefits			Other Postretirement Benefits
	2005	2004	2003	2005	2004	2003	2005	2004	2003
	(in millions)
Cinergy(1)	$59	$49	$49	$17	$16	$13	$40	$36	$35
CG&E and subsidiaries	13	15	10	1	1	1	8	9	9
PSI	11	13	12	1	1	1	15	20	18
ULH&P	1	1	1	—	—	—	1	1	1

(1)	The results of Cinergy also include amounts related to non-registrants.

The following table provides a reconciliation of the changes in the plans’ benefit obligations and fair value of assets for 2005 and 2004, and a statement of the funded status for both years. Cinergy uses a September 30 measurement date for its defined benefit pension plans and other postretirement benefit plans.

	Qualified Pension Benefits		Non-Qualified Pension Benefits		Other Postretirement Benefits
	2005	2004	2005	2004	2005	2004
	(in millions)
Change in benefit obligation
Benefit obligation at beginning of period	$1,578	$1,458	$120	$108	$409	$399
Service cost	38	35	6	5	6	5
Interest cost	96	88	7	7	23	22
Amendments	(1)	(1)	3	8	(1)	(24)
Actuarial (gain) loss	120	69	19	—	(3)	27
Benefits paid	(80)	(71)	(8)	(8)	(20)	(20)

Benefit obligation at end of period	1,751	1,578	147	120	414	409

Change in plan assets

Fair value of plan assets at beginning of period	1,021	877	—	—	—	—

Actual return on plan assets	127	98	—	—	—	—
Employer contribution	102	117	8	8	19	20
Benefits paid	(81)	(71)	(8)	(8)	(19)	(20)

Fair value of plan assets at end of period	1,169	1,021	—	—	—	—

Funded status	(582)	(557)	(147)	(120)	(414)	(409)

Unrecognized prior service cost	24	30	19	19	(2)	(2)
Unrecognized net actuarial loss	378	304	56	38	175	189
Unrecognized net transition (asset) obligation	—	—	—	—	2	4
Employer contribution	—	—	2	2	6	5

Accrued benefit cost at December 31	$(180)	$(223)	$(70)	$(61)	$(233)	$(213)

Amounts recognized in balance sheets

Accrued benefit liability	$(366)	$(366)	$(130)	$(109)	$(233)	$(213)
Intangible asset	24	30	19	19	—	—
Accumulated other comprehensive income (pre-tax)	162	113	41	29	—	—

Net recognized at end of period	$(180)	$(223)	$(70)	$(61)	$(233)	$(213)

The accumulated benefit obligation for the qualified defined benefit pension plans was approximately $1,535 million and approximately $1,387 million for 2005 and 2004, respectively. The accumulated benefit obligation for the non-qualified defined benefit pension plans was approximately $132 million and $111 million for 2005 and 2004, respectively.

The weighted-average assumptions used to determine benefit obligations were as follows:

	Qualified Pension Benefits		Non-Qualified Pension Benefits		Other Postretirement Benefits
	2005	2004	2005	2004	2005	2004
Discount rate	5.75%	6.25%	5.75%	6.25%	5.50%	5.75%
Rate of future compensation increase	4.00	4.00	4.00	4.00	N/A	N/A

The weighted-average assumptions used to determine net periodic benefit cost for the years ended December 31, 2005, 2004, and 2003 were as follows:

	Qualified Pension Benefits			Non-Qualified Pension Benefits			Other Postretirement Benefits
	2005	2004	2003	2005	2004	2003	2005	2004	2003
Discount rate	5.75%	6.25%	6.75%	5.75%	6.25%	6.75%	5.50%	6.25%	6.75%
Expected return on plans’ assets	8.50	8.50	9.00	N/A	N/A	N/A	N/A	N/A	N/A
Rate of future compensation increase	4.00	4.00	4.00	4.00	4.00	4.00	N/A	N/A	N/A

Our discount rate is determined by matching the anticipated payouts under our pension and postretirement plans to the rates from a hypothetical spot rate yield curve. The curve is created by deriving the rates for hypothetical zero coupon bonds from high-yield double A coupon bonds of varying maturities. Non-callable bonds and outliers (defined as bonds with yields outside of two standard deviations from the mean) are excluded in computing the yield curve.

The calculation of Cinergy’s expected long-term rate of return is a two-step process. Capital market assumptions (e.g., forecasts) are first developed for various asset classes based on underlying fundamental and economic drivers of performance. Such drivers for equity and debt instruments include profit margins, dividend yields, and interest paid for use of capital. Risk premiums for each asset class are then developed based on factors such as expected liquidity, credit spreads, inflation uncertainty and country/currency risk. Current valuation factors such as present interest and inflation rate levels underpin this process.

The assumptions are then modeled via a probability based multi-factor capital market methodology. Through this modeling process, a range of possible 10-year annualized returns are generated for each strategic asset class. Those returns falling at the 50th percentile are utilized in the calculation of Cinergy’s expected long-term rate of return.

The assumed health care cost trend rates were as follows:

	2005	2004
Health care cost trend rate assumed for next year	7.00%	8.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2008	2008

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. Our health care cost trend is calculated using healthcare inflation rates, Gross Domestic Product growth, Medicare integration, allowances for plan design variables, and other cost drivers. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	One-Percentage- Point Increase	One-Percentage- Point Decrease
	(in millions)
Effect on total of service and interest cost components	$4	$(4)
Effect on APBO	47	(42)

On December 8, 2003, President Bush signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act). The Act introduced a prescription drug benefit to retirees as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a prescription drug benefit that is actuarially equivalent to the benefit provided by Medicare. We believe that our coverage for prescription drugs is at least actuarially equivalent to the benefits provided by Medicare for most current retirees because our benefits for that group substantially exceed the benefits provided by Medicare, thereby allowing us to qualify for the subsidy. We have accounted for the subsidy as a reduction of our APBO. The APBO was reduced by approximately $17 million and will be amortized as an actuarial gain over future periods, thus reducing future benefit costs. The impact on our 2004 and 2005 net periodic benefit cost was not material. Our accounting treatment for the subsidy is consistent with FASB Staff Position No. 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.

In January 2004, Cinergy announced to employees the creation of a new retiree Health Reimbursement Account (HRA) option, which will impact the postretirement healthcare benefits provided by Cinergy. HRAs are bookkeeping accounts that can be used to pay for qualified medical expenses after retirement. The majority of employees had the opportunity during the Fall of 2004 to make a one-time election to remain in Cinergy’s current retiree healthcare program or to move to the new HRA option. Approximately 40 percent of Cinergy’s employees elected the new HRA option. The HRA option has no effect on current retirees receiving postretirement benefits from Cinergy. As is the case under the current retiree health program, employees who participate in the HRA option, generally, will become eligible to receive their HRA benefit only upon retirement on or after the age of 50 with at least five years of service. We expect that the impact of the new HRA option will not be material to our other postretirement benefit costs.

10. Income Taxes

The following table shows the significant components of Cinergy’s, CG&E’s, PSI’s, and ULH&P’s net deferred income tax liabilities as of December 31:

	Cinergy(1)		CG&E and subsidiaries		PSI		ULH&P
	2005	2004	2005	2004	2005	2004	2005	2004
	(in millions)
Deferred Income Tax Liability
Property, plant, and equipment	$1,620	$1,706	$951	$971	$604	$656	$57	$63
Unamortized costs of reacquiring debt	18	15	5	6	13	9	1	—
Deferred operating expenses and carrying costs	12	—	1	—	11	—	1	—
Purchased power tracker	1	4	—	—	1	4	—	—
RTC	163	194	163	194	—	—	—	—
Net energy risk management assets	47	51	1	5	—	—	—	—
Amounts due from customers-income taxes	37	39	28	28	9	11	—	2
Gasification services agreement buyout costs	82	86	—	—	82	86	—	—
Other	35	21	14	19	17	7	1	—

Total Deferred Income Tax Liability	2,015	2,116	1,163	1,223	737	773	60	65

Deferred Income Tax Asset
Unamortized investment tax credits	35	39	25	29	9	11	1	1
Accrued pension and other postretirement benefit costs	211	222	63	60	70	65	4	5
Net energy risk management liabilities	8	28	—	—	8	28	—	—
Deferred operating expenses and carrying costs	2	25	—	9	—	—	—	—
Rural Utilities Service obligation	27	27	—	—	27	27	—	—
Tax credit carryovers	163	121	—	—	—	—	—	—
Other	46	66	20	34	13	4	2	1

Total Deferred Income Tax Asset	492	528	108	132	127	135	7	7

Net Deferred Income Tax Liability	$1,523	$1,588	$1,055	$1,091	$610	$638	$53	$58

(1)	The results of Cinergy also include amounts related to non-registrants.

Cinergy and its subsidiaries file a consolidated federal income tax return and combined/consolidated state and local tax returns in certain jurisdictions. The corporate taxable income method is used to allocate tax benefits to the subsidiaries whose investments or results of operations provide those tax benefits. Any tax liability not directly attributable to a specific subsidiary is allocated proportionately among the subsidiaries as required by the agreement.

The following table summarizes federal and state income taxes charged (credited) to income for Cinergy, CG&E, PSI, and ULH&P:

	Cinergy(1)			CG&E and subsidiaries			PSI			ULH&P
	2005	2004	2003	2005	2004	2003	2005	2004	2003	2005	2004	2003
	(in millions)
Current Income Taxes
Federal	$107	$78	$34	$213	$88	$84	$126	$52	$45	$5	$3	$1
State	30	30	25	15	17	12	25	11	17	1	—	1

Total Current Income Taxes	137	108	59	228	105	96	151	63	62	6	3	2
Deferred Income Taxes
Federal
Depreciation and other property, plant, and equipment-related items	(96)	126	130	(38)	76	74	(58)	61	41	(4)	7	8
Pension and other postretirement benefit costs	5	(29)	23	2	—	10	2	(14)	7	1	—	—
Unrealized energy risk management transactions	9	26	6	(20)	13	5	—	1	1	—	—	—
Fuel costs	32	(48)	7	10	(27)	5	22	(21)	3	1	(1)	—
Purchased power tracker	(2)	4	(5)	—	5	—	(2)	(1)	(7)	—	—	—
Gasification services agreement buyout costs	(3)	—	(3)	—	—	—	(3)	—	(3)	—	—	—
Tax credit carryovers	(47)	(75)	(47)	—	—	—	—	—	—	—	—	—
Other-net	34	3	(40)	(1)	(7)	(20)	9	13	(8)	3	—	(2)

Total Deferred Federal Income Taxes	(68)	7	71	(47)	60	74	(30)	39	34	1	6	6
State	35	(4)	22	8	(1)	13	9	13	8	1	1	2

Total Deferred Income Taxes	(33)	3	93	(39)	59	87	(21)	52	42	2	7	8
Investment Tax Credits-Net	(8)	(8)	(8)	(5)	(5)	(5)	(3)	(3)	(3)	—	—	—

Total Income Taxes	$96	$103	$144	$184	$159	$178	$127	$112	$101	$8	$10	$10

(1)	The results of Cinergy also include amounts related to non-registrants.

Internal Revenue Code (IRC) Section 29/45K provides a tax credit (nonconventional fuel source credit) for qualified fuels produced and sold by a taxpayer to an unrelated person during the taxable year. The nonconventional fuel source credit reduced current federal income tax expense approximately $124 million, $98 million, and $84 million for 2005, 2004, and 2003, respectively. See Note 13(c)(ii) for further information on this tax credit.

The following table presents a reconciliation of federal income taxes (which are calculated by multiplying the statutory federal income tax rate by book income before federal income tax) to the federal income tax expense reported in the Statements of Income for Cinergy, CG&E, PSI, and ULH&P.

	Cinergy(1)			CG&E and subsidiaries			PSI			ULH&P
	2005	2004	2003	2005	2004	2003	2005	2004	2003	2005	2004	2003
	(in millions)
Statutory federal income tax provision	$182	$167	$186	$162	$140	$158	$102	$89	$73	$7	$9	$9
Increases (reductions) in taxes resulting from:
Amortization of investment tax credits	(8)	(8)	(8)	(5)	(5)	(5)	(3)	(3)	(3)	—	—	—
Depreciation and other property, plant, and equipment-related differences	(1)	8	4	3	4	1	(4)	4	4	(1)	—	(2)
Preferred dividend requirements of subsidiaries	—	1	1	—	—	—	—	—	—	—	—	—
Income tax credits	(124)	(98)	(84)	—	—	—	—	—	—	—	—	—
Foreign tax adjustments	2	4	5	—	—	—	—	—	—	—	—	—
ESOP dividend	(8)	(7)	(6)	—	—	—	—	—	—	—	—	—
Other-net	(12)	11	(1)	1	4	(1)	(3)	(2)	2	—	—	—

Federal Income Tax Expense	$31	$78	$97	$161	$143	$153	$92	$88	$76	$6	$9	$7

(1)	The results of Cinergy also include amounts related to non-registrants.

In January 2006, ULH&P completed the acquisition of certain generating assets of CG&E. The asset transfer, which occurred at net book value, will increase the net deferred income tax liabilities related to these assets by approximately $7.4 million over the net deferred tax liabilities recognized by CG&E as the result of the change in tax jurisdictions. See Note 22 for additional information on the transfer.

11. Commitments and Contingencies

(a)	Environmental

(i)	Emission Reduction Rulemakings

In October 1998, the Environmental Protection Agency (EPA) finalized its ozone transport rule, also known as the nitrogen oxides (NOX) State Implementation Plan (SIP) Call, which addresses wind-blown ozone and ozone precursors that impact air quality in downwind states. The EPA’s final rule, which applies to 22 states in the eastern United States including the three states in which our electric utilities operate, required states to develop rules to reduce NOX emissions from utility and industrial sources. In a related matter, in response to petitions filed by several states alleging air quality impacts from upwind sources located in other states, the EPA issued a rule pursuant to Section 126 of the Clean Air Act (CAA) that required reductions similar to those required under the NOX SIP Call. Various states and industry groups challenged the final rules in the Court of Appeals for the District of Columbia Circuit, but the court upheld the key provisions of the rules.

The EPA has proposed withdrawal of the Section 126 rule in states with approved rules under the final NOX SIP Call, which includes Indiana, Kentucky, and Ohio. All three states have adopted a cap and trade program as the mechanism to achieve the required reductions. Cinergy, CG&E, and PSI have installed selective catalytic reduction units (SCR) and other pollution controls and implemented certain combustion improvements at various generating stations to comply with the NOX SIP Call. Cinergy also utilizes the NOX emission allowance market to buy or sell NOX emission allowances as appropriate. As of December 31, 2005, we have incurred approximately $822 million in capital costs to comply with this program and do not anticipate significant additional costs.

In March 2005, the EPA issued the Clean Air Interstate Rule (CAIR) which would require states to revise their SIP by September 2006 to address alleged contributions to downwind non-attainment with the revised National Ambient Air Quality Standards for ozone and fine particulate matter. The rule established a two-phase, regional cap and trade program for sulfur dioxide (SO2) and NOX, affecting 28 states, including Ohio, Indiana, and Kentucky, and requires SO2 and NOX emissions to be cut 70 percent and 65 percent, respectively, by 2015. At the same time, the EPA issued the Clean Air Mercury Rule (CAMR) which requires national reductions in mercury emissions from coal-fired power plants beginning in 2010. Accompanying the CAMR publication in the Federal Register was the EPA’s determination that it was not appropriate and necessary to regulate mercury emissions from utilities under Section 112 of the CAA, requiring maximum achievable control technology, so that it would be possible to regulate those emissions under Section 111 of the CAA with the CAMR. The final regulation also adopts a two-phase cap and trade approach that requires mercury emissions to be cut by 70 percent by 2018. SIPs must comply with the prescribed reduction levels under CAIR and CAMR; however, the states have the ability to introduce more stringent requirements if desired. Under both CAIR and CAMR, companies have flexible compliance options including installation of pollution controls on large plants where such controls are particularly efficient and utilization of emission allowances for smaller plants where controls are not cost effective.

In August 2005, the EPA proposed a Federal Implementation Plan (FIP), which would implement phase 1 of CAIR by 2009 and 2010 for NOX and SO2, respectively, for any state that does not develop a CAIR SIP in a timely manner. Numerous states, environmental organizations, industry groups, including some of which Cinergy is a member, and individual companies have challenged various portions of both rules. Those challenges are currently pending in the Federal Circuit Court for the District of Columbia. On October 21, 2005, the EPA agreed to reconsider certain aspects of the CAMR as well as the determination not to regulate mercury under Section 112 of the CAA. In December 2005 and again in January 2006, the EPA reconsidered portions of the CAIR, but did not propose any regulatory changes. At this time we cannot predict the outcome of these matters.

Over the 2006-2010 time period, we expect to spend approximately $1.4 billion to reduce mercury, SO2, and NOX emissions. These projected expenditures include estimated costs to comply at plants that we own but do not operate and could change when taking into consideration compliance plans of co-owners or operators involved. Moreover, as market conditions change, additional compliance options may become available and our plans will be adjusted accordingly. Approximately 53 percent of these estimated environmental costs would be incurred at PSI’s coal-fired plants, for which recovery would be pursued in accordance with regulatory statutes governing environmental cost recovery. See (b)(ii) for more details. CG&E receives partial recovery of depreciation and financing costs related to environmental compliance projects for 2005-2008 through its RSP. See (b)(iii) for more details.

The EPA made final state non-attainment area designations to implement the revised ozone standard and to implement the new fine particulate standard in June 2004 and April 2005, respectively. Several counties in which we operate have been designated as being in non-attainment with the new ozone standard and/or fine particulate standard. States with counties that are designated as being in non-attainment with the new ozone and/or fine particulate standards are required to develop a plan of compliance by June 2007 and April 2008, respectively. Industrial sources in or near those counties are potentially subject to requirements for installation of additional pollution controls. In March 2005, various states, local governments, environmental groups, and industry groups, including some of which Cinergy is a member, filed petitions for review in the United States Court of Appeals for the D.C. Circuit to challenge the EPA’s particulate matter non-attainment designations. Although the EPA has attempted to structure CAIR to resolve purported utility contributions to ozone and fine particulate non-attainment, at this time, Cinergy cannot predict the effect of current or future non-attainment designations on its financial position or results of operations.

In July 2005, the EPA issued its final regional haze rules and implementing guidelines in response to a 2002 judicial ruling overturning key provisions of the original program. The regional haze program is aimed at reducing certain emissions impacting visibility in national parks and wilderness areas. The EPA has announced that it can foresee no circumstances where the requirements of the regional haze rule would require utility controls beyond those required under CAIR. The EPA also found that states participating in the CAIR cap and trade program need not require electric generating units to adhere to best available retrofit technology requirements. The states have until December 2007 to finalize their SIPs addressing compliance with EPA regulations. The states may choose to implement more stringent guidelines than promulgated by the EPA, and therefore it is not possible to predict whether the regional haze rule will have a material effect on our financial position or results of operations.

(ii)	Section 126 Petitions

In March 2004, the state of North Carolina filed a petition under Section 126 of the CAA in which it alleges that sources in 13 upwind states including Ohio, Indiana, and Kentucky, significantly contribute to North Carolina’s non-attainment with certain ambient air quality standards. In August 2005, the EPA issued a proposed response to the petition. The EPA proposed to deny the ozone portion of the petition based upon a lack of contribution to air quality by the named states. The EPA also proposed to deny the particulate matter portion of the petition based upon the CAIR FIP, described earlier, that would address the air quality concerns from neighboring states. We expect a final FIP and ruling from the EPA on this matter by March 2006. It is unclear at this time whether any additional reductions would be necessary beyond those required under the CAIR.

(iii)	Clean Air Act Lawsuit

In November 1999, and through subsequent amendments, the United States brought a lawsuit in the United States Federal District Court for the Southern District of Indiana against Cinergy, CG&E, and PSI alleging various violations of the CAA. Specifically, the lawsuit alleges that we violated the CAA by not obtaining Prevention of Significant Deterioration (PSD), Non-Attainment New Source Review (NSR), and Ohio and Indiana SIP permits for various projects at our owned and co-owned generating stations. Additionally, the suit claims that we violated an Administrative Consent Order entered into in 1998 between the EPA and Cinergy relating to alleged violations of Ohio’s SIP provisions governing particulate matter at Unit 1 at CG&E’s W.C. Beckjord Station. The suit seeks (1) injunctive relief to require installation of pollution control technology on various generating units at CG&E’s W.C. Beckjord and Miami Fort Stations, and PSI’s Cayuga, Gallagher, Wabash River, and Gibson Stations, and (2) civil penalties in amounts of up to $27,500 per day for each violation. In addition, three northeast states and two environmental groups have intervened in the case. In August 2005, the district court issued a ruling regarding the emissions test that it will apply to Cinergy at the trial of the case. Contrary to Cinergy’s argument, the district court ruled that in determining whether a project was projected to increase annual emissions, it would not hold hours of operation constant. However, the district court subsequently certified the matter for interlocutory appeal to the Seventh Circuit Court of Appeals, which has accepted the appeal and set oral arguments for May 2006. In February

2006, the district court ruled that in carrying its burden of proof, the defendant can look to industry practice in proving a particular project was routine. The district court has removed the trial from the calendar and will reset a trial date, if necessary, after the Seventh Circuit rules. Notwithstanding the appeal, there are a number of other legal issues currently before the district court judge.

In March 2000, the United States also filed in the United States District Court for the Southern District of Ohio an amended complaint in a separate lawsuit alleging violations of the CAA relating to PSD, NSR, and Ohio SIP requirements regarding various generating stations, including a generating station operated by Columbus Southern Power Company (CSP) and jointly-owned by CSP, The Dayton Power and Light Company (DP&L), and CG&E. The EPA is seeking injunctive relief and civil penalties of up to $27,500 per day for each violation. This suit is being defended by CSP. In April 2001, the United States District Court for the Southern District of Ohio in that case ruled that the Government and the intervening plaintiff environmental groups cannot seek monetary damages for alleged violations that occurred prior to November 3, 1994; however, they are entitled to seek injunctive relief for such alleged violations. Neither party appealed that decision. This matter was heard in trial in July 2005. A decision is pending.

In addition, Cinergy and CG&E have been informed by DP&L that in June 2000, the EPA issued a Notice of Violation (NOV) to DP&L for alleged violations of PSD, NSR, and Ohio SIP requirements at a station operated by DP&L and jointly-owned by DP&L, CSP, and CG&E. The NOV indicated the EPA may (1) issue an order requiring compliance with the requirements of the Ohio SIP, or (2) bring a civil action seeking injunctive relief and civil penalties of up to $27,500 per day for each violation. In September 2004, Marilyn Wall and the Sierra Club brought a lawsuit against CG&E, DP&L and CSP for alleged violations of the CAA at this same generating station. This case is currently in discovery in front of the same judge who has the CSP case.

We are unable to predict whether resolution of these matters would have a material effect on our financial position or results of operations. We intend to vigorously defend against these allegations.

(iv)	Carbon Dioxide (CO2) Lawsuit

In July 2004, the states of Connecticut, New York, California, Iowa, New Jersey, Rhode Island, Vermont, Wisconsin, and the City of New York brought a lawsuit in the United States District Court for the Southern District of New York against Cinergy, American Electric Power Company, Inc., American Electric Power Service Corporation, The Southern Company, Tennessee Valley Authority, and Xcel Energy Inc. That same day, a similar lawsuit was filed in the United States District Court for the Southern District of New York against the same companies by Open Space Institute, Inc., Open Space Conservancy, Inc., and The Audubon Society of New Hampshire. These lawsuits allege that the defendants’ emissions of CO2 from the combustion of fossil fuels at electric generating facilities contribute to global warming and amount to a public nuisance. The complaints also allege that the defendants could generate the same amount of electricity while emitting significantly less CO2. The plaintiffs are seeking an injunction requiring each defendant to cap its CO2 emissions and then reduce them by a specified percentage each year for at least a decade. In September 2005, the district court granted the defendants’ motion to dismiss the lawsuit. The plaintiffs have appealed this ruling to the Second Circuit Court of Appeals. We are not able to predict whether resolution of these matters would have a material effect on our financial position or results of operations.

(v)	Selective Catalytic Reduction Units at Gibson Generating Station (Gibson Station)

In May 2004, SCRs and other pollution control equipment became operational at Units 4 and 5 of PSI’s Gibson Station in accordance with compliance deadlines under the NOX SIP Call. In June and July 2004, Gibson Station temporarily shut down the equipment on these units due to a concern that portions of the plume from those units’ stacks appeared to break apart and descend to ground level, at certain times, under certain weather conditions. After we developed a protocol with several other parties regarding the use of control equipment, one of the parties sought a court preliminary injunction to enforce the protocol. The court initially granted the preliminary injunction, but on appeal the preliminary injunction was dissolved and the case was dismissed.

In April 2005, we completed the installation of a permanent control system to address this issue. The new control system will support all five Gibson Station generating units. We will seek recovery of any related capital as well as increased emission allowance expenditures through the regulatory process. We do not believe costs related to resolving this matter will have a material impact on our financial position or results of operations.

(vi)	Zimmer Generating Station (Zimmer Station) Lawsuit

In November 2004, a citizen of the Village of Moscow, Ohio, the town adjacent to CG&E’s Zimmer Station, brought a purported class action in the United States District Court for the Southern District of Ohio seeking monetary damages and injunctive relief against CG&E for alleged violations of the CAA, the Ohio SIP, and Ohio laws against nuisance and common law nuisance. The plaintiffs have filed a number of additional notices of intent to sue and two lawsuits raising claims similar to those in the original claim. One lawsuit was dismissed on procedural grounds and the remaining two have been consolidated. The plaintiff filed a motion for class certification, which is fully briefed and pending decision. At this time, we cannot predict whether the outcome of this matter will have a material impact on our financial position or results of operations. We intend to defend this lawsuit vigorously in court.

(vii)	Manufactured Gas Plant (MGP) Sites

Coal tar residues, related hydrocarbons, and various metals have been found in at least 22 sites that PSI or its predecessors previously owned and sold in a series of transactions with Northern Indiana Public Service Company (NIPSCO) and Indiana Gas Company, Inc. (IGC). The 22 sites are in the process of being studied and will be remediated, if necessary. In 1998 NIPSCO, IGC, and PSI entered into Site Participation and Cost Sharing Agreements to allocate liability and responsibilities between them. Thus far, PSI has primary responsibility for investigating, monitoring and, if necessary, remediating nine of these sites. In December 2003, PSI entered into a voluntary remediation plan with the state of Indiana, providing a formal framework for the investigation and cleanup of the nine sites. The Indiana Department of Environmental Management oversees investigation and cleanup of all of these sites.

In April 1998, PSI filed suit in Hendricks County in the state of Indiana against its general liability insurance carriers. PSI sought a declaratory judgment to obligate its insurance carriers to (1) defend MGP claims against PSI and compensate PSI for its costs of investigating, preventing, mitigating, and remediating damage to property and paying claims related to MGP sites; or (2) pay PSI’s cost of defense. PSI settled, in principle, its claims with all but one of the insurance carriers in January 2005 prior to commencement of the trial. With respect to the lone insurance carrier, a jury returned a verdict against PSI in February 2005. PSI has appealed this decision. At the present time, PSI cannot predict the outcome of this litigation, including the outcome of the appeal.

PSI has accrued costs related to investigation, remediation, and groundwater monitoring for those sites where such costs are probable and can be reasonably estimated. We will continue to investigate and remediate the sites as outlined in the voluntary remediation plan. As additional facts become known and investigation is completed, we will assess whether the likelihood of incurring additional costs becomes probable. Until all investigation and remediation is complete, we are unable to determine the overall impact on our financial position or results of operations.

CG&E and ULH&P have performed site assessments on certain of their sites where we believe MGP activities have occurred at some point in the past and have found no imminent risk to the environment. At the present time, CG&E and ULH&P cannot predict whether investigation and/or remediation will be required in the future at any of these sites.

(viii)	Asbestos Claims Litigation

PSI and CG&E have been named as defendants or co-defendants in lawsuits related to asbestos at their electric generating stations. Currently, there are approximately 130 pending lawsuits (the majority of which are PSI cases). In these lawsuits, plaintiffs claim to have been exposed to asbestos-containing products in the course of their work as outside contractors in the construction and maintenance of CG&E and PSI generating stations. The plaintiffs further claim that as the property owner of the generating stations, CG&E and PSI should be held liable for their injuries and illnesses based on an alleged duty to warn and protect them from any asbestos exposure. The impact on CG&E’s and PSI’s financial position or results of operations of these cases to date has not been material.

Of these lawsuits, one case filed against PSI has been tried to verdict. The jury returned a verdict against PSI on a negligence claim and a verdict for PSI on punitive damages. PSI appealed this decision up to the Indiana Supreme Court. In October 2005, the Indiana Supreme Court upheld the jury’s verdict. PSI paid the judgment of approximately $630,000 in the fourth quarter. In addition, PSI has settled over 150 other claims for amounts, which neither individually nor in the aggregate, are material to PSI’s financial position or results of operations. Based on estimates under varying assumptions, concerning uncertainties, such as, among others: (i) the number of contractors potentially exposed to asbestos during construction or maintenance of PSI generating plants; (ii) the possible incidence of various illnesses among exposed workers, and (iii) the potential settlement costs without federal or other legislation that addresses asbestos tort actions, PSI estimates that the range of reasonably possible exposure in existing and future suits over the next 50 years could range from an immaterial amount to approximately $60 million, exclusive of costs to defend these cases. This estimated range of exposure may change as additional settlements occur and claims are made in Indiana and more case law is established.

CG&E has been named in fewer than 10 cases and as a result has virtually no settlement history for asbestos cases. Thus, CG&E is not able to reasonably estimate the range of potential loss from current or future lawsuits. However, potential judgments or settlements of existing or future claims could be material to CG&E.

(ix)	Dunavan Waste Superfund Site

In July and October 2005, PSI received notices from the EPA that it has been identified as a de minimus potentially responsible party under the Comprehensive Environmental Response, Compensation, and Liability Act at the Dunavan Waste Oil Site in Oakwood, Vermilion County, Illinois. At this time, PSI does not have any further information regarding the scope of potential liability associated with this matter.

(x)	Ontario, Canada Lawsuit

We understand through newspaper reports that a class action lawsuit was filed in Superior Court in Ontario, Canada against us and approximately 20 other utility and power generation companies alleging various claims relating to environmental emissions from coal-fired power generation facilities in the United States and Canada and damages of approximately $50 billion, with continuing damages in the amount of approximately $4 billion annually. We understand that the lawsuit also claims entitlement to punitive and exemplary damages in the amount of $1 billion. We have not yet been served in this lawsuit, however, if served, we intend to defend this lawsuit vigorously in court. We are not able to predict whether resolution of this matter would have a material effect on our financial position or results of operations.

(b)	Regulatory

(i)	PSI Retail Electric Rate Case

In May 2004, the IURC issued an order approving PSI’s base retail electric rate case, and PSI implemented base retail electric rate changes to its tariffs. When combined with revenue increases attributable to PSI’s environmental construction-work-in-progress tracking mechanism, the order resulted in an approximate $140 million increase in annual revenues, and an overall 7.3 percent return, including a 10.5 percent return on equity. In addition, the IURC’s order provided PSI the continuation of a purchased power tracker and the establishment of new trackers for future NOX emission allowance costs and certain costs related to the Midwest ISO.

(ii)	PSI Environmental Compliance Case

In November 2004, PSI filed a compliance plan case with the IURC seeking approval of PSI’s plan for complying with SO2, NOX, and mercury emission reduction requirements discussed previously in (a)(i), including approval of cost recovery and an overall rate of return of eight percent related to certain projects. PSI requested approval to recover the financing, depreciation, and operation and maintenance costs, among others, related to $1.08 billion in capital projects designed to reduce emissions of SO2, NOX, and mercury at PSI’s coal-burning generating stations. An evidentiary hearing was held in May 2005. In December 2005, PSI, the Indiana Office of the Utility Consumer Counselor, and the PSI Industrial Group filed a settlement agreement providing for approval of PSI’s compliance plan, and approval of financing, depreciation, and operation and maintenance cost recovery. The settlement agreement provides for 20-year depreciation in lieu of PSI’s originally requested 18-year depreciation, the use of PSI’s then weighted cost of capital to determine the overall rate of return rather than eight percent as originally requested, caps the amount of cost recovery for the Gallagher Generating Station baghouse projects, and removes the Activated Carbon Injection component of those projects. A final IURC Order is expected in the first half of 2006.

(iii)	CG&E Electric Rate Filings

CG&E operates under an RSP which was approved by the PUCO in November 2004, and which expires December 31, 2008.

One of the components of CG&E’s RSP is a fuel clause recovery mechanism, which was recently audited by the PUCO’s auditor. The auditor recommended alternate methodologies for administration of the fuel clause recovery mechanism that varies from CG&E’s current practice. A hearing before PUCO examiners was held in early November at which the PUCO staff took positions contrary to CG&E’s current practice. CG&E officials also testified at the hearing concerning our current practices. In January 2006, CG&E signed a settlement on the RSP with the PUCO staff. The two intervening parties have agreed not to oppose the settlement. In February 2006, the PUCO issued an order approving the settlement agreement. We do not expect the agreement to have a material impact on CG&E’s or Cinergy’s results of operations.

In March 2005, the Ohio Consumers’ Counsel appealed the Commission’s approval of the RSP to the Supreme Court of Ohio. We expect the court to decide the case in 2006. CG&E cannot predict the outcome of this matter.

CG&E has also filed a distribution rate case to recover certain distribution costs with rates becoming effective on January 1, 2006 and CG&E has deferred certain costs in 2004 and 2005 pursuant to its RSP. The parties to the proceeding agreed upon and filed a settlement setting the recommended annual revenue increase at approximately $51 million. In December 2005, the PUCO issued an order approving the settlement agreement.

(iv)	ULH&P Gas Rate Case

In 2002, the KPSC approved ULH&P’s gas base rate case requesting, among other things, recovery of costs associated with an accelerated gas main replacement program of up to $112 million over ten years. The approval allowed the costs to be recovered through a tracking mechanism for an initial three-year period expiring on September 30, 2005, with the possibility of renewal for up to ten years. The tracking mechanism allows ULH&P to recover depreciation costs and rate of return annually over the life of the assets. As of December 31, 2005, we have capitalized $61 million in costs associated with the accelerated gas main replacement program through this tracking mechanism, of which ULH&P has recovered $8.9 million. The Kentucky Attorney General has appealed to the Franklin Circuit Court the KPSC’s approval of the tracking mechanism and the tracking mechanism rates. In October 2005, both the Company and the KPSC filed with the Franklin Circuit Court, requesting dismissal of the case for failure to prosecute by the Kentucky Attorney General. At the present time, ULH&P cannot predict the timing or outcome of this litigation.

In February 2005, ULH&P filed a gas base rate case with the KPSC requesting approval to continue the tracking mechanism in addition to its request for a $14 million annual increase in base rates. A portion of the increase is attributable to including recovery of the current cost of the accelerated main replacement program in base rates. The KPSC did not rule on the base rate case request or the request to continue the tracking mechanism by October 1, 2005; consequently the initial tracking mechanism expired on September 30, 2005. In accordance with Kentucky law, ULH&P implemented the full amount of the requested rate increase on October 1, 2005. In December 2005, the KPSC approved an annual rate increase of $8.1 million and reapproved the tracking mechanism through 2011. Pursuant to the KPSC’s order, ULH&P filed a refund plan in January 2006 for the excess revenues collected since October 1, 2005. In February 2006, the KPSC issued an additional order responding to a rehearing request made by the Attorney General. Its rehearing order approved the Company’s refund plan which will result in refunds being provided to customers beginning in March 2006. In February 2006, the Attorney General appealed the KPSC’s order to the Franklin Circuit Court, claiming that the order improperly allows ULH&P to increase its rates for gas main replacement costs in between general rate cases, and also claiming that the order improperly allows ULH&P to earn a return on investment for the costs recovered under the tracking mechanism which permits ULH&P to recover its gas main replacement costs. At this time, ULH&P cannot predict the outcome of this litigation.

(v)	Gas Distribution Plant

In June 2003, the PUCO approved an amended settlement agreement between CG&E and the PUCO staff in a gas distribution safety case arising out of a gas leak at a service head-adapter (SHA) style riser on CG&E’s distribution system. The amended settlement agreement required CG&E to expend a minimum of $700,000 to replace SHA risers by December 31, 2003, and to file a comprehensive plan addressing all SHA risers on its distribution system. CG&E filed a comprehensive plan with the PUCO in December 2004 providing for replacement of approximately 5,000 risers in 2005 with continued monitoring thereafter. CG&E estimates the replacement cost of these risers will not be material. In April 2005, the PUCO issued an order closing this case. The PUCO issued a separate order opening a statewide investigation into riser leaks in gas pipeline systems throughout Ohio. At this time, Cinergy and CG&E cannot predict the outcome or the impact of the statewide investigation.

(c)	Other

(i)	Energy Market Investigations

In August 2003, Cinergy, along with Marketing & Trading and 37 other companies, were named as defendants in civil litigation filed as a purported class action on behalf of all persons who purchased and/or sold New York Mercantile Exchange natural gas futures and options contracts between January 1, 2000 and December 31, 2002. The complaint alleges that improper price reporting caused damages to the class. Two similar lawsuits have subsequently been filed, and these three lawsuits have been consolidated for pretrial purposes. The plaintiffs filed a consolidated class action complaint in January 2004. Cinergy’s motion to dismiss was granted in September 2004 leaving only Marketing & Trading in the lawsuit. Marketing & Trading has reached an agreement in principle to settle this suit for an immaterial amount.

At this time, we do not believe the outcome of these investigations and litigation will have a material impact on Cinergy’s financial position or results of operations.

(ii)	Synthetic Fuel Production

Cinergy produces synthetic fuel from two facilities that qualify for tax credits (through 2007) in accordance with Section 29/45K of the IRC if certain requirements are satisfied. Cinergy’s sale of synthetic fuel has generated $339 million in tax credits through December 31, 2005. The IRS is currently auditing Cinergy for the 2002, 2003 and 2004 tax years. We expect the IRS will evaluate the various key requirements for claiming our Section 29/45K credits related to synthetic fuel. If the IRS challenges our Section 29/45K tax credits related to synthetic fuel, and such challenges are successful, this could result in the disallowance of up to all $339 million in previously claimed Section 29/45K tax credits for synthetic fuel produced by the applicable Cinergy facilities and a loss of our ability to claim future Section 29/45K tax credits for synthetic fuel produced by such facilities. We believe that we operate in conformity with all the necessary requirements to be allowed such tax credits under Section 29/45K.

Section 29/45K also provides for a phase-out of the credit based on the average price of crude oil during a calendar year. The phase-out is based on a prescribed calculation and definition of crude oil prices. Based on current crude oil prices and the recent volatility of such prices, we believe that for 2006 and 2007, the amount of the tax credits could be reduced. If oil prices are high enough, we will idle the plants, as the value of the credits would not exceed the net costs to produce the synthetic fuel. Net income related to these facilities for the twelve months ended December 31, 2005 was approximately $58 million. The net book value of our plants at December 31, 2005 was approximately $47 million.

(iii)	FirstEnergy Lawsuit

FirstEnergy has filed a lawsuit in the Court of Common Pleas in Summit County, Ohio against Cinergy with respect to a transaction between Cinergy and a subsidiary of FirstEnergy, relating to a joint venture company, Avon Energy Partners Holdings (Avon). In 1999, the FirstEnergy subsidiary acquired Cinergy’s share of Avon which it subsequently sold to a third party. The original transaction documents included an indemnity by Cinergy with respect to a certain investment owned by Avon. FirstEnergy claims that this indemnity was triggered by its sale of Avon to a third party, and is seeking to recover $15 million from Cinergy. Both parties have filed motions for summary judgment, for which hearings began in February 2006. Cinergy intends to defend this lawsuit vigorously in court. At this time, we cannot predict the outcome of this matter.

(iv)	Guarantees

In the ordinary course of business, Cinergy enters into various agreements providing financial or performance assurances to third parties on behalf of certain unconsolidated subsidiaries and joint ventures. These agreements are entered into primarily to support or enhance the creditworthiness otherwise attributed to these entities on a stand-alone basis, thereby facilitating the extension of sufficient credit to accomplish their intended commercial purposes. The guarantees have various termination dates, from short-term (less than one year) to open-ended.

In many cases, the maximum potential amount of an outstanding guarantee is an express term, set forth in the guarantee agreement, representing the maximum potential obligation of Cinergy under that guarantee (excluding, at times, certain legal fees to which a guaranty beneficiary may be entitled). In those cases where there is no maximum potential amount expressly set forth in the guarantee agreement, we calculate the maximum potential amount by considering the terms of the guaranteed transactions, to the extent such amount is estimable.

Cinergy had guaranteed borrowings by individuals under the Director, Officer, and Key Employee Stock Purchase Program. Under these guarantees, Cinergy would have been obligated to pay the debt’s principal and any related interest in the event of an unexcused breach of a guaranteed payment obligation by certain directors, officers, and key employees. This program terminated pursuant to its terms during the first quarter of 2005 and as of March 31, 2005, all borrowings had been repaid by the participants.

Cinergy Corp. has also provided performance guarantees on behalf of certain unconsolidated subsidiaries and joint ventures. These guarantees support performance under various agreements and instruments (such as construction contracts, operation and maintenance agreements, and energy service agreements). Cinergy Corp. may be liable in the event of an unexcused breach of a guaranteed performance obligation by an unconsolidated subsidiary. Cinergy Corp. has estimated its maximum potential liability to be $52 million under these guarantees as of December 31, 2005. Cinergy Corp. may also have recourse to third parties for claims required to be paid under certain of these guarantees. The majority of these guarantees expire at the completion of the underlying performance agreement, the majority of which expire from 2016 to 2019.

Cinergy has entered into contracts that include indemnification provisions as a routine part of its business activities. Examples of these contracts include purchase and sale agreements and operating agreements. In general, these provisions indemnify the counterparty for matters such as breaches of representations and warranties and covenants contained in the contract. In some cases, particularly with respect to purchase and sale agreements, the potential liability for certain indemnification obligations is capped, in whole or in part (generally at an aggregate amount not exceeding the sale price), and subject to a deductible amount before any payments would become due. In other cases (such as indemnifications for willful misconduct of employees in a joint venture), the maximum potential liability is not estimable given that the magnitude of any claims under those indemnifications would be a function of the extent of damages actually incurred. Cinergy has estimated the maximum potential liability, where estimable, to be $138 million under these indemnification provisions. The termination period for the majority of matters provided by indemnification provisions in these types of agreements generally ranges from 2006 to 2009.

We believe the likelihood that Cinergy would be required to perform or otherwise incur any significant losses associated with any or all of the guarantees described in the preceding paragraphs is remote.

(v)	Construction and Other Commitments

Forecasted construction and other committed expenditures for the year 2006 and for the five-year period 2006-2010 (in nominal dollars) are presented in the table below:

	2006	2006-2010
	(in millions)
Cinergy(1)	$1,377	$5,539
CG&E and subsidiaries	660	2,482
PSI	657	2,872
ULH&P	67	292

(1)	The results of Cinergy also include amounts related to non-registrants.

This forecast includes an estimate of expenditures in accordance with the companies’ plans regarding environmental compliance.

12. Jointly-Owned Plant

CG&E, CSP, and DP&L jointly own electric generating units and related transmission facilities. PSI is a joint-owner of Gibson Station Unit No. 5 with Wabash Valley Power Association, Inc. (WVPA), and Indiana Municipal Power Agency (IMPA). Additionally, PSI is a joint-owner with WVPA and IMPA of certain transmission property and local facilities. These facilities constitute part of the integrated transmission and distribution systems, which are operated and maintained by PSI. The Statements of Income reflect CG&E’s and PSI’s portions of all operating costs associated with the jointly-owned facilities.

As of December 31, 2005, CG&E’s and PSI’s investments in jointly-owned plant or facilities were as follows:

	Ownership Share	Property, Plant, and Equipment	Accumulated Depreciation	Construction Work in Progress
	(in millions)
CG&E
Production:
Miami Fort Station (Units 7 and 8)	64.00%	$326	$142	$102
W.C. Beckjord Station (Unit 6)	37.50	46	31	—
Stuart Station(1)	39.00	396	170	51
Conesville Station (Unit 4)(1)	40.00	77	50	11
Zimmer Station	46.50	1,311	460	5
East Bend Station(2)	69.00	418	205	1
Killen Station(1)	33.00	206	117	7
Transmission:	Various	88	45	—

PSI
Production:
Gibson Station (Unit 5)	50.05	283	139	5
Transmission and local facilities:	94.37	2,662	1,064	—

(1)	Station is not operated by CG&E.
(2)	See Note 22 for further discussion of the transfer of generation assets in January 2006.

13. Quarterly Financial Data (unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(in millions, except per share amounts)
Cinergy(1)
2005
Results of Operations:
Operating Revenues	$1,326	$1,100	$1,355	$1,629	$5,410
Operating Income	204	105	222	256	787
Income before discontinued operations and cumulative effect of changes in accounting principles	115	50	133	192	490
Discontinued operations, net of tax	2	1	(1)	1	3
Cumulative effect of changes in accounting principles, net of tax	—	—	—	(3)	(3)

Net Income	$117	$51	$132	$190	$490

Per Share Data:
EPS - basic:
Income before discontinued operations and cumulative effect of changes in accounting principles	0.59	0.24	0.68	0.96	2.47
Discontinued operations, net of tax	0.01	0.01	(0.01)	—	0.01
Cumulative effect of changes in accounting principles, net of tax	—	—	—	(0.01)	(0.01)

Net Income	$0.60	$0.25	$0.67	$0.95	$2.47
EPS - diluted:
Income before discontinued operations and cumulative effect of changes in accounting principles	0.59	0.24	0.67	0.96	2.46
Discontinued operations, net of tax	0.01	0.01	(0.01)	—	0.01
Cumulative effect of changes in accounting principles, net of tax	—	—	—	(0.01)	(0.01)

Net Income	$0.60	$0.25	$0.66	$0.95	$2.46
2004
Results of Operations:
Operating Revenues	$1,272	$1,037	$1,117	$1,202	$4,628
Operating Income	213	143	189	202	747

Income before discontinued operations	101	65	99	146	411
Discontinued operations, net of tax	2	(6)	(6)	—	(10)

Net Income	$103	$59	$93	$146	$401

Per Share Data:
EPS - basic:
Income before discontinued operations	0.56	0.36	0.54	0.81	2.27
Discontinued operations, net of tax	0.01	(0.03)	(0.03)	—	(0.05)

Net Income	$0.57	$0.33	$0.51	$0.81	$2.22
EPS - diluted:
Income before discontinued operations	0.56	0.35	0.53	0.79	2.23
Discontinued operations, net of tax	0.01	(0.03)	(0.03)	—	(0.05)

Net Income	$0.57	$0.32	$0.50	$0.79	$2.18

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(in millions, except per share amounts)
CG&E and subsidiaries
2005
Results of Operations:
Operating Revenues	$823	$620	$679	$939	$3,061
Operating Income	162	92	115	197	566

Income before cumulative effect of changes in accounting principles	85	54	63	99	301
Cumulative effect of changes in accounting principles	—	—	—	(3)	(3)

Net Income	$85	$54	$63	$96	$298

2004
Results of Operations:
Operating Revenues	$765	$546	$554	$646	$2,511
Operating Income	144	106	120	120	490
Net Income	77	55	64	61	257
PSI
2005
Results of Operations:
Operating Revenues	$425	$428	$573	$549	$1,975
Operating Income	90	95	147	81	413
Net Income	42	43	66	47	198

2004
Results of Operations:
Operating Revenues	$416	$414	$480	$444	$1,754
Operating Income	87	67	112	93	359
Net Income	41	25	48	51	165

(1)	The results of Cinergy also include amounts related to non-registrants.

14. Discontinued Operations

During 2003, Cinergy completed the disposal of its gas distribution operation in South Africa, sold its remaining wind assets in the United States, and substantially sold or liquidated the assets of its energy marketing business in the Czech Republic.

As a result of the 2003 transactions, assets of approximately $140 million were sold or converted into cash and liabilities of approximately $100 million were assumed by buyers or liquidated. The net, after-tax, gain from these disposal and liquidation transactions was approximately $9 million (including a net, after-tax, cumulative currency translation gain of approximately $6 million).

In December 2005, Cinergy completed the sale of a wholly-owned subsidiary in the Czech Republic that was engaged in the generation and sale of heat and electricity. At the time of the sale, the subsidiary had assets of approximately $113 million and liabilities of approximately $12 million. The net, after-tax, gain from the sale was approximately $18 million (including a net, after-tax, cumulative currency translation gain of approximately $24 million).

In December 2005, Cinergy began taking steps to sell its wholly owned North American energy management and energy performance contracting business. As of December 31, 2005, this subsidiary had assets of approximately $34 million and liabilities of approximately $29 million. In 2005, Cinergy recognized a $17 million impairment charge to value this business to its estimated fair value less cost to sell in accordance with being deemed held for sale.

The three consolidated entities above have been presented as Discontinued operations, net of tax in Cinergy’s Consolidated Statements of Income and as Assets/Liabilities of Discontinued Operations in Cinergy’s Consolidated Balance Sheets. The accompanying financial statements and prior year financial statements have been reclassified to account for these entities as such.

The following table reflects the assets and liabilities, the results of operations, and the income (loss) on disposal related to investments accounted for as discontinued operations for the years ended December 31, 2005, 2004, and 2003.

	December 31
	2005	2004	2003
	(in millions)
Revenues(1)	$54	$60	$74

Income (Loss) Before Taxes	$6	$(9)	$1

Income Taxes Expense (Benefit)	$3	$1	$(5)

Income (Loss) from Discontinued Operations
Income (Loss) from operations, net of tax	$2	$(10)	$(3)
Gain (Loss) on disposal, net of tax	1	—	9

Total Income (Loss) from Discontinued Operations	$3	$(10)	$6

Assets
Current assets	$16	$30	$46
Property, plant, and equipment-net	—	118	104
Other assets	18	16	20

Total Assets	$34	$164	$170

Liabilities
Current liabilities	$6	$17	$32
Long-term debt (including Long-term debt due within one year)	18	—	2
Other	5	15	13

Total Liabilities	$29	$32	$47

(1)	Presented for informational purposes only. All results of operations are reported net in our Statements of Income.

15. Investment Activity

(a)	Investment Impairment

Cinergy holds a portfolio of direct and indirect investments in Power Technology and Infrastructure (discussed further in Note 18). During 2004, Cinergy recognized approximately $56 million in impairment and disposal charges primarily associated with this portfolio. A substantial portion of these charges relate to a company in which Cinergy holds a non-controlling interest, that sold its major assets. This company is involved in the development and sale of outage management software. Based on the terms of the transaction, Cinergy concluded that this cost method investment was other-than-temporarily impaired. These impairment charges are included in Miscellaneous Income (Expense) – Net in Cinergy’s Statements of Income.

(b)	Sale of Investment

Power Technology and Infrastructure holds an investment in a company that develops, owns and operates wireless communication towers. In July 2004, this company agreed to sell the majority of its assets. Most of the assets contemplated in the purchase/sale agreement were sold in the fourth quarter of 2004 and we recorded a gain of $21 million in 2004 relating to this sale. These earnings are reflected in Equity in Earnings of Unconsolidated Subsidiaries in Cinergy’s Statements of Income.

16. Financial Information by Business Segment

We conduct operations through our subsidiaries and manage our businesses through the following three reportable segments:

•	Regulated;

•	Commercial; and

•	Power Technology and Infrastructure.

Regulated consists of PSI’s regulated generation and transmission and distribution operations, and CG&E and its subsidiaries’ regulated electric and gas transmission and distribution systems. Regulated plans, constructs, operates, and maintains Cinergy’s transmission and distribution systems and delivers gas and electric energy to consumers. Regulated also earns revenues from wholesale customers primarily by these customers transmitting electric power through Cinergy’s transmission system. These businesses are subject to cost of service rate making where rates to be charged to customers are based on prudently incurred costs over a test period plus a reasonable rate of return.

Commercial manages our wholesale generation and energy marketing and trading activities. Commercial also performs energy risk management activities, provides customized energy solutions and is responsible for all of our international operations.

Power Technology and Infrastructure primarily manages Cinergy Ventures, LLC (Ventures), Cinergy’s venture capital subsidiary. Ventures identifies, invests in, and integrates new energy technologies into Cinergy’s existing businesses, focused primarily on operational efficiencies and clean energy technologies. In addition, Power Technology and Infrastructure manages our investments in other energy infrastructure and telecommunication service providers.

Following are the financial results by business unit. Certain prior year amounts have been reclassified to conform to the current presentation.

NOTES TO FINANCIAL STATEMENTS

Financial results by business unit for the years ended December 31, 2005, 2004, and 2003, are as indicated below:

Business Units

	2005
	Cinergy Business Units				Reconciling Eliminations(1)	Consolidated
	Regulated	Commercial	Power Technology and Infrastructure	Total
	(in millions)
Operating revenues -
External customers	$3,472	$1,937	$1	$5,410	$—	$5,410
Intersegment revenues	32	172	—	204	(204)	—

Gross Margins
Electric(2)	1,811	725	—	2,536	—	2,536
Gas(3)	263	40	—	303	—	303

Depreciation	368	141	1	510	—	510
Equity in earnings of unconsolidated subsidiaries	5	28	1	34	—	34
Interest expense(4)	154	127	2	283	—	283

Income taxes	174	(72)	(6)	96	—	96
Discontinued operations, net of tax(5)	—	3	—	3	—	3
Cumulative effect of change in accounting principles, net of tax(6)	—	(3)	—	(3)	—	(3)

Segment profit (loss)	289	210	(9)	490	—	490

Segment assets from continuing operations	$9,963	$7,025	$132	$17,120	$—	$17,120
Segment assets from discontinued operations	—	34	—	34	—	34

Total segment assets	$9,963	$7,059	$132	$17,154	$—	$17,154
Investments in unconsolidated subsidiaries	22	381	76	479	—	479
Total expenditures for long-lived assets	783	267	8	1,058	—	1,058

(1)	The Reconciling Eliminations category eliminates the intersegment revenues of Commercial and Regulated.
(2)	Electric gross margins are calculated as Electric operating revenues less Fuel, emission allowances, and purchased power expense from the Statements of Income.
(3)	Gas gross margins are calculated as Gas operating revenues less Gas purchased expense from the Statements of Income.
(4)	Interest income is deemed immaterial.
(5)	For further information, see Note 16.
(6)	For further information, see Note 1(s)(iv).

NOTES TO FINANCIAL STATEMENTS

Business Units

	2004
	Cinergy Business Units					Reconciling Eliminations(1)	Consolidated
	Regulated	Commercial		Power Technology and Infrastructure	Total
	(in millions)
Operating revenues -
External customers	$3,133	$1,495		$—	$4,628	$—	$4,628
Intersegment revenues	79	211		—	290	(290)	—

Gross Margins
Electric(2)	1,662	616		—	2,278	—	2,278
Gas(3)	263	92		—	355	—	355

Depreciation	326	127		1	454	—	454
Equity in earnings of unconsolidated subsidiaries	3	25		20	48	—	48
Interest expense(4)	145	125		5	275	—	275

Income taxes	173	(57	)(5)	(13)	103	—	103
Discontinued operations, net of tax(6)	—	(10)		—	(10)	—	(10)

Segment profit (loss)	258	174		(31)	401	—	401

Segment assets from continuing operations	$8,971	$5,706		$141	$14,818	$—	$14,818
Segment assets from discontinued operations	—	164		—	164	—	164

Total segment assets	$8,971	$5,870		$141	$14,982	$—	$14,982
Investments in unconsolidated subsidiaries	18	413		83	514	—	514
Total expenditures for long-lived assets	517	176		7	700	—	700

(1)	The Reconciling Eliminations category eliminates the intersegment revenues of Commercial and Regulated.
(2)	Electric gross margins are calculated as Electric operating revenues less Fuel, emission allowances, and purchased power expense from the Statements of Income.
(3)	Gas gross margins are calculated as Gas operating revenues less Gas purchased expense from the Statements of Income.
(4)	Interest income is deemed immaterial.
(5)	The reduction in income taxes in 2004, as compared to 2003, primarily reflects lower business unit taxable income and also includes an increase in the annual tax credits associated with the production and sale of synthetic fuel. For further information, see Note 13(c)(ii).
(6)	For further information, see Note 16.

NOTES TO FINANCIAL STATEMENTS

Business Units (cont.)

	2003
	Cinergy Business Units				Reconciling Eliminations(1)	Consolidated
	Regulated	Commercial	Power Technology and Infrastructure	Total
	(in millions)
Operating revenues -
External customers	$2,913	$1,451	$—	$4,364	$—	$4,364
Intersegment revenues	74	221	—	295	(295)	—

Gross margins
Electric(2)	1,503	667	—	2,170	—	2,170
Gas(3)	244	88	—	332	—	332

Depreciation	264	129	—	393	—	393
Equity in earnings (losses) of unconsolidated subsidiaries	4	14	(3)	15	—	15
Interest expense(4)	160	93	17	270	—	270

Income taxes	155	—	(11)	144	—	144

Discontinued operations, net of tax(5)	—	6	—	6	—	6
Cumulative effect of changes in accounting principles, net of tax(6)	—	26	—	26	—	26

Segment profit (loss)	221	265	(16)	470	—	470

Segment assets from continuing operations	$8,589	$5,185	$176	$13,950	$—	$13,950
Segment assets from discontinued operations	—	169	—	169	—	169

Total segment assets	$8,589	$5,354	$176	$14,119	$—	$14,119

Investments in unconsolidated subsidiaries	14	400	81	495	—	495
Total expenditures for long-lived assets	554	158	—	712	—	712

(1)	The Reconciling Eliminations column eliminates the intersegment revenues of Commercial and Regulated.
(2)	Electric gross margins are calculated as Electric operating revenues less Fuel, emission allowances, and purchased power expense from the Statements of Income.
(3)	Gas gross margins are calculated as Gas operating revenues less Gas purchased expense from the Statements of Income.
(4)	Interest income is deemed immaterial.
(5)	For further information, see Note 16.
(6)	For further information, see Note 1(s)(iv).

NOTES TO FINANCIAL STATEMENTS

Products and Services

(in millions)

	Revenues
	Traditional Utility			Wholesale Commodity
Year	Electric	Gas	Total	Electric	Gas	Total	Other	Consolidated
2005	$2,552	$777	$3,329	$1,519	$40	$1,559	$522	$5,410
2004	2,324	690	3,014	1,187	93	1,280	334	4,628
2003	2,156	626	2,782	1,141	210	1,351	231	4,364

Geographic Areas and Long-Lived Assets

	Revenues
	(in millions)
Year	Domestic	International	Consolidated
2005	$5,405	$5	$5,410
2004	4,604	24	4,628
2003	4,343	21	4,364

	Long-Lived Assets from Continuing Operations			Long-Lived Assets from Discontinued Operations			Total Long-Lived Assets
	(in millions)			(in millions)			(in millions)
Year	Domestic	International	Consolidated	Domestic	International	Consolidated	Domestic	International	Consolidated
2005	$13,110	$117	$13,227	$18	$—	$18	$13,128	$117	$13,245
2004	12,146	167	12,313	15	118	133	12,161	285	12,446
2003	11,499	174	11,673	20	104	124	11,519	278	11,797

NOTES TO FINANCIAL STATEMENTS

17. Earnings Per Common Share

A reconciliation of EPS - basic to EPS - diluted is presented below for the years ended December 31, 2005, 2004, and 2003:

	Income	Shares	EPS
	(in thousands, except per share amounts)
Year ended December 31, 2005
EPS - basic:
Income before discontinued operations and cumulative effect of a change in accounting principle	$490,122		$2.47
Discontinued operations, net of tax	2,575		0.01
Cumulative effect of a change in accounting principle, net of tax	(3,044)		(0.01)

Net income	$489,653	198,199	$2.47
Effect of dilutive securities:
Common stock options		680
Directors’ compensation plans		158
Contingently issuable common stock		63
Stock purchase contracts		72

EPS - diluted:
Net income plus assumed conversions	$489,653	199,172	$2.46

Year ended December 31, 2004
EPS - basic:
Income before discontinued operations and cumulative effect of a change in accounting principle	$410,399		$2.27
Discontinued operations, net of tax	(9,531)		(0.05)

Net income	$400,868	180,965	$2.22

Effect of dilutive securities:
Common stock options		678
Directors’ compensation plans		150
Contingently issuable common stock		605
Stock purchase contracts		1,133

EPS - diluted:
Net income plus assumed conversions	$400,868	183,531	$2.18

Year ended December 31, 2003
EPS - basic:
Income before discontinued operations and cumulative effect of a change in accounting principle	$436,969		$2.47
Discontinued operations, net of tax	6,341		0.04
Cumulative effect of a change in accounting principle, net of tax	26,462		0.15

Net income	$469,772	176,535	$2.66

Effect of dilutive securities:
Common stock options		746
Employee Stock Purchase and Savings Plan		152
Directors’ compensation plans		851
Contingently issuable common stock		189

EPS - diluted:
Net income plus assumed conversions	$469,772	178,473	$2.63

Options to purchase shares of common stock are excluded from the calculation of EPS - diluted, if they are considered to be anti-dilutive. For the years ended December 31, 2005, 2004, and 2003, approximately 0.8 million, 0.9 million, and 1.6 million shares, respectively, were excluded from the EPS - diluted calculation.

Also excluded from the EPS - diluted calculation for the years ended December 31, 2004 and 2003 are up to 9.7 million and 10.6 million shares, respectively, issuable pursuant to the stock purchase contracts issued by Cinergy Corp. in December 2001 associated with the preferred trust securities transaction. In January and February 2005, the stock purchase contracts were settled and holders purchased a total of 9.2 million shares of Cinergy Corp. common stock.

NOTES TO FINANCIAL STATEMENTS

18. Comprehensive Income

Comprehensive income includes all changes in equity during a period except those resulting from investments by and distributions to shareholders. The major components include net income, foreign currency translation adjustments, minimum pension liability adjustments, unrealized gains and losses on investment trusts and the effects of certain hedging activities.

We translate the assets and liabilities of foreign subsidiaries, whose functional currency (generally, the local currency of the country in which the subsidiary is located) is not the United States dollar, using the appropriate exchange rate as of the end of the year. Foreign currency translation adjustments are unrealized gains and losses on the difference in foreign country currency compared to the value of the United States dollar. The gains and losses are accumulated in comprehensive income. When a foreign subsidiary is substantially liquidated, the cumulative translation gain or loss is removed from comprehensive income and is recognized as a component of the gain or loss on the sale of the subsidiary in our Statements of Income.

We record a minimum pension liability adjustment associated with our defined benefit pension plans when the unfunded accumulated benefit obligation is in excess of our accrued pension liabilities and the unrecognized prior service costs recorded as an intangible asset. The corresponding offset is recorded on the Balance Sheets in Accrued pension and other postretirement benefit costs. Details of the pension plans’ assets and obligations are explained further in Note 11.

We record unrealized gains and losses on equity investments in trusts we have established for our benefit plans, primarily by PSI. See Note 11 for further details.

The changes in fair value of derivatives that qualify as hedges, under Statement 133, are recorded in comprehensive income. The specific hedge accounting and the derivatives that qualify are explained in greater detail in Note 9(a).

NOTES TO FINANCIAL STATEMENTS

The elements of Comprehensive income and their related tax effects for the years ended December 31, 2005, 2004, and 2003 are as follows:

	Comprehensive Income
	2005			2004			2003
	Before-tax Amount	Tax (Expense) Benefit	Net-of-Tax Amount	Before-tax Amount	Tax (Expense) Benefit	Net-of-Tax Amount	Before-tax Amount	Tax (Expense) Benefit	Net-of-Tax Amount
	(dollars in millions)
Cinergy(1)
Net income	$588	$(98)	$490	$505	$(104)	$401	$626	$(156)	$470

Other comprehensive income (loss):
Foreign currency translation adjustment	(9)	8	(1)	23	(8)	15	25	(8)	17
Reclassification adjustments	(50)	13	(37)	—	—	—	(9)	3	(6)

Total foreign currency translation adjustment	(59)	21	(38)	23	(8)	15	16	(5)	11
Minimum pension liability adjustment	(60)	18	(42)	(53)	21	(32)	(56)	22	(34)
Unrealized gain (loss) on investment trusts	—	—	—	4	(2)	2	11	(4)	7
Cash flow hedges	19	(8)	11	8	(3)	5	2	(1)	1

Total other comprehensive income (loss)	(100)	31	(69)	(18)	8	(10)	(27)	12	(15)

Total comprehensive income	$488	$(67)	$421	$487	$(96)	$391	$599	$(144)	$455

CG&E and subsidiaries(2)
Net income	$484	$(186)	$298	$415	$(158)	$257	$529	$(198)	$331

Other comprehensive income (loss):
Minimum pension liability adjustment	(18)	5	(13)	(16)	6	(10)	(13)	5	(8)
Cash flow hedges	7	(3)	4	7	(3)	4	2	(1)	1

Total other comprehensive income (loss)	(11)	2	(9)	(9)	3	(6)	(11)	4	(7)

Total comprehensive income	$473	$(184)	$289	$406	$(155)	$251	$518	$(194)	$324

PSI
Net income	$325	$(127)	$198	$277	$(112)	$165	$233	$(100)	$133

Other comprehensive income (loss):
Minimum pension liability adjustment	(17)	7	(10)	(21)	8	(13)	(18)	7	(11)
Unrealized gain (loss) on investment trusts	—	—	—	3	(1)	2	10	(4)	6
Cash flow hedges	11	(5)	6	—	—	—	—	—	—

Total other comprehensive income (loss)	(6)	2	(4)	(18)	7	(11)	(8)	3	(5)

Total comprehensive income	$319	$(125)	$194	$259	$(105)	$154	$225	$(97)	$128

(1)	The results of Cinergy also include amounts related to non-registrants.
(2)	Individual amounts for ULH&P are immaterial.

NOTES TO FINANCIAL STATEMENTS

The after-tax components of Accumulated other comprehensive income (loss) as of December 31, 2005, 2004, and 2003 are as follows:

	Accumulated Other Comprehensive Income (Loss) Classification
	Foreign Currency Translation Adjustment	Minimum Pension Liability Adjustment	Unrealized Gain (Loss) on Investment Trusts	Cash Flow Hedges	Total Other Comprehensive Income (Loss)
	(dollars in millions)
Cinergy(1)
Balance at December 31, 2002	$21	$(20)	$(6)	$(25)	$(30)
Current-period change	11	(34)	7	1	(15)

Balance at December 31, 2003	$32	$(54)	$1	$(24)	$(45)
Current-period change	15	(32)	2	5	(10)

Balance at December 31, 2004	$47	$(86)	$3	$(19)	$(55)
Current-period change	(38)	(42)	—	11	(69)

Balance at December 31, 2005	$9	$(128)	$3	$(8)	$(124)

CG&E and subsidiaries(2)

Balance at December 31, 2002	$—	$(2)	$—	$(24)	$(26)
Current-period change	—	(8)	—	1	(7)

Balance at December 31, 2003	$—	$(10)	$—	$(23)	$(33)
Current-period change	—	(9)	—	4	(5)

Balance at December 31, 2004	$—	$(19)	$—	$(19)	$(38)
Current-period change	—	(13)	—	4	(9)

Balance at December 31, 2005	$—	$(32)	$—	$(15)	$(47)

PSI
Balance at December 31, 2002	$—	$(3)	$(5)	$—	$(8)
Current-period change	—	(11)	6	—	(5)

Balance at December 31, 2003	$—	$(14)	$1	$—	$(13)
Current-period change	—	(13)	2	—	(11)

Balance at December 31, 2004	$—	$(27)	$3	$—	$(24)
Current-period change	—	(10)	—	6	(4)

Balance at December 31, 2005	$—	$(37)	$3	$6	$(28)

(1)	The results of Cinergy also include amounts related to non-registrants.
(2)	Individual amounts for ULH&P are immaterial.

19. Acquisition of Wheatland Generating Assets

In August 2005, PSI acquired 100 percent of the 488 MW Wheatland Generating Facility from Allegheny Energy, Inc. for approximately $100 million. The Wheatland facility, located in Knox County, Indiana, has four natural gas-fired simple cycle combustion turbines and is directly connected to the Cinergy transmission system. The facility’s output will be used to bolster the reserve margins on the PSI system.

20. Subsequent Event

In January 2006, ULH&P completed the transfer from CG&E of CG&E’s approximately 69 percent ownership interest in the East Bend Station, located in Boone County, Kentucky, the Woodsdale Station, located in Butler County, Ohio, and one generating unit at the four-unit Miami Fort Station, located in Hamilton County, Ohio, and associated transactions. The transaction was effective as of January 1, 2006 at net book value. The final required regulatory approval was received in November 2005 from the SEC under the PUHCA of 1935. The KPSC and the FERC had earlier issued orders approving aspects of the transaction. The transaction will not affect current retail electric rates for ULH&P’s customers. Updated rates are expected to be implemented January 1, 2007 pursuant to a rate case to be filed in 2006 that incorporates the value of these assets into ULH&P’s rate base.

NOTES TO FINANCIAL STATEMENTS

In connection with the transfer of these assets, ULH&P accepted a capital contribution from CG&E and assumed certain liabilities of CG&E. In particular, ULH&P agreed to assume from CG&E all payment, performance, and other obligations of CG&E, with respect to (i) certain tax-exempt pollution control debt currently shown on the balance sheet of CG&E, (ii) certain of CG&E’s outstanding Accounts payable to affiliated companies, and (iii) certain deferred tax liabilities related to the assets. ULH&P intends to repay the tax-exempt obligations with the proceeds from the issuance of tax-exempt debt at ULH&P. The accounts payable obligations will be repaid initially with the proceeds from short-term borrowings and eventually through the issuance of long-term senior unsecured debentures. The following table summarizes this transaction for ULH&P:

(in millions)
Assets Received
Generating Assets	$376
Inventory	24

Total Assets Received	$400

Liabilities Assumed
Debt	$77
Accounts payable to affiliated companies	90
Deferred tax liabilities	91
Other	2

Total Liabilities Assumed	$260

Contributed Capital from CG&E	$140

As part of this transaction, CG&E and ULH&P terminated the long-term wholesale power contract under which CG&E had previously supplied power to ULH&P. Further, CG&E also proposed to supply and ULH&P agreed to purchase back-up power from CG&E for planned and unplanned outages of the three generating plants through December 31, 2009 pursuant to a draft contract. The parties never executed this draft contract and ULH&P currently purchases back-up power, when needed, through the Midwest ISO energy markets. Given changes in circumstances, including the implementation of the Midwest ISO Energy Markets Tariff, CG&E and ULH&P are planning to propose an alternative arrangement for supplying back-up power to ULH&P. At this time, whether and the conditions under which the KPSC may allow ULH&P to recover any increased costs for an alternative arrangement for the supply of back-up power are unknown and CG&E and ULH&P cannot determine the magnitude of any potential increased costs for back-up power.